Filed Pursuant to Rule 424(b)(3)
Registration No.  333-139081

PROSPECTUS

11,592,655

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

COMMON STOCK

     This prospectus relates to 11,592,655 shares of common stock of Cyberkinetics Neurotechnology Systems, Inc. that may be sold from time to time by the selling stockholders named in this prospectus. Of the 11,592,655 shares of common stock registered hereby, 4,089,321 shares represent shares underlying warrants issued to selling stockholders. We will not receive any proceeds from the sales of shares by the selling stockholders but will receive funds from the exercise, if any, of warrants held by certain of the selling stockholders.

     Our common stock is traded on the Over-the-Counter (“OTC”) Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “CYKN.” The closing sales price for our common stock on January 17, 2007 was $1.31 per share, as reported on the OTC Bulletin Board.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2007

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.
i

PROSPECTUS SUMMARY

     This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including the section entitled “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

     In this prospectus, the terms “we,” “us,” and “our” refer to Cyberkinetics Neurotechnology Systems, Inc., a Delaware corporation, and its consolidated subsidiaries, Cyberkinetics, Inc., a Delaware corporation and Andara™ Life Science Inc., an Indiana Corporation, as appropriate in the context. Unless the context otherwise requires, “common stock” refers to the common stock, par value $0.001 per share, of Cyberkinetics Neurotechnology Systems, Inc.

Our Company

     We are a medical device company specializing in the development of neural implants that can interact with the brain and the nervous system at the level of individual cells. Our product pipeline currently includes: the Andara™ Oscillating Field Stimulator (“Andara™ OFS Device”) which has received a Humanitarian Use Device designation and is intended to restore function by regenerating nerve tissue damaged in spinal cord injury, the BrainGate System, currently in clinical evaluation, which is intended to allow a disabled person to control a computer using thought alone, and the NeuroPort TM System, which is a recently 510(k)-cleared entry in the market for invasive neurosurgical monitoring. Our strategy is to leverage our core proprietary technologies to establish ourselves as a leader in the field of neurotechnology. We also manufacture and market a line of neural recording arrays and data acquisition systems to researchers for use in preclinical studies. Our product pipeline currently includes:

•
a line of neural stimulation products, based on the Andara™ OFS (Oscillating Field Stimulator) platform that includes the Andara™ OFS Device that is being designed to restore sensation and some movement in those with acute (less than 30 days from injury) spinal cord or peripheral nerve injuries; and the Andara™ OFS PLUS System that is designed to be used in combination with a wide range of neurotrophic factors to restore sensation and movement in those with chronic, or old, nerve damage caused by injury or disease in the central or peripheral nervous system.

•
a line of neural sensing products based on the BrainGate Neural Interface System (BrainGate System) platform, that includes the BrainGate System designed to enable a disabled person to control a computer with thought and that is currently being evaluated in two pilot clinical studies; the NeuroPort™ System, a novel and proprietary product designed to detect and monitor therapeutically significant, abnormal brain activity in the acute hospital setting, which is approved for market in the United States entry in the market for invasive neurosurgical monitoring; and an established line of research products that support leading-edge, pre-clinical neuroscience researchers;.

We have a limited history of operations and, through September 30, 2006, we have generated limited revenues from product sales. We have also generated revenue from grant income. The long-term success of our business, however, is dependent on the development and commercialization of advanced neurological products such as the Andara™ OFS Device and BrainGate System.

Recent Developments

 On October 18, 2006, the Company completed a private placement whereby it sold 8,336,668 shares of its common stock (the “Shares”) and issued warrants to purchase up to 4,168,338 shares of its common stock (the “Warrant Shares”) to accredited investors, resulting in gross proceeds (assuming no exercise of the warrants) of approximately $10,004,000 (the transaction is referred to herein as the “Private Placement”). C.E. Unterberg, Towbin, LLC and WBB Securities, LLC served as placement agents for the Private Placement and, for services rendered, received aggregate cash consideration of approximately $630,280. For their services, C.E. Unterberg, Towbin, LLC also received a warrant to purchase up to 337,650 shares of common stock on the same terms as the investor warrants. The Shares were issued at a purchase price of $1.20 per share pursuant to the terms of a Securities Purchase Agreement entered into by the Company and each of the investors. Each of the investors received a five (5)-year warrant to purchase up to fifty percent (50%) of the number of Shares purchased by such investor in the Private Placement, at an exercise price per share of $1.40. The shares and warrants were offered and sold to issuees in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the issuees qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

The Offering

Common stock offered by selling stockholders	11,592,655 shares*

Common stock outstanding	37,409,214 shares

Use of proceeds
We will not receive any proceeds from the sale of the common stock but will receive proceeds from the exercise, if any, of the warrants held by the selling stockholders. Any proceeds received will be used for general business purposes.

OTC Bulletin Board Trading Symbol	CYKN

*	Of the 11,592,655 shares of our common stock offered hereby, 4,089,321 shares of our common stock represent shares underlying warrants that were issued to the selling stockholders.

      The number of shares of common stock outstanding is shown as of December 31, 2006 and excludes:

•
4,188,391 shares of our common stock issuable upon exercise of options outstanding as of December 31, 2006 at a weighted average exercise price of $0.75 per share under our 2002 Equity Incentive Plan and the 2002 Founders' Option Plan. For a description of our 2002 Equity Incentive Plan and the 2002 Founders' Option Plan, please see “Management--2002 Equity Incentive Plan and the 2002 Founders' Option Plan”; and

•	10,585,398 shares of our common stock issuable upon exercise of warrants outstanding as of December 31, 2006 at a weighted average exercise price of $1.80 per share.

Additional Information

     We were originally incorporated in the State of Nevada under the name of Trafalgar Ventures Inc. (“Trafalgar”). On July 23, 2004, Trafalgar, certain stockholders of Trafalgar, Trafalgar Acquisition Corporation, a Nevada corporation (“Merger Sub”), and Cyberkinetics, Inc., a privately-held Delaware corporation (“Cyberkinetics”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Trafalgar, through its wholly owned subsidiary, Merger Sub, agreed to acquire Cyberkinetics in exchange for shares of Trafalgar’s common stock (the “Merger”). The Merger closed on October 7, 2004 (the “Closing”). Immediately prior to the Closing, 1,500,000 shares of Trafalgar common stock were cancelled and Trafalgar effected a 1-for-2.1142857 reverse stock split of its outstanding common stock. Immediately upon Closing, Trafalgar effected a reincorporation from the State of Nevada to the State of Delaware and a corporate name change to “Cyberkinetics Neurotechnology Systems, Inc.” Prior to the Merger with Cyberkinetics, Trafalgar did not have any significant operational activity. Concurrent with the Closing of the Merger, we terminated all prior operational activities conducted by Trafalgar. We now operate as the parent company of Cyberkinetics. Our executive offices are located at 100 Foxborough Blvd., Suite 240, Foxborough, MA 02035. Our telephone number is (508) 549-9981.

Summary Condensed Consolidated Financial Data

     The following table presents summary consolidated financial data for the years ended December 31, 2003 and 2004 and 2005, which have been derived from our audited consolidated financial statements included elsewhere in this prospectus, and for the nine months ended September 30, 2005 and 2006, which have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited information has been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our operating results for these periods and our financial condition as of these dates. The selected consolidated financial data does not purport to indicate results of operations as of any future date or for any future period. The summary consolidated financial data has been derived from and should be read in conjunction with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our audited consolidated financial statements and notes thereto, which are included elsewhere in this prospectus and our Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on November 14, 2006.

The Merger was treated as a reverse merger of Cyberkinetics for accounting purposes. Concurrent with the closing of the Merger, we terminated all prior operational activities conducted by Trafalgar. Accordingly, our financial statements reflect the historical results of Cyberkinetics prior to the Merger, and of the combined entities following the Merger, and do not include the historical financial results of Trafalgar prior to the consummation of the Merger. Stockholders’ equity and loss per share have been retroactively restated to reflect the number of shares received in the Merger after giving effect to the difference in par value, with the offset to additional paid-in capital.

	Year Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
Consolidated Statement of Operations Data:
Total revenues	$1,284,001	$1,536,669	$1,058,783
Operating expenses	4,863,172	8,616,226	10,156,142
Operating loss	(3,579,171)	(7,079,557)	(9,097,359)
Other income (expenses)	59,139	(11,035)	(228,506)
Net loss	(3,520,032)	(7,090,592)	(9,325,865)
Dividends and accretion to redemption value of redeemable convertible preferred stock	(657,196)	(625,149)	—
Net loss attributable to common stockholders	$(4,177,228)	$(7,715,741)	$(9,325,865)
Basic and diluted loss per share	$(1.03)	$(1.16)	$(0.51)
Basic and diluted weighted-average shares outstanding	4,044,180	6,660,318	18,386,809

	Nine Months Ended September 30,
	2005	2006
	(Unaudited)
Consolidated Statement of Operations Data:
Total revenues	$776,165	$1,224,553
Operating expenses	7,621,168	10,514,310
Operating loss	(6,845,003)	(9,289,757)
Other expenses	(196,318)	(179,507)
Net loss	$(7,041,321)	$(9,469,264)
Basic and diluted loss per share	$(0.44)	$(0.34)
Basic and diluted weighted-average shares outstanding	15,887,463	27,567,879

As of September 30, 2006
(Unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$5,057,792
Working capital	2,802,694
Total assets	9,284,950
Long-term liabilities	2,484,041
Total liabilities	6,150,107
Stockholders’ equity	3,134,843

RISK FACTORS

     Any investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in our prospectuses filed with the Securities and Exchange Commission before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed significantly. The trading price of our stock could decline, and you may lose all or part of your investment in our Common Stock. We operate in a market environment that is difficult to predict and that involves significant risks and uncertainties, many of which are beyond our control. See also “Special Note Regarding Forward-Looking Statements.”

Risks Related To Our Business

We have incurred significant operating losses since inception and we cannot assure you that we will ever achieve profitability.

     Since inception in 2001, we have incurred losses every quarter. The extent of our future operating losses and the timing of profitability are highly uncertain, and we may never achieve or sustain profitability. We have incurred significant net losses since inception, including net losses of $9,326,000 in 2005, $7,091,000 in 2004 and $3,520,000 in 2003. At September 30, 2006, we had an accumulated deficit of $31,467,000. We anticipate that we will continue to incur operating losses for the foreseeable future and it is possible that we will never generate substantial revenues from product sales.

We are an early stage company with a limited operating history that makes it impossible to reliably predict future growth and operating results.

     We have not demonstrated that we can:

•	ensure that our products are safe in chronic use and function as intended in human clinical applications;

•	obtain the regulatory approvals necessary to commercialize products that we may develop in the future;

•	manufacture, or arrange for third-parties to manufacture, future products in a manner that will enable us to be profitable;

•	establish many of the business functions necessary to operate, including sales, marketing, administrative and financial functions, and establish appropriate financial controls;

•	make, use, and sell future products without infringing upon third party intellectual property rights; or

•	respond effectively to competitive pressures.

We are dependent upon the success of neurotechnology. Our inability to continue to develop innovative neurotechnology products, or the failure of the neurotechnology market to develop as we anticipate, would adversely affect our business.

     Over the last ten years a number of products based on long-term implantable devices in the brain and nervous system have been developed. This technology is referred to as neurotechnology. The neurotechnology market is subject to rapid technological change and product innovation. Our competitors may succeed in developing or marketing superior products, using neurotechnology or other competitive technologies. If we are unable to compete successfully in the development of new neurotechnology products, or if new and effective therapies not based on neurotechnology are developed, our products could be rendered obsolete or non-competitive. This would materially adversely affect our business.

If we fail to obtain approval, or fail to maintain any approvals we have received, from the U.S. Food and Drug Administration (“FDA”) and from foreign regulatory authorities, we will not be allowed to market or sell the Andara™ OFS Device BrainGate System, the NeuroPort™ System or other products in the United States or other countries.

     We are a clinical development medical device company focused on the development of two neurotechnology product platforms, one that is intended to restore sensation and movement by stimultating the regeneration of neural fibers and a second set of technologies that record, monitor and analyze brain electrical activity, and further allow such complex signals from the brain to be interpreted by computer equipment. We intend to develop implantable medical devices based on the Andara™ OFS Device platform that will be designed to regenerate and reconnect neural fibers that have been damaged by disease or injury in order to restore function. We intend to develop implantable medical devices and software and hardware for human use based on the BrainGate Neural Interface System platform that will be designed to detect and interpret real-time brain activity. Our product candidate, the BrainGate System, is intended to allow people with quadriplegia to control computers using the technology identified above. The BrainGate System has received Investigational Device Exemption approval and is undergoing pilot clinical evaluation. Another product, the NeuroPort™ System, is intended to allow post-operative recording and monitoring of brain electrical activity, for use during neurological procedures where the cortex of the brain is exposed via a craniotomy in order to allow short-term monitoring of the brain’s activity. In March 2005, we obtained clearance to market the NeuroPort™ System in the United States. Leading researchers are currently investigating the NeuroPort™ System at two medical centers at Stanford University in California and at Columbia University in New York.

     If we cannot demonstrate through clinical testing on humans or other means that the Andara™ OFS Device, BrainGate System or other products under development and testing are safe and effective, we will not be able to obtain regulatory approvals in the U.S. or other countries for the commercial sale of these products.

     Our clinical testing of the Andara™ OFS Device and the BrainGate System are in their early stages of development. Delays, budget overruns, and project terminations are not uncommon even after promising pre-clinical and clinical trials of medical products. We intend to conduct clinical testing for Andara™ OFS Device and the BrainGate System in patients with a variety of complications, and these patients may die or suffer other adverse medical results for reasons which may or may not be related to the product being tested. Those outcomes could seriously delay the completion of clinical testing, as could the unavailability of suitable patients for clinical trials, both of which are outside our control. We cannot assure that the rate of patient enrollment in our clinical trials will be consistent with our expectations or be sufficient to allow us to complete our clinical trials for the BrainGate System or our other products under development in a timely manner, if at all. Delays could defer the marketing and commercial sale of our products, require further funding, and possibly result in failure to bring the products to market.

     We are investigating the potential to seek and obtain initial approvals from the FDA to market the BrainGate System and the Andara™ OFS Device under Humanitarian Device Exemptions (“HDE”) rather than through Pre-Market Approval applications (“PMA”). Approval of an HDE by the FDA requires that we demonstrate that our devices are safe, potentially effective and that their benefits outweigh their associated risks. We have not yet applied for, and the FDA has not yet granted an HDE designation for the BrainGate System or the Andara™ OFS Device. We cannot assure that the FDA or any other regulatory authority will act quickly or favorably on our requests for these products to be approved under an HDE. The FDA or any other regulatory authority may require us to provide additional data that we do not currently anticipate in order to obtain product approvals. If we are successful in obtaining FDA approval for the BrainGate System or the Andara™ OFS Device based on a phased approach that begins with an HDE, the initial approval is likely to include conditions or limitations to particular indications that would limit the available market for these products.

     If we are not able to obtain or maintain regulatory approvals for use of the Andara™ OFS Device, the BrainGate System, the NeuroPort™ System, or our other products under development, or if the patient populations for which they are approved are not sufficiently broad, the commercial success of these products could be limited.

     We may seek to market the Andara™ OFS Device; the BrainGate System, the NeuroPort™ System, and our other products in international markets, including the European Union and Japan. We must obtain separate regulatory approvals in order to market our products in other jurisdictions. The approval processes may differ among those jurisdictions, and approval in the U.S. or in any other particular jurisdiction does not ensure approval in any other jurisdictions. Obtaining foreign approvals could result in significant delays, difficulties and costs for us, and require additional trials and additional expense.

If we fail to develop new products, it is unlikely that we will achieve significant revenues. Consequently, it is unlikely that we would be able to continue our current level of operations, and therefore we would be unable to meet our long-term growth plans.

     Our future business and financial success will depend on our ability to continue to introduce new products and upgrade products into the marketplace. Developing new products and upgrades to existing and future products imposes burdens on our research and development department and our management. This process is costly, and we cannot assure you that we will be able to successfully develop new products or enhance any future products. We incurred research and development costs of $5,587,000 and $4,309,000 for the years ended December 31, 2005 and 2004, respectively, and have already incurred research and development costs of $4,805,000 for the nine months ended September 30, 2006. In addition, as the market for neurotechnology devices develops, future competitors may develop desirable product features earlier than we do. Such developments could make our competitors’ products less expensive or more effective than our products and could render our products obsolete or unmarketable. If our product development efforts are unsuccessful, we will have incurred significant costs without recognizing the expected benefits and our business prospects will suffer.

Testing of our products involves uncertainties and risks, which could delay or prevent new product introductions, require us to incur substantial additional costs or prevent us from bringing such products to market.

     Development and testing of any medical device is often extensive, expensive and time-consuming. Some of the tests for our products may require months or years to perform, and it may be necessary to begin these tests again if we modify our products to address any problems identified in testing. Even modest changes to certain components of our products can take months or years to complete and test. If results of pre-clinical or clinical testing of our products under development indicate that design changes are required, such changes could cause delays that would adversely affect our results of operations and cash flows. A number of companies in the medical industry have suffered delays, cost overruns and project terminations despite achieving promising results in pre-clinical testing or clinical testing. In the event that we suffer setbacks in the pre-clinical or clinical testing of our products, we may be forced to delay the commercialization of such products and we may be required to invest substantial additional funds to prepare such products for market.

Patient complications that may occur in clinical testing conducted by us (or in clinical testing conducted by other companies) and the resulting publicity surrounding these complications may result in greater governmental regulation of future product candidates and potential regulatory delays relating to testing or approval.

     Even if we obtain the requisite approval, the commercial success of our products will depend in part on public acceptance. Public attitudes may be influenced by patient complications during clinical testing or by claims that our products are unsafe, and such products may not gain the acceptance of the public or the medical community. Negative public reaction could result in greater governmental regulation, stricter clinical trial oversight or commercial product labeling requirements of neurotechnology products, resulting in higher compliance costs, and could negatively affect demand for any products that we may develop.

Failure to obtain necessary government approvals for new products or for new applications for existing products would mean we could not sell those new products, or sell any existing products for those new applications.

     Our products are medical devices, which are subject to extensive government regulation in the U.S. and in foreign countries where we intend to do business. Unless an exemption applies, each medical device that we wish to market in the U.S. must first receive an HDE, PMA or a 510(k) clearance from the FDA with respect to each application for which we intend to market it. Any such process can be lengthy and expensive. According to the FDA, the average 510(k) review period was 49 days in 2005, but reviews may take longer and approvals may be revoked if safety or effectiveness problems develop. The PMA process is much more costly, lengthy and uncertain. According to the FDA, the average PMA submission-to-decision period was 271 days in 2005; however, reviews may take much longer and completing a PMA application can require numerous clinical trials and require the filing of amendments over time. According to the FDA, the average HDE submission-to-decision period was 181 days in 2005; however, reviews may take much longer and completing an HDE application can require numerous clinical trials and require the filing of amendments over time. The result of these lengthy approval processes is that a new product, or a new application for an existing product, often cannot be brought to market for a number of years after being developed. If we fail to obtain or maintain necessary government approvals of our new products or new applications for any existing products on a timely and cost-effective basis, we will be unable to market the affected products for our intended applications.

If we obtain regulatory approval of our products, the products will be subject to continuing review and extensive regulatory requirements, which could affect the manufacturing and marketing of our products.

     The FDA continues to review products even after they have received initial approval. If the FDA approves the BrainGate System, the Andara™ OFS Device, or our other products under development, and although the NeuroPort™ System has received 510(k) clearance, the manufacture and marketing of these products will be subject to continuing regulation, including compliance with quality systems regulations (“QSR”), adverse event reporting requirements and prohibitions on promoting a product for unapproved uses.

     We will also be required to obtain additional approvals in the event we significantly modify the design of an approved product or the product’s labeling or manufacturing process. Modifications of this type are common with new products, and we anticipate that the first generation of each of our products will undergo a number of changes, refinements and improvements over time. For example, the current configuration of the BrainGate System utilizes a connector which penetrates the skin, and we anticipate that we will need to obtain regulatory approval for a fully implantable device that can be powered and can transmit neural signals without penetrating the skin. If we are not able to obtain regulatory approval of modifications to our current and future products, the commercial success of these products could be limited.

     We and our third-party suppliers of product components are also subject to inspection and market surveillance by the FDA. Enforcement actions resulting from failure to comply with government requirements can result in fines, suspensions of approvals, recalls of products, operating restrictions and criminal prosecutions, and could affect the manufacture and marketing of our products. The FDA could withdraw a previously approved product from the market upon receipt of newly discovered information, including a failure to comply with regulatory requirements, the occurrence of unanticipated problems with products following approval, or other reasons, which could adversely affect our operating results.

The markets for our products that are currently under development are unproven. If those markets do not develop, we would be unable to sell our products and would not achieve significant revenues.

     Even if our products are approved by the FDA and corresponding foreign regulatory authorities, they may not enjoy commercial acceptance or success, which would adversely affect our business and results of operations. Several factors could limit our success, including:

•
the need to create a market for our new products, the Andara™ OFS Device, the BrainGate System and the NeuroPort™ System, and possible limited market acceptance among physicians, medical centers, patients and third party payers;

•	the need for surgeons to develop or be trained in new surgical techniques to use our products effectively;

•	limitations on the number of patients who may have access to physicians and medical centers with adequate training, equipment and personnel to make use of our products;

•	the timing and amount of reimbursement for these products, if any, by third party payors;

•	the introduction by other companies of new treatments, products and technologies that compete with our products, or that may reduce the market acceptance of our products, or make them obsolete; and

•	the reluctance of physicians, patients and society as a whole to accept new medical devices that are implanted in the brain.

     The commercial success of the Andara™ OFS Device, the BrainGate System and the NeuroPort™ System and other neurotechnology products will require acceptance by neurosurgeons, neurologists and physical rehabilitation specialists, a limited number of whom significantly influence medical device selection and purchasing decisions. We may achieve our business objectives only if our products are accepted and recommended by leading physicians, which is likely to be based on a determination by these physicians that our products are safe, cost-effective and represent acceptable methods and standards of treatment. We have developed relationships and have made arrangements to work with only a few physiatrists, neurologists and neurosurgeons and we cannot assure that these existing relationships and arrangements can be maintained or that new relationships will be established in support of our products. If neurosurgeons, neurologists and physiatrists do not consider our products to be adequate for the treatment of our target patient populations or if a sufficient number of neurosurgeons, neurologists and physiatrists recommend and use competing products, it would seriously harm our business, financial condition and results of operations.

We may not be able to expand market acceptance of the use of our neurotechnology products, which would severely harm our ability to achieve significant revenues.

     Market acceptance of our products will depend on our ability to convince the medical community of the clinical efficacy and safety of such products. Many physicians are still unfamiliar with neurotechnology and the products that have been developed using neurotechnology. Existing drugs and medical devices may be more attractive to patients or their physicians than our products in terms of efficacy, cost or reimbursement availability. We cannot assure you that our products will achieve expanded market acceptance. Failure of our products to gain additional market acceptance would severely harm our business, financial condition and results of operations.

If future clinical studies or other articles are published, or physician associations or other organizations announce positions that are unfavorable to our products, our sales efforts and revenues will be negatively affected.

     Future clinical studies or other articles regarding our products or any competing products may be published that either support a claim, or are perceived to support a claim, that a competitor’s product is more accurate or effective than our products or that our products are not as effective as we claim or previous clinical studies have concluded. Additionally, physician associations or other organizations that may be viewed as authoritative could endorse products or methods that compete with our products or otherwise announce positions that are unfavorable to our products. Any of these events may negatively affect our sales efforts and would negatively affect our revenues.

If patients choose less invasive or less expensive alternatives to our products, our sales would be negatively impacted.

     We intend to sell medical devices for invasive surgical procedures. Patient acceptance of our products will depend on a number of factors, including device and associated procedure costs, the success or failure of less invasive therapies to help the patient, the degree of invasiveness involved in the procedures used to implant our products, the rate and severity of complications from the procedures used to implant our products and any adverse side effects caused by the implanting of our products. There are less invasive means for disabled patients to control external devices that leverage intact muscles still under accurate control of the patient. Devices which utilize voice recognition, eye movement or switches activated by head motion can all be used to provide control of external devices. There is also ongoing research into the use of neural signals which can be detected on the surface of the scalp to provide a computer interface. If patients choose to use existing less invasive or less expensive alternatives to our products, or if effective new alternatives are developed, our business would be materially adversely affected.

We will depend on third party reimbursement to our customers for market acceptance of our products. If third party payers fail to provide appropriate levels of reimbursement for purchase and use of our products, our profitability would be adversely affected.

     Sales of medical products largely depend on the reimbursement of patients’ medical expenses by government health care programs and private health insurers. The cost of the Andara™ OFS Device, BrainGate System, as well as the cost of implanting the BrainGate System into a patient, will be substantial. Without the financial support of the government or third party insurers, the market for our products will be limited. Medical products and devices incorporating new technologies are closely examined by government and private insurers to determine whether the products and devices will be covered by reimbursement, and if so, the level of reimbursement which may apply. We cannot be sure that third party payers will reimburse the sales of our products now under development, or enable us to sell them at profitable prices.

     The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided and paid for in the U.S. In the future, it is possible that the government may institute price controls and further limits on Medicare and Medicaid spending. These controls and limits could affect the payments that we collect from sales of our products. Internationally, medical reimbursement systems vary significantly. Some medical centers have fixed budgets, regardless of levels of patient treatment, and other countries require application for, and approval of, government or third party reimbursement. Even if we succeed in bringing our product candidates to market, uncertainties regarding future health care policy, legislation and regulation, as well as private market practices, could affect our ability to sell our products in commercially acceptable quantities at profitable prices.

     Prior to approving coverage for new medical devices, most third party payers require evidence that the product has received FDA approval, is not experimental, and is medically necessary for the specific patient. Increasingly, third party payers require evidence that the devices being used are cost-effective. Our products may not meet these or future criteria, which could hurt our ability to market and sell these products.

Because certain competitors have significantly greater resources and new competitors may enter the neurotechnology market, it may be difficult for us to compete.

     The medical device market is highly competitive, is subject to rapid change and is significantly affected by new product introductions and other market activities of industry participants. Certain of our competitors have significantly greater product development capabilities and financial, scientific, marketing and human resources than we do. Additionally, other companies may succeed in developing products sooner than we do, they may obtain authorizations from the FDA for such products sooner, or they may develop products that are more effective than our products. There can be no assurance that research and development by others will not render our technology or products obsolete, or result in treatments or cures superior to those being developed by us. It is expected that competition in this field will intensify.

Our future capital needs are uncertain. We will need to raise additional funds in the future and these funds may not be available on acceptable terms or at all.

     Based upon our current plans, we believe that our existing capital resources, including the proceeds from the private placement completed in October 2006, will be sufficient to meet our operating expenses and capital requirements through at least December 2007. However, we may seek additional funds from public and private stock or debt offerings, borrowings under credit lines or other sources prior to such time. Our capital requirements will depend on many factors, including:

•	the revenues generated by sales of products that we develop;

•	the costs required to develop new products;

•	the costs of conducting clinical trials and obtaining and maintaining FDA approval or clearance of our products;

•	the costs associated with expanding our sales and marketing efforts;

•	the expenses we incur in manufacturing and selling our products;

•	the costs associated with any expansion of operations;

•	the costs associated with capital expenditures; and

•	the number and timing of any business acquisitions or other strategic transactions.

     As a result of these factors, we will need to raise additional funds, and these funds may not be available on favorable terms, or at all. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our potential products or proprietary technologies, or grant licenses on terms that are not favorable to us. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements. If the Company is unable to raise sufficient additional financing we will not be able to continue our operations.

Organizations that provide grants for neurotechnology research and development activities may no longer be able to or may decide to no longer provide money in the form of grants or we and our customers may be prohibited from approaching such organizations for funding, which may adversely affect our research and development activities.

     We and our customers have raised money by obtaining grants from the federal government and other organizations to fund research and product development activities using our neurotechnology expertise. The receipt of past grants is not a predictor that we or our customers will choose to or will be able to apply for and receive additional grants in the future. It may be the case that we no longer receive any income from organizations that provide grants, which may adversely affect our ability to fund ongoing research and product development activities. It may also be the case that our customers no longer receive any funding from organizations that provide grants, which may adversely affect their ability to fund the purchase of our neurotechnology equipment and to perform research and development activities, which would in turn adversely affect our sales.

In the past, we have received funding through research grants, such as Small Business Innovation Research (“SBIR”) grants; however, there is no assurance that we will continue to receive or qualify for research grants in the future, which could harm our ability to bring our product candidates to the marketplace.

     In the past, we have received SBIR grants to fund a portion of our research expenditures. We have identified and applied for several new grant and contract opportunities from various federal agencies, other than SBIR grants, that may provide funding for research activities in the future. There can be no assurance, however, that we will receive any additional funding from any other grant or contract opportunities applied for by us until each selection process is finalized and the applicable grant or contract is awarded. If our grant applications are not approved, it may harm our ability to bring our product candidates to the marketplace.

Our success will depend on our ability to attract and retain key personnel and scientific staff. If we fail to attract and retain key personnel and scientific staff, we may be unable to succeed in the neurotechnology market.

     We believe future success will depend on our ability to manage our growth successfully, including attracting and retaining scientists, engineers and other highly skilled personnel. Our key employees are subject to confidentiality, trade secret and non-competition agreements, but may terminate their employment with us at any time. Hiring qualified management and technical personnel is difficult due to the limited number of qualified professionals. Competition for these types of employees is intense in the medical field. If we fail to attract and retain personnel, particularly management and technical personnel, we may not be able to achieve long-term success in the neurotechnology market.

If we do not effectively manage our growth, our business resources may become strained and our results of operations may be adversely affected.

     We expect to increase the number of our employees. This growth may provide challenges to our organization and may strain our management and operations. We may be unable to accurately predict the amount of time or resources that will be required to effectively manage any anticipated or unanticipated growth in our business or we may not be able to attract, hire and retain sufficient personnel to meet our needs. If we cannot scale our business appropriately, maintain control over expenses or otherwise adapt to anticipated and unanticipated growth, our business resources may become strained, we may not be able to deliver products in a timely manner and our results of operations may be adversely affected.

We are subject to potential product liability and other claims and we may not have the insurance or other resources to cover the costs of any successful claim.

     Defects in our products could subject us to potential product liability claims that our products are ineffective or caused some harm to our patients. Our product liability insurance may not be adequate to cover future claims. Product liability insurance is expensive and, in the future, may not be available on terms that are acceptable to us, if it is available to us at all. Plaintiffs may also advance other legal theories supporting their claims that our products or actions resulted in some harm. A successful claim brought against us in excess of our insurance coverage could significantly harm our business and financial condition.

If we fail to protect our intellectual property rights, our competitors may take advantage of our ideas and compete directly against us.

     We rely in part on patents, trade secrets and other proprietary technologies to remain competitive. We may not be able to obtain or maintain adequate U.S. patent protection for our products or ideas, or prevent the unauthorized disclosure of our technical knowledge or other trade secrets by our employees. Additionally, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. Even if our intellectual property rights are adequately protected, litigation may be necessary to enforce them, which could result in substantial costs to us and substantial diversion of the attention of our management and key technical employees. If we are unable to adequately protect our intellectual property, our competitors could use our intellectual property to develop new products or enhance their existing products. This could harm our competitive position, decrease our market share or otherwise harm our business.

Other parties may sue us for infringing their intellectual property rights, or we may have to sue them to protect our intellectual property rights.

     There has been a substantial amount of litigation in the medical technology industry regarding patents and intellectual property rights. The neurotechnology market is characterized by extensive patent and other intellectual property rights, which can create greater potential, in comparison to less-developed markets, for possible allegations of infringement, particularly with respect to newly-developed technology. We may be forced to defend ourselves against allegations that we are infringing the intellectual property rights of others. In addition, we may find it necessary, if threatened, to initiate a lawsuit seeking a declaration from a court that we are not infringing the intellectual property rights of others or that these rights are invalid or unenforceable, or to protect our own intellectual property rights. Intellectual property litigation is expensive and complex and its outcome is difficult to predict. If we do not prevail in any litigation, in addition to any damages we might have to pay, we would be required to stop the infringing activity, obtain a license, or concede intellectual property rights. Any required license may not be available on acceptable terms, if at all. In addition, some licenses may be nonexclusive, and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some or all of our products.

If we breach any of the agreements under which we license technology commercialization rights from others, we could lose license rights that are critical to our business.

     We license rights to technology that are critical to our business and we expect to enter into additional licenses in the future. We are dependent upon such license rights to develop our product candidates. If we breach any agreement covering such rights and as a result lose license rights, we would be unable to successfully develop our product candidates.

Risks Related To Capital Structure

We may experience fluctuation of quarterly operating results that may cause our stock price to fluctuate.

     Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include: the success of our research and development efforts; our ability to attract and retain personnel with the necessary strategic, technical and creative skills required for effective operations; the amount and timing of expenditures by our customers; the amount and timing of capital expenditures and other costs relating to the expansion of our operations; government regulation and legal developments regarding the use of our products; competitive developments; and general economic conditions. As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, technology or marketing decisions that could have a material adverse effect on our quarterly results. Due to all of these factors, our operating results may fall below the expectations of securities analysts, stockholders and investors in any future quarter.

Our stock price is volatile and could decline in the future.

     The price of our common stock has fluctuated significantly and may significantly fluctuate in the future. The stock market, in general, and the market price for shares of medical device companies in particular, have experienced extreme stock price fluctuations. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies in the medical device and related industries have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside of our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant impact on the market price of our common stock:

•	results of preclinical studies and clinical trials by us, by our collaborators or by our competitors;

•	concern as to, or other evidence of, the safety or efficacy of our products or our competitors’ products;

•	announcements of technological innovations or new products by us or our competitors;

•	press releases concerning our technology or competitive technologies;

•	actual or potential media coverage;

•	U.S. and foreign governmental regulatory actions;

•	actual or anticipated changes in medical device or drug reimbursement policies;

•	developments with our collaborators, if any;

•	developments concerning our patent or other proprietary rights or our competitors (including litigation);

•	our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	our financial position and results of operations;

•	status of litigation;

•	period-to-period fluctuations in our operating results;

•	changes in estimates of our performance by any securities analysts;

•	new regulatory requirements and changes in the existing regulatory environment;

•	market conditions for medical device stocks in general; and

•	market conditions of securities traded on the Over-the-Counter (OTC) Bulletin Board.

•	the issuance of new equity securities in any future offerings;

•
issued and outstanding shares of our common stock becoming eligible for resale pursuant to contractual registration requirements or pursuant to exemptions from registration becoming available following the passage of time;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	changes in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of us and the medical device industry generally;

•	general economic and other national conditions; and

•	changes in interest rates.

There is no assurance of an established public trading market for our common stock, the absence of which would adversely affect the ability of investors in our company to sell their securities in the public markets.

     Although our common stock trades on the OTC Bulletin Board, a regular trading market for the securities may not be sustained in the future. The NASD (National Association of Stock Dealers) has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system (the “NASDAQ Stock Market”). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers, as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

The limited public market for our securities may cause volatility in the market price of our common stock.

     Our common stock is currently traded on a limited basis on the OTC Bulletin Board under the symbol “CYKN.” The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years that market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like ours. Our common stock is thus subject to volatility. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our common stock is considered a “penny stock” and may be difficult to sell.

     Our common stock is considered to be a “penny stock” since it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis. Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

     Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing our shares. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of an investor before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our stock in the public marketplace could reduce the price of our common stock.

     From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of the Registrant that has satisfied a two-year holding period. In addition to sales pursuant to Rule 144, we have previously registered 27,529,284 shares of common stock on Forms SB-2. Any substantial sale of common stock pursuant to Rule 144 or pursuant to our resale prospectuses may have an adverse effect on the market price of our securities.

Certain of our stockholders hold a significant percentage of our outstanding voting securities, which may have the effect of delaying or preventing a change-in-control.

     Oxford Bioscience Partners, Medica Venture Partners, Capital Ventures International, GDH Partners, LP, The Global Life Science Ventures Fonds II GmbH & Co., KG and The Global Life Science Ventures Fund II L.P. and their respective affiliates beneficially own, in the aggregate, over 51% of our outstanding voting securities. As a result, these stockholders possess significant influence, giving them the ability, among other things, to elect a majority of our Board of Directors and to authorize or prevent proposed significant corporate transactions. Such stock ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer.

Certain provisions of our Certificate of Incorporation and Delaware law may make it more difficult for a third party to affect a change-in-control.

     Our Certificate of Incorporation authorizes the Board of Directors to issue up to 50,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire the Company or affect a change-in-control.

     In addition, we are also subject to Section 203 of the Delaware General Corporation Law that, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder. The preceding provisions of our Certificate of Incorporation, as well as Section 203 of the Delaware General Corporation Law, could discourage potential acquisition proposals, delay or prevent a change-in-control and prevent changes in our management, even if such things would be in the best interests of our stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

     Although we have not identified any material weaknesses in our internal controls over financial reporting to date, the assessment required pursuant to rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 may uncover weaknesses that need to be addressed and conditions that need to be met, the disclosure of which may have an adverse impact on investor confidence and the price of our common stock. Failure to establish and maintain appropriate internal controls over financial reporting, or any failure of those controls once established, could adversely impact our business, financial condition or results of operations or raise concerns for investors. Any actual or perceived weaknesses in our internal controls over financial reporting that need to be addressed, and any conditions that need to be met may have an adverse impact on the price of our common stock.

Compliance with the rules established by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 will be complex. Failure to comply in a timely manner could adversely affect investor confidence and our stock price.

     Rules adopted by the Securities and Exchange Commission pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require us to perform an annual assessment of our internal controls over financial reporting, certify the effectiveness of those controls and secure an attestation of our assessment by our independent registered public accountants. Currently, this requirement will first apply to us during the preparation and filing of our annual report for fiscal 2007. The standards that must be met for management to assess the internal controls over financial reporting as now in effect are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal controls over financial reporting. In addition, the attestation process is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of the assessment by our independent registered public accountants. If we cannot perform the assessment or certify that our internal controls over financial reporting are effective, or our independent registered public accountants are unable to provide an unqualified attestation on such assessment, investor confidence and share value may be negatively impacted.

We do not expect to pay cash dividends in the foreseeable future.

     We have not paid cash dividends on our stock and we do not plan to pay cash dividends on our stock in the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In addition to historical information, this prospectus contains statements relating to our future business and/or results, including, without limitation, the statements under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements include certain projections and business trends that are “forward-looking” within the meaning of the United States Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words like “may,” “will,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements do not guarantee future performance and involve risks and uncertainties. Actual results will differ, and may differ materially, from projected results as a result of certain risks and uncertainties. These risks and uncertainties include, without limitation, those described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.,” those detailed from time to time in our filings with the SEC, and:

•	our limited operating history;
•	our lack of profits from operations;
•	our ability or failure to successfully develop and commercialize our products;
•	the lengthy approval process and the uncertainty of FDA and other government regulatory requirements, which may have a material adverse effect on our ability to commercialize our products;
•	clinical trials that fail to demonstrate the safety and effectiveness of our products, which could have a material adverse effect on our ability to obtain government regulatory approval;
•	the degree and nature of our competition;
•	our ability or failure to employ and retain qualified employees; and
•	other factors referenced in this prospectus.
     We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements are made only as of the date of this prospectus. Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders, but we will receive funds from the exercise, if any, of warrants held by any of the selling stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is approved for quotation on the Over-the-Counter Bulletin Board under the trading symbol “CYKN.” From December 10, 2003 through October 11, 2004, we traded under the symbol “TGRV.” A trading market for our common stock did not develop until October 15, 2004. The following table sets forth the high and low bid prices for our common stock on a post-split basis for the periods noted, as reported by the National Daily Quotation Service and the Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	High	Low
Fiscal Year Ended 2006
Fourth Quarter	$1.62	$1.15
Third Quarter	$1.80	$1.30
Second Quarter	$1.50	$1.03
First Quarter	$1.83	$1.26

Fiscal Year Ended 2005
Fourth Quarter	$1.90	$1.20
Third Quarter	$2.65	$1.30
Second Quarter	$3.55	$1.20
First Quarter	$5.00	$1.95

Fiscal Year Ended 2004
Fourth Quarter	$8.00	$2.50

     At January 17, 2007, there were approximately 136 holders of record of our common stock and no holders of record of our preferred stock. The closing sales price of our common stock on January 17, 2007 was $1.31 per share, as reported on the Over-The-Counter Bulletin Board.

Dividend Policy

     We have not declared or paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our Board of Directors, in their discretion, and will depend on our financial position, operating results, capital requirements and other factors that the Board of Directors considers significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read together with the audited consolidated financial statements and accompanying notes and the other financial information appearing else where in this prospectus. The analysis set forth below is provided pursuant to applicable Securities and Exchange Commission regulations and is not intended to serve as a basis for projections of future events.

Overview

     Cyberkinetics. We are a medical device company specializing in the development of neural implants that can interact with the brain and the nervous system at the level of individual cells. Our product pipeline currently includes: the Andara™ Oscillating Field Stimulator (“Andara™ OFS Device”) which has received a Humanitaran Use Device designation and is intended to restore function by regenerating nerve tissue damaged in spinal cord injury, the BrainGate System, currently in clinical evaluation, which is intended to allow a disabled person to control a computer using thought alone, and the NeuroPort TM System, which is a recently 510(k)-cleared entry in the market for invasive neurosurgical monitoring. Our strategy is to leverage our core proprietary technologies to establish ourselves as a leader in the field of neurotechnology. We also manufacture and market a line of neural recording arrays and data acquisition systems to researchers for use in preclinical studies.

We have a limited history of operations and, through September 30, 2006, we have generated limited revenues from product sales. We have also generated revenue from grant income. The long-term success of our business is dependent on the development and commercialization of advanced neurological products such as the Andara™ OFS Device and BrainGate and NeuroPort™ Systems.

     We have been unprofitable since Cyberkinetics’ inception in May 2001 and we expect to incur substantial additional operating losses for at least the foreseeable future as we continue to expand our product development activities. Accordingly, our activities to date are not as broad in depth or scope as the activities we may undertake in the future, and our historical operations and financial performance are not necessarily indicative of our future operating results. We have incurred substantial net losses since inception. As of September 30, 2006, our accumulated deficit was $31,467,000. We expect to incur substantial and increasing losses for the next several years as we:

•	continue to develop the Andara™ OFS Device, the BrainGate System and the NeuroPort™ System;
•	continue to enroll new patients in our clinical study(ies);
•	develop and commercialize our product candidates, if any, that receive regulatory approval;
•	continue to expand our research and development programs;
•	acquire or in-license products, technologies or businesses that are complementary to our own; and
•	increase our general and administrative expenses related to operating as a public company.
We have financed our operations and internal growth primarily through private placements of equity securities, funding through capital lease and debt facilities as well as to a much more limited extent through revenue from product sales and sponsored research. Our business is subject to significant risks, including, but not limited to, the risks inherent in our ongoing clinical trials and the regulatory approval process, the results of our research and development efforts, competition from other products and uncertainties associated with obtaining and enforcing intellectual property rights. Accordingly, our activities to date are not as broad in depth or in scope as the activities we may undertake in the future, and our operating results or financial position or our ability to operate profitably as a commercial enterprise are not indicative of our future operating results.

     We were originally incorporated in the State of Nevada on February 6, 2002 as Trafalgar Ventures Inc. (“Trafalgar”). On July 23, 2004, Trafalgar, certain stockholders of Trafalgar, Trafalgar Acquisition Corporation, a Nevada corporation (“Merger Sub”), and Cyberkinetics, Inc., a privately-held Delaware corporation (“Cyberkinetics”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Trafalgar, through its wholly-owned subsidiary, Merger Sub, agreed to acquire Cyberkinetics in exchange for shares of Trafalgar’s common stock (the “Merger”). The Merger closed on October 7, 2004. Immediately upon closing, Trafalgar effected a reincorporation from the State of Nevada to the State of Delaware and a corporate name change to “Cyberkinetics Neurotechnology Systems, Inc.” Until the effective time of the Merger with Cyberkinetics, we were in the business of mineral exploration, but had not generated revenues from operations. Post-merger, we ceased all operations in the mineral exploration industry and now we operate as the parent company of Cyberkinetics.

     In February 2006, we acquired Andara™ Life Science, Inc. (“Andara™”), an Indiana corporation, through the merger of a wholly owned subsidiary of Cyberkinetics with and into Andara™ (the “Andara™ Merger”). Prior to its acquisition by us, Andara™ was a privately held company engaged in the development of a portfolio of programs related to the repair and regeneration of neural tissues, which were developed at the Center for Paralysis Research at Purdue University.

     Andara™ was acquired pursuant to the terms and conditions of an Agreement and Plan of Merger dated February 14, 2006 (the “Andara™ Merger Agreement”), among the Company, Andara™ and Andara™ Acquisition Corp.(“Acquisition”), a wholly-owned subsidiary of the Company, on the filing of a Certificate of Merger in the State of Delaware and Articles of Merger in the State of Indiana. Acquisition merged with and into Andara™ and all of the issued and outstanding capital stock of Andara™ was exchanged for an aggregate of 3,029,801 shares of the common stock, $0.001 par value per share (“Common Stock”) of the Company, of which 993,377 shares of Common Stock were issued pursuant to a restricted stock award and subject to forfeiture (the “Restricted Stock”). As a result of the Andara™ Merger, Andara™ became a wholly-owned subsidiary of the Company. The Restricted Stock is subject to forfeiture if certain specific milestones are not achieved by the surviving corporation within thirty-six (36) months of the Andara™ Merger.

     Research and Development. Our research and development activities have been primarily focused on the development of the Andara™ OFS Device, the BrainGate System and the NeuroPort™ System. Our research and development expenses consist primarily of compensation and other expenses for research and development personnel, fees paid to engineering consultants, non-cash stock compensation expense for non-employees, costs associated with the clinical trials of our product candidates, supplies and materials, depreciation and facility costs. We charge all research and development expenses to operations as they are incurred.

During 2006 our research and development activities principally related to obtaining regulatory approval for the Andara™ OFS Device, the pilot clinical trial of the BrainGate System and the development of the NeuroPort™ System. A significant portion of this spending consisted of outside consulting services for the Andara™ OFS Device and, to a lesser extent, the BrainGate System.

     In the future, our rate of spending is likely to increase as we develop the portfolio of products recently acquired from Andara. These products include the proprietary Andara™ Oscillating Field Stimulator, which we are preparing to launch in 2007. The rate of spending on the BrainGate System is also likely to increase as additional clinical trials are performed. The initial version of the BrainGate System is not expected to be commercially launched for at least several years, if at all. We have also initiated development of a completely implantable sensor and signal transmission system for long-term use that can be operated by the user outside of the hospital setting which will take longer to develop and is expected to be launched after the initial version of the BrainGate System. We may also choose to initiate spending on the Andara™ OFS PLUS System, for which we expect to commence a pilot clinical trial in 2008. While we cannot estimate with any certainty the time required for commercial approval of the BrainGate System or the Andara OFS Device, we expect that we will need to raise substantial additional capital in order to reach breakeven from the sales of advanced neurological products.

     At this time, due to the risks inherent in the clinical trial process and given the early stage of development of our product candidates, we are unable to estimate with any certainty the costs we will incur in the continued development of our product candidates for commercialization. However, we expect our research and development costs to be substantial and to increase as we continue the development of current product candidates, and the expansion of our research programs.

     The lengthy process of seeking regulatory approvals for our product candidates, and the subsequent compliance with applicable regulations, requires the expenditure of substantial resources. Any failure by us to obtain, or any delay in obtaining, regulatory approvals could cause our research and development expenditures to increase and, in turn, have a material adverse effect on our results of operations. We cannot be certain when, if ever, any net cash inflow from any of our current product candidates will commence.

Results of Operations

     The following table sets forth certain statement of operations data for the periods indicated:

	Year Ended December 31,
	2005	2004	2003
Consolidated Statement of Operations Data:
Product sales	$779,000	$653,000	$509,000
Grant income	280,000	884,000	775,000
Total revenues	1,059,000	1,537,000	1,284,000
Operating expenses	10,156,000	8,617,000	4,863,000
Operating loss	(9,097,000)	(7,080,000)	(3,579,000)
Other income (expense), net	(229,000)	(11,000)	59,000
Net loss	(9,326,000)	(7,091,000)	(3,520,000)
Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(625,000)	(657,000)
Net loss attributable to common stockholders	$(9,326,000)	$(7,716,000)	$(4,177,000)

	Nine Months Ended September 30,
	2006	2005
Consolidated Statement of Operations Data:
Product sales	$705,000	$496,000
Grant income	520,000	280,000
Total revenues	1,225,000	776,000
Operating expenses	10,515,000	7,621,000
Operating loss	(9,290,000)	(6,845,000)
Other expense, net	(179,000)	(196,000)
Net loss	$(9,469,000)	$(7,041,000)

Nine Months Ended September 30, 2006 and 2005

Revenues

Product Sales and Gross Margin. Our business focus since inception in May 2001 has been on the development of our advanced neurological products, such as Andara™ OFS Device and the NeuroPort™ and BrainGate Systems. We also sell our Research Products line of brain-computer interface equipment to universities and research hospitals involved in neurological research. We expect that our sales from the Research Products will continue to be limited and are therefore, likely to continue to fluctuate in the future. Product sales increased $209,000 to $705,000 for the nine months ended September 30, 2006 from $496,000 for the nine months ended September 30, 2005. The 42% increase in product sales was principally related to an increase in the number of units sold. The gross margin on product sales was approximately 60% and 80% for the nine months ended September 30, 2006 and 2005, respectively. The decrease in gross margin for the nine months ended September 30, 2006 is principally a result of the mix of products sold, a custom Neuroport TM unit sold during the third quarter of 2005, deferred revenue recognized during the first quarter of 2005 and, to a lesser extent, a decrease in the average selling price of products sold. Because the custom Neuroport TM unit sold during 2005 was still under development, certain costs which normally would have been charged to cost of sales were expensed as incurred to research and development. Additionally, the Company recognized $60,000 of revenue during 2005 that had previously been deferred. The costs associated with $60,000 of deferred revenue were recognized at the time the sale was made in 2003.

Grants. Revenue from grants increased $240,000 to $520,000 for the nine months ended September 30, 2006 from $280,000 for the nine months ended September 30, 2005. The increase in grant revenue is primarily due to income from our subcontract with Case Western Reserve University (Case). We were awarded this subcontract in October 2005 under a grant issued to Case by the National Center for Medical Rehabilitation Research (NCMRR), a component of the National Institute of Child Health and Human Development (NICHD). The subcontract provides us, in conjunction with other collaborators, with the financial resources to support the joint development of a neuroprosthetic system capable of restoring partial arm and hand function to individuals with extensive paralysis due to high cervical spinal cord injury. We are scheduled to receive up to $2.3 million from the subcontract over the five-year period covered by the grant. There can be no assurance, however, that we will receive the full $2.3 million potentially available under this subcontract. We finalized the subcontract with Case on March 31, 2006 and recognized revenue during the nine months ended September 30, 2006 related to services performed from September 2005, the initial period covered by the subcontract, through September 30, 2006.

A portion of the grant revenue for the nine months ended September 30, 2006 and all of the grant revenue for the nine months ended September 30, 2005 consists of income from research grants obtained from the U.S. government through the SBIR program. By the end of 2006, we expect to have completed all of our remaining SBIR grants. We no longer submit SBIR grant applications because of uncertainties concerning the availability of these types of grants to public companies.

Expenses

Research and Development. Research and development expenses increased $521,000 to $4,805,000 for the nine months ended September 30, 2006 from $4,284,000 for the nine months ended September 30, 2005. This increase was primarily due to a $768,000 increase in outside consulting services used principally in connection with the Andara™ OFS Device and the BrainGate System and additional amortization expense of $151,000 as a result of the intangible assets recorded in connection with the acquisition of Andara. These increases were partially offset by a decrease of $398,000 in spending primarily related to Neuroport TM System development and other operating expenses.

Sales and Marketing. Sales and marketing expenses increased $363,000 to $609,000 for the nine months ended September 30, 2006, from $246,000 for the nine months ended September 30, 2005. The increase is a result of increased sales and marketing associated with the Andara™ OFS Device and Neuroport TM System including an increase of $218,000 in compensation related primarily to developing the commercial organization which included the hiring of our Vice President of Sales and Marketing at the end of the first quarter of 2006. The increase is also due to $70,000 of outside consulting services used in connection with the Andara™ OFS Device, increased travel and entertainment of $42,000 related to on-going sales efforts for our Research Products, the NeuroPort program and initial marketing efforts in connection with the anticipated launch of Andara™ OFS Device as well as an increase of $33,000 in stock-based compensation expense related to the adoption of SFAS 123R.

General and Administrative. General and administrative expenses increased $225,000 to $3,220,000 for the nine months ended September 30, 2006 from $2,995,000 for the nine months ended September 30, 2005. The increase is due to an $114,000 increase in stock-based compensation expense resulting from the adoption of SFAS 123R, an increase in compensation expense for our existing and incremental general and administrative staff of $37,000 as well as a net increase of $74,000 in legal, accounting and other public company costs, including investor relations costs.

Other Income and Expenses

Other Income (Expense), Net. Interest income increased $219,000 to $281,000 for the nine months ended September 30, 2006 from $62,000 for the nine months ended September 30, 2005. The increase in interest income is primarily the result of a higher average invested cash balance as well as higher interest rates. Interest expense increased $202,000 to $460,000 for the nine months ended September 30, 2006 from $258,000 for the nine months ended September 30, 2005. The increase is related to borrowings under the Loan with General Electric Capital Corporation.

Net Loss

Net Loss. Our net loss increased $2,428,000 to $9,469,000 for the nine months ended September 30, 2006 from a net loss of $7,041,000 for the nine months ended September 30, 2005. The net loss included a one-time charge of $1,602,000 for in-process research and development recorded in connection with the acquisition of Andara. The increase is primarily a result of our engineering, manufacturing and marketing efforts related to the anticipated launch of the Andara™ OFS Device in 2007. The increased net loss also includes the impact of the adoption of SFAS 123R and an increase in compensation related expenses, partially offset by increased total revenues. Our net loss per common share decreased $0.10 per share to $0.34 per share for the nine months ended September 30, 2006 from $0.44 for the nine months ended September 30, 2005. The decrease in net loss per share was due to an increase in the weighted average common shares outstanding. The weighted average common shares outstanding increased 11,681,000 to 27,568,000 for the nine months ended September 30, 2006 from 15,887,000 for the nine months ended September 30, 2005 due to the 9,836,000 shares issued in connection with a private placement completed in September 2005 and 2,036,000 shares of stock not subject to forfeiture issued in connection with the acquisition of Andara.

Years Ended December 31, 2005 and 2004

Revenues

     Product Sales and Gross Margin. Since the Company’s inception in May 2001, our business focus has been on the development of our advanced neurological products, such as the NeuroPort™ and BrainGate Systems. Although we also continue to sell our BIONIC® products, we expect that sales from the BIONIC® products will continue to be limited and continue to fluctuate. For the year ended December 31, 2005, overall product sales, including sales of BIONIC® products and NeuroPort™ System, increased $126,000 to $779,000 from $653,000 for the year ended December 31, 2004. The 19% increase in sales was principally related to an increase in the selling price of certain product lines and the sale of a custom NeuroPort™ unit. The gross margin on product sales was approximately 76% and 60% for the year ended December 31, 2005 and 2004, respectively. The increased gross margin is not indicative of future operating results and is a result of the increases in the selling prices per unit, the recognition of $60,000 of revenue during 2005 that had previously been deferred and the sale of the custom NeuroPort™ System. The costs associated with $60,000 of deferred revenue were recognized at the time the sale was made in 2003. Because the custom NeuroPort™ unit sold during the period is still under development, certain costs which normally would have been charged to cost of sales were expensed as incurred to research and development. For the years ended December 31, 2005 and 2004, customers to whom sales exceeded 10% of each year’s respective total product sales were as follows:

Customer	2005	2004
UNAM	26%	—%
Stanford University	15	—
KU Leuven	13	—
United Scientific USA, Inc	10	—
Brown University	1	22
Cold Spring USA Corporation	—	20
The Bionic Ear Institute	1	12
VA Med Ctr. MA	—	10

     Grants. Revenue from grants decreased $604,000 to $280,000 for the year ended December 31, 2005, from $884,000 for the year ended December 31, 2004. The decrease in grant income was anticipated and resulted from the completion of a majority of our existing Small Business Innovative Research (“SBIR”) contracts during 2005. This decrease was compounded by the unavailability of research and development staff to work on grant-related activities. We did not submit any SBIR grant applications during 2005 because of uncertainties concerning the future availability of these types of grants to public companies. We have identified and applied for several new grant and contract opportunities from various federal agencies, other than SBIR grants, that may provide funding for research activities in 2006. As a result of our efforts to seek new sources of funding, in October 2005, we were awarded a subcontract under a grant issued to Case Western Reserve University (Case) by the National Center for Medical Rehabilitation Research (NCMRR), a component of the National Institute of Child Health and Human Development (NICHD). We are scheduled to receive up to $2.3 million from the subcontract over the five-year period covered by the grant. We are currently finalizing the subcontract with Case and expect to recognize revenue under this agreement in 2006. There can be no assurance, however, that we will receive the full $2.3 million potential of the new grant or receive any additional funding from any other grant or contract opportunities applied for by us until each selection process is finalized and the applicable grant or contract is awarded.

Expenses

     Research and Development. Research and development expenses increased $1,278,000 to $5,587,000 for the year ended December 31, 2005 from $4,309,000 for the year ended December 31, 2004. Compensation and travel expense for our research and development staff increased $561,000 as we continued to increase our research and development efforts and add personnel. In addition, license fees increased $140,000 due to non-cash equity compensation expense of $90,000 for warrants issued to Brown University Research Foundation (“BURF”) that vested during the quarter and $50,000 in minimum fees due under the license agreement with BURF. The remaining $577,000 is primarily comprised of development, manufacturing and facilities related costs associated with activities required to launch the NeuroPort™ System, the additional patient enrollment and other related costs associated with the ongoing pilot clinical trial and additional development of the BrainGate System and additional depreciation expense from new equipment.

     Sales and Marketing. Sales and marketing expenses increased $33,000 to $331,000 for the year ended December 31, 2005, from $298,000 for the year ended December 31, 2004. The increase was the result of additional sales efforts associated with the research products business as well as the cost of initial marketing materials and efforts to support the launch of the NeuroPort™ System.

     General and Administrative. General and administrative expenses increased $303,000 to $4,050,000 for the year ended December 31, 2005, from $3,747,000 for the year ended December 31, 2004. The increase was mainly attributable to higher compensation and travel expense of $286,000 for existing staff and the expansion of the management team, an increase in costs associated with the first full year operating as a public company and other increased business activities of approximately $400,000 offset by a reduction of approximately $383,000 in audit, legal, and consulting fees primarily associated with the services performed in connection with the Merger during the year ended December 31, 2004.

Other Income and Expenses

     Other Income (Expense), Net. Interest income increased $138,000 to $178,000 for the year ended December 31, 2005, from $40,000 for the year ended December 31, 2004. The increase in interest income was primarily the result of higher average invested balances. Interest expense increased $355,000 to $406,000 for the year ended December 31, 2005 from $51,000 for the year ended December 31, 2004. The increase was related to the cash draw down on our line of credit, amortization of deferred financing costs associated with warrants issued in connection with obtaining the line of credit as well as interest expense associated with borrowings for equipment purchases under the capital lease line.

Net Loss

     Net Loss. Net loss increased by $2,235,000 to $9,326,000 for the year ended December 31, 2005, from $7,091,000 for the year ended December 31, 2004. The increase is primarily the result of operating expenses associated with an increase in compensation expense related to existing and additional staff, the costs associated with readying the NeuroPort™ System for sale, the costs of additional patient enrollment and other related costs associated with the ongoing pilot clinical trial and additional development of the BrainGate System, the costs associated with operating as a public company and a reduction in grant revenue as certain contracts were completed. The net loss attributable to common stockholders for the year ended December 31, 2004 includes dividends and accretion for redeemable convertible preferred stock. In connection with the Merger, all of our preferred stock was converted to common stock and therefore there are no dividends or accretion charges after October 2004. Net loss per common share decreased $0.65 per share to $0.51 per share for the year ended December 31, 2005, from $1.16 for the year ended December 31, 2004. The decrease in net loss per share is due to an increase in the weighted-average common shares outstanding. The weighted-average common shares outstanding increased 11,727,000 to 18,387,000 at December 31, 2005, from 6,660,000 at December 31, 2004, as a result of the conversion of 9,419,000 shares of Series A Redeemable Convertible Preferred Stock in connection with the Merger, 2,000,000 shares issued in connection with a private placement completed in November 2004 and 9,836,000 shares issued in connection with a private placement completed in September 2005.

Years Ended December 31, 2004 and 2003

Revenues

     Product Sales. Product sales increased $144,000 to $653,000 for the year ended December 31, 2004 from $509,000 for the year ended December 31, 2003. The increase in product sales is attributable to an overall 35% increase in the selling price per unit, offset by a 7% decrease due to phasing out certain line items and changes in product mix. The gross margin on product sales was approximately 60% and 49% for the years ended December 31, 2004 and 2003, respectively. The increase in gross margin is a result of the increases in the selling prices per unit. Our business focus since inception in May 2001 has been the development of our advanced neurological products, such as the BrainGate System. We expect that our sales from the BIONIC® products will continue to be limited and continue to fluctuate in the future. For the years ended December 31, 2004 and 2003, customers to whom sales exceeded 10% of each year’s respective total product sales were as follows:

Customer	2004	2003
Brown University	22%	14%
Cold Spring USA Corporation	20	—
The Bionic Ear Institute	12	—
VA Med Ctr. MA	10	—
Stanford University	—	13
Laval University, Centre Hospitalier Robert Giffard of Beauport QC (Canada)	—	12
Unique Medical Distribution of Japan DBA Egg Co	9	12
The University of Southern California	—	11

    Grants. Revenue from SBIR grants increased $109,000 to $884,000 for the year ended December 31, 2004 from $775,000 for the year ended December 31, 2003. The increase in grant income is due to availability of research and development staff to work on grant-related activities. We did not submit any SBIR grant applications during the year ended December 31, 2004. Additionally, there are uncertainties concerning the future availability of these types of grants to public companies. Therefore, we are not anticipating any new SBIR grant income after December 2004. We will continue, however, to evaluate available grants in the future.

Expenses

     Research and Development. Research and development expenses increased $1,709,000 to $4,309,000 for the year ended December 31, 2004 from $2,600,000 for the year ended December 31, 2003. The increase was attributable to an increase in non-cash stock compensation expense of $1,274,000, due to an increase in the market value of the stock; increased salaries, benefits and related travel of $264,000 from the hiring of additional research and development staff; increased costs associated with our on-going pilot clinical trial of the BrainGate System, which began in 2004, our filing the 510(k) for the NeuroPort™ device and expansion of our other research and development programs and legal costs associated with supporting our intellectual property portfolio. Non-cash stock compensation expense included in research and development expenses were $1,293,000 and $20,000 for the year ended December 31, 2004 and 2003, respectively. These non-cash stock compensation charges can fluctuate substantially from quarter to quarter based on the market value of our stock and the number of options outstanding at the end of each quarter.

     Sales and Marketing. Sales and marketing expenses increased $35,000 to $298,000 for the year ended December 31, 2004, from $263,000 for the year ended December 31, 2003. The increase is the result of an increase in travel and entertainment related to additional sales efforts.

     General and Administrative. General and administrative expenses increased $2,006,000 to $3,747,000 for the year ended December 31, 2004 from $1,741,000 for year ended December 31, 2003. The increase was mainly attributable to an increase in salaries benefits and travel of $697,000 for the expansion of the management team, an increase in legal and accounting fees, and other public company charges of approximately $1,152,000 related to the cost of the Merger, preparing to become a public company and additional efforts to raise capital and an increase in non-cash stock compensation expense of $72,000.

Other Income and Expenses

     Other Income (Expense), Net. Interest income decreased $27,000 to $40,000 for year ended December 31, 2004 from $67,000 for the year ended December 31, 2003. The decrease in interest income is a result of a reduction in net cash invested. Interest expense increased $44,000 to $51,000 for the year ended December 31, 2004 from $7,000 for the year ended December 31, 2003. The increase is related to borrowings for equipment purchases under an equipment loan and security agreement with a lender.

Net Loss

     Net Loss. Net loss increased $3,571,000 to $7,091,000 for the year ended December 31, 2004 from a net loss of $3,520,000 for the year ended December 31, 2003. The increase is largely a result of operating expenses associated with the Merger and preparing to be a public company, advances in our clinical trial of BrainGate System and the expansion of our research and development projects. Net loss per common share increased $.13 per share to $1.16 per share for the year ended December 31, 2004 from $1.03 for the year ended December 31, 2003. The increase is due to the increase in net loss offset by an increase in the weighted average common shares outstanding to 6,660,000 at December 31, 2004 from 4,044,180 at December 31, 2003 due to the conversion of 9,419,000 shares of Series A Redeemable Convertible Preferred Stock in connection with the Merger and the 2,000,000 shares issued in connection with the private placement in November.

Liquidity and Capital Resources

      We have financed operations and internal growth since inception primarily through the private placements of equity and debt securities, as well as through revenue from product sales and sponsored research. We have received net proceeds of $25,234,000 from the private placement of equity securities through September 30, 2006. We have also received additional proceeds of $4,000,000 under a loan agreement and $1,103,000 under a capital lease line through September 30, 2006. As of September 30, 2006, we had $5,058,000 of cash and cash equivalents on hand.

On October 18, 2006, we completed a private placement whereby we sold 8,336,668 shares of our common stock (the “Shares”) and issued warrants to purchase another 4,168,338 shares of our common stock (the “Warrant Shares”) to accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended), resulting in gross proceeds (assuming no exercise of the warrants) of approximately $10,004,000 (the transaction is referred to herein as the “Private Placement”).

Net cash used in operating activities was $6,587,000 for the nine months ended September 30, 2006. The primary use of cash was to fund our operations. Included in our net loss for the nine months ended September 30, 2006 of $9,469,000 were non-cash expenses totaling $3,304,000 consisting of a charge for in-process research and development of $1,602,000, stock-based compensation expense of $1,258,000, depreciation and amortization expense of $363,000 and non-cash interest of $81,000. The use of cash for operations included costs for the continued development and commercialization of our products as well as the expenses incurred to operate as a public company including legal, accounting and investor and public relations. Working capital changes affecting our cash position include a use of cash of $348,000 to increase inventory and $69,000 resulting from higher accounts receivable. In addition, there was a net increase in other operating assets and liabilities of $6,000. Our prior operating costs are not representative of our expected ongoing costs. As we market and prepare for the launch of the Andara™ OFS Device and the NeuroPort™ System, and continue development of the BrainGate System, we expect our cash operating expenses to continue to increase for the foreseeable future.

Net cash used in investing activities was $396,000 for the nine months ended September 30, 2006. We used cash to purchase equipment totaling $209,000. In connection with the acquisition of Andara, we used $187,000 primarily for legal and consulting costs associated with the transaction.

Net cash provided by financing activities was $694,000 for the nine months ended September 30, 2006. We entered into a Loan and Master Security Agreement (the “Loan Agreement”) with General Electric Capital Corporation (the “Lender”) on December 27, 2005. The Agreement provides for borrowings in an amount up to $6,000,000, of which $4,000,000 is available immediately (“Tranche 1”) and the remaining $2,000,000 is available upon the achievement of certain milestones. As a condition to borrowing any funds under Tranche 1, the Company was required to pay all amounts outstanding and due under the Company’s existing Line of Credit and fully satisfy and discharge all related liens, claims and encumbrances on our property and intellectual property. Borrowings are collateralized by the assets of the Company, excluding intellectual property. The Loan Agreement provides for customary conditions to the Company’s ability to borrow, as well as customary covenants and default provisions. The Agreement also contains certain acceleration clauses. Borrowings under the agreement bear interest at the Federal Reserve’s Three-year Treasury Constant Maturities Rate plus 4.2 percent. The Company is required to make interest only payments on all draw-downs for the first six months and the remaining principal and interest will be repaid over 30 months. In connection with the execution of the Loan Agreement, the Company issued to the Lender a ten-year warrant to purchase up to 71,301 shares of common stock at an exercise price of $1.40 per share. The Company recorded the fair value of the warrant of $97,246 as deferred financing cost which is being amortized as interest expense over the term of the Loan. The fair value of the warrant was calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield, and a 10-year term.

On January 5, 2006, the Company paid $3,000,000 which was the total amount due and owing under the Line of Credit. On January 10, 2006, the Company borrowed $4,000,000 under the Loan Agreement. The Initial Borrowing bears interest at 10.72% annually and interest only is payable for six months; thereafter, the Initial Borrowing will be payable in thirty equal monthly payments of principal plus interest. If the Company fails to pay any amounts borrowed when due, the Lender may declare that all borrowings are immediately due and payable. In connection with the Initial Borrowing, the Company issued to the Lender a ten-year warrant to purchase up to 55,944 shares of the common stock at an exercise price of $1.79 per share. The warrant was valued $77,918 under the Black Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield and a 10-year term. The fair value of the warrant is being charged to interest expense over the thirty-six month term of the loan.  We have financed a portion of our property and equipment purchases through the establishment of equipment lines of credit. During 2006 we received proceeds from a capital lease line of $140,000 and we used approximately $224,000 to make payments under the capital lease line.

Our future capital requirements will depend upon many factors, including advancement of our research and development programs and clinical studies, progress with marketing our technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the necessity of, and time and costs involved in obtaining, regulatory approvals, competing technological and market developments, and our ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements.

We expect to continue to incur negative cash flows and net losses for at least the foreseeable future. Based upon our current plans, we believe that our existing capital resources, plus the proceeds from the private placement completed in October 2006, will be sufficient to meet our operating expenses and capital requirements through at least December 2007. However, changes in our business strategy, technology development or marketing plans or other events affecting our operating plans and expenses may result in the expenditure of existing cash before that time. If this occurs, our ability to meet our cash obligations as they become due and payable will depend on our ability to sell securities, borrow funds or some combination thereof. We may not be successful in raising the necessary funds on acceptable terms, or at all. Without sufficient funds, we may be required to delay, scale back or eliminate some of our research and development activities or delay the launch of our product candidates. If the Company is unable to raise sufficient additional financing we will not be able to continue our operations.

We may seek to increase our cash reserves, in addition to the private placement completed in October 2006, by obtaining additional funding through public or private financing, including the placement of shares of preferred or common stock; or collaborative arrangements with strategic partners; or a combination of the two.

Contractual Obligations

     Below is a table setting forth contractual obligations (including interest payments as applicable) as of December 31, 2005, which also includes the payment in full of $3,000,000 outstanding under the Line of Credit on January 5, 2006 and the subsequent draw down of $4,000,000 under the Loan on January 10, 2006:

	Less Than			More Than
	1 Year	1-3 Years	4-5 Years	5 Years	Total
Operating Lease	$334,000	$446,000	$182,000	$—	$962,000
Capital Lease Obligations	321,000	344,000	22,000	—	687,000
Loan Obligations	850,000	3,662,000	305,000	—	4,817,000
Minimum Royalties	75,000	150,000	150,000	150,000	525,000
Total	$1,580,000	$4,602,000	$659,000	$150,000	$6,991,000

Off-Balance Sheet Arrangements

     As of September 30, 2006, we had no off-balance sheet arrangements.

Dividends and Distributions

     We have not paid any cash dividends to date. We intend to retain our future earnings, if any, and we do not anticipate paying cash dividends on either class of our stock in the foreseeable future.

Critical Accounting Policies

     This discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an on going basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements:

Revenue Recognition. We recognize revenue from product sales, research grants from the U.S. government through the Small Business Innovative Research (“SBIR”) program and research grants and contracts from other sources. Product sales consist of sales of our Research Products line of brain-computer interface equipment to universities and research hospitals involved in neurological research. Product sales are recognized in accordance with SEC Staff Accounting Bulletin (SAB) 104, Revenue Recognition , when persuasive evidence of an arrangement exists, fees are fixed or determinable, delivery has occurred and collection is reasonably assured. Revenue is not recognized until title and risk of loss have transferred to the customer, which occurs at the time of shipment. Terms for all customers are FOB shipping. The product operates without any custom configuration or installation. Product sales do not contain multiple elements. Following shipment, there are no customer acceptance requirements or installation obligations or continuing service requirements incumbent on us. Terms of product sales contain no contractual rights of return. In practice, we have not experienced or granted rights of return.

We recognize revenues from research grants as reimbursable, eligible costs are incurred. Eligible costs typically include direct labor costs, other direct costs as outlined in the grant, such as lab materials and supplies and consulting costs, and an overhead allocation as specifically defined by the grant. In accordance with Emerging Issues Task Force (EITF) 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, we record grant revenues on a gross basis as we are the primary obligor with respect to our research and development activities. We are subject to grant audits as required by the Department of Health and Human Services. Audits may result in adjustments to the amount of grant revenues recorded and funds received. Historically, we have not been required to make any adjustments to the amount of grant revenues recorded and funds received as a result of grant audits.

Accounts Receivable. Accounts receivable represent amounts due from customers for goods shipped. We extend 30-day payment terms to our customers, and we do not require collateral. We periodically assess the collectibility of our receivables and establish reserves, as necessary, based on various considerations including customer credit history, payment patterns, and aging of accounts. Once management determines an account receivable is not collectible, the account is written off. We have not experienced significant collection problems to date. If our collection history or aging of accounts receivable deteriorates, we may have to record a charge to operations to establish an allowance for doubtful accounts.

Inventories. Inventories are stated at the lower of cost (determined using the first-in, first-out method) or market. Inventories consist of raw materials, work-in-process and finished goods. We periodically review our inventory for excess, obsolescence or quality issues. Should we conclude that we have inventory for which we cannot recover our costs as a result of such review, we would have to record a charge to operations classified as cost of products sold.

Long-lived Assets. Our long-lived assets include fixed assets, identifiable intangibles, consisting of acquired patent technology, research grants, and goodwill.

Property and Equipment and Identifiable Intangible Assets. We periodically review our property and equipment and identifiable intangible assets for impairment. In determining whether an asset is impaired, we must make assumptions regarding recoverability of costs, estimated future cash flows from the asset, intended use of the asset and other related factors. If these estimates or their related assumptions change, we may be required to record impairment charges for these assets.

Goodwill. In assessing the recoverability of our goodwill, we make assumptions, at least annually, regarding its fair value, including estimated future cash flows and other factors. We currently make this annual assessment as of October 1 each year. This process is subjective and requires judgment. If these estimates or their related assumptions change in the future, or if actual cash flows are below estimates, we may be required to record goodwill impairment charges.

Acquired In-Process Research and Development  During the first quarter of 2006, we recorded a charge of $1,602,000 related to the write-off of acquired in-process research and development, or IPR&D, related to the purchase of research and development obtained in the acquisition of Andara Life Science, Inc. The amount expensed as IPR&D represents the estimated fair value of purchased in-process technology for projects that, as of the acquisition date, had not reached technological feasibility and had no alternative future use including the Andara OSF Device and the Andara OFS PLUS system, which includes the use of neurotrophic growth factor. The estimated fair value of these projects was determined based on the use of a discounted cash flow model using a discount rate of 36%.

As of September 30, 2006, we estimated future research and development expenses of approximately $13,409,000 would be incurred to complete the Andara OFS and Andara OFS PLUS projects. These projects, which were in various stages of development, from preclinical through pilot clinical trials are, unless they have been discontinued, expected to reach completion at various dates ranging from 2007 through 2013.

 The major risks and uncertainties associated with the timely and successful completion of these projects are that we will not be able to confirm the safety and efficacy of the technology with data from clinical trials and that we will not be able to obtain necessary regulatory approvals. No assurance can be given that the underlying assumptions used to forecast the cash flows or the timely and successful completion of such projects will materialize, as estimated. For these reasons, among others, actual results may vary significantly from estimated results.

Stock-Based Compensation. Prior to January 1, 2006, the Company accounted for stock-based awards issued to employees under its stock-based compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations. Accordingly, no compensation expense was recorded for options awarded to employees with exercise prices equal to or in excess of the stock’s fair market value on the grant date. The Company elected to adopt, for periods prior to January 1, 2006, the disclosure requirements of FASB Statement No. 123, Accounting for Stock-Based Compensation , as amended by FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (collectively, SFAS 123) which used a fair value based method of accounting for share-based awards. Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payments (SFAS 123R) using the modified prospective transition method. In conjunction with the adoption of SFAS 123R, the Company applied the principles of Staff Accounting Bulletin No. 107 (SAB 107), which provides guidance on the implementation of SFAS 123R. SFAS 123R requires companies to record compensation expense for stock options measured at fair value, on the date of grant, using an option-pricing model. The Company elected to determine the fair value of stock options using the Black-Scholes valuation model, which is consistent with the Company’s valuation techniques previously utilized under SFAS 123.

The Company accounts for stock-based awards issued to non-employees in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123) and EITF No. 96-18, Accounting For Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18), under which compensation expense is generally recognized over the vesting period of the award.

Recently Issued Accounting Standards

     In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (SFAS 154), a replacement for APB Opinion No. 20, Accounting Changes (APB 20), and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements . This statement changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires voluntary changes in accounting principles be recognized retrospectively to financial statements for prior periods, rather than recognition in the net income of the current period. Retrospective application requires restatements of prior period financial statements as if that accounting principle had always been used. This statement carries forward without change the guidance contained in APB 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. We are required to adopt the provisions of SFAS 154 for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005. At this time, we do not believe the adoption of this standard will have a material impact on our results of operations.

BUSINESS AND OPERATIONS

     Business Overview. Cyberkinetics Neurotechnology Systems, Inc. is a medical device company specializing in the development of neural implants that can interact with the brain and the nervous system at the level of individual cells. Our product pipeline currently includes: the Andara™ Oscillating Field Stimulator (“Andara™ OFS Device”) which has received a Humanitaran Use Device designation and is intended to restore function by regenerating nerve tissue damaged in spinal cord injury, the BrainGate System, currently in clinical evaluation, which is intended to allow a disabled person to control a computer using thought alone, and the NeuroPort TM System, which is a recently 510(k)-cleared entry in the market for invasive neurosurgical monitoring. Our strategy is to leverage our core proprietary technologies to establish ourselves as a leader in the field of neurotechnology. We also manufacture and market a line of neural recording arrays and data acquisition systems to researchers for use in preclinical studies.

Product Pipeline.

•
Andara™ Oscillating Field Stimulator (OFS™) Device. The Andara™ OFS Device is designed to regenerate and reconnect neural fibers damaged by recent spinal cord injury, to stimulate repair of central nervous system tissue and to restore sensation and motor function in those with acute spinal cord injuries. In 2004, researchers at the Center for Paralysis Research at Purdue University and at Indiana University completed a Phase Ia, 10-patient clinical trial in those with spinal cord injuries. Results from this trial were published in the January 2005 issue of the Journal of Neurosurgery: Spine. Subsequently, Anadara™ Life Science commenced a Phase Ib, 10-patient clinical trial. To date, three patients have been implanted in that trial. These trials represent the first use of a neural stimulation technology in humans as a means of regenerating neural tissue for the purpose of restoring function, sensation and movement. In September 2006, the Food and Drug Administration (FDA) designated the Andara™ OFS™ Device as a Humanitarian Use Device, a designation based on a potential patient population of less than 4,000 patients per year. Based on the HUD designation, Cyberkinetics plans to file a Humanitarian Device Exemption (HDE)in the first quarter of 2007. If the HDE application is successful, Cyberkinetics could begin marketing the Andara™ OFS™ Device as early as the second half of 2007.

•
BrainGate System. The BrainGate Neural Interface System (“BrainGate System”) is designed to allow a disabled person to control a computer using thought alone. We initiated pilot clinical testing of the BrainGate System in June 2004 and have enrolled three patients with spinal cord injuries and/or stroke in the trial. Subsequently, in August 2005, we commenced a second pilot trial targeted at patients with ALS (amyotrophic lateral sclerosis or Lou Gehrig’s disease) and other motor neuron diseases. One patient was enrolled in the ALS trial. Together, these pilot trials of the BrainGate System represent the first use of multi-electrode sensor systems in humans as a means to provide a direct and long-term connection between the brain and a computer system. In October 2006, Cyberkinetics’ researchers reported initial results at the Annual Meeting of the Society for Neuroscience in Atlanta, Georgia, that demonstrated: the third participant in the trial for those with spinal cord injuries and stroke, who is paralyzed and unable to speak due to a brainstem stroke, was able to remotely control a wheelchair, as well as use standard software to communicate, and the first participant with advanced ALS, who is no longer able to speak, was also able to use computer software to communicate. Also in October 2006, Cyberkinetics entered into a five-year, $2.3 million contract with Case Western Reserve University and the Cleveland FES (Functional Electrical Stimulation) Center to develop a neural prosthesis designed to restore voluntary arm and hand control.

•	Andara™ OFS™ PLUS System. The Andara™ OFS™ PLUS System is designed to be used with a number of neurotrophic factors and is designed to treat long-term (chronic) central and peripheral nervous system injuries. The Andara™ OFS PLUS System includes a drug pump that delivers inosine to the area of injury. In April 2006, we reported results from a preclinical study that demonstrated - for the first time - a combination product, induced nerve regeneration and functional recovery in a preclinical model of chronic, or long-term, spinal cord injury.

•	NeuroPort™ System. In March 2005, we received 510(k) clearances to market the NeuroPort™ System in the United States for our short-term (less than 30 days), intra-operative and post-operative cortical monitoring product, the NeuroPort™ Neural Monitoring System (“NeuroPort™ System”). In September 2005, we shipped our first custom NeuroPort™ unit. In March 2006, we entered into a collaborative agreement with Columbia University to evaluate the NeuroPort™ System when used to monitor certain abnormal human brain processes, which may include those commonly associated with epileptic seizures, Parkinson’s disease and other movement disorders, as well as many other neurological diseases. In November 2006, at the Annual Meeting of the American Clinical Neurophysiology Society in Chicago, Illinois, Ron Emerson, M.D., a world-recognized leader in the field of neurophysiological and critical care monitoring and advanced methods of EEG analysis and a Professor in the Department of Neurology at Columbia University, reported preliminary results from a patient who had the NeuroPort™ sensor implanted along with standard implantable intracranial Electroencephalography (iEEG) sensors. These results suggest that Cyberkinetics’ NeuroPort™ System was able to:

•	record and monitor brain electrical activity in more detail than with iEEG;
•	better characterize seizure genesis due to recording the granularity of neural networks;
•	correlate this activity to an epileptic seizure; and also
•	identify the onset of seizure activity earlier than with iEEG.

We believe that this product represents a novel offering in the existing diagnostic market for directly monitoring brain electrical activity at the cellular level. The NeuroPort™ System, unlike other offerings in the diagnostic market, provides the means to monitor the activity of dozens of individual neural cells sampled from within a dense population of neural cells in the brain. We intend to launch this product for broader distribution upon completion of ongoing studies at research centers and following the presentation of data from these centers at appropriate scientific venues.

•	Research Products. We manufacture and sell a line of neural recording arrays and data acquisition systems on a limited basis to neuroscience researchers.

•	Neuromodulation. We believe that there may be value at some point in the future in the development of a long-term, chronic implant that could provide the ability to detect and respond to the onset of abnormal activity patterns in the brain. We intend to utilize the NeuroPort™ System for data collection and analysis of the potential benefits of our neural sensors in a closed-loop system.

Andara™ OFS Device:

The Andara™ OFS™ Device a proprietary, investigational stimulation technology that consists of the application of oscillating, low-voltage, direct current of electricity to the areas above and below a spinal cord injury. The Andara™ OFS Device stimulates the neural fibers surrounding the spinal cord to grow across the injury in order to restore sensory and motor function. About the size of a cardiac pacemaker, the device is implanted in muscle tissue adjacent to the spinal column and the electrical leads are attached onto the bone above and below the area of injury. The Andara OFS Device is based on research performed by Richard Ben Borgens, Ph.D. The initial research was done by Dr. Borgens at the Center for Paralysis Research at Purdue University. The Andara™ OFS™ Device is intended to improve or restore tactile sensation and some movement in those with quadriplegia and tetraplegia due to recent spinal cord injuries by promoting nerve fiber regeneration. The Andara™ OFS PLUS System includes the application of a neurotrophic factor, such as inosine, to the area of injury. The Andara™ OFS Device is designed to treat acute injuries and the Andara™ OFS PLUS System, which is designed to be used with a number of neurotrophic factors, is being developed for long-term (chronic) injuries. The proprietary therapeutic devices are both designed to stimulate repair of central nervous system tissue and to restore sensation and motor function.

BrainGate System:

     The BrainGate System is a proprietary, investigational brain-computer interface that consists of an internal sensor to detect brain cell activity and external processors that convert these brain signals into a computer-mediated output under the person’s own control. The sensor is a tiny silicon chip about the size of a baby aspirin with one hundred electrodes, each thinner than a hair, that detect the electrical activity of neurons. The sensor is implanted on the surface of the area of the brain responsible for movement, the primary motor cortex. In the pilot trial version of the product, a small wire connects the sensor to a pedestal which is mounted on the skull, extending through the scalp. An external cable connects the pedestal to a cart containing computers, signal processors and monitors that enable the study operators to determine how well a study participant can control his neural output. The ultimate goal of the BrainGate System development program is to create a safe, effective and unobtrusive universal operating system that will allow physically disabled people to quickly and reliably control, using their thoughts, a wide range of devices, including computers, assistive technologies and devices to control their own limbs.

     In primates, the neurons in the motor cortex of the brain send their instructions to the spinal cord, which in turn drives muscles. The BrainGate System is designed to bypass this natural output path (which is interrupted in paralyzed patients) based on pre-clinical findings that the neural signals that control movement can be interpreted by a computer and provide an alternate “neural pathway” as long as brain function is intact and the brain is able to generate neural signals. The generated signals may be used to operate a computer or other devices that can be controlled by computers, such as robotic devices or muscle stimulation systems, which may eventually allow paralyzed individuals to control the movement of paralyzed limbs or to communicate. The BrainGate System includes a brain interface (a chronic passive implantable sensor assembly), external hardware, and signal processing and decoding software that produces an output signal that is designed to be used as a computer control input, much like a computer keyboard and mouse. The sensor assembly is designed to operate by detecting the activity of neurons in the primary motor area of the cerebral cortex of the brain, where voluntary movement output is generated. External hardware and software components are designed to process the brain’s activity (signals) into a predication of desired movement and/or discrete switches. The predicated movement may be represented by cursor motion and keystrokes on a computer screen.

     We are designing and developing the BrainGate System with the intention of eventually enabling those with quadriplegia to recover a host of abilities that normally rely on the hands, through a direct connection to the brain. Key elements of the product strategy include:

•	no reliance on muscles;
•	ability to sense patient intentions in order to limit caregiver interaction;
•	fast, reliable control of a personal computer as a means to gain independence and to control the person’s environment; and
•	neural output signal modes patterned after a personal computer mouse and keyboard.
We expect that people using the BrainGate System would employ a personal computer as a gateway to a range of self-directed activities. These activities may extend beyond typical computer functions such as communication to include the control of objects in their environment, such as televisions and lights, robotics, mobility devices (like wheelchairs), or potentially external or implanted medical devices such as stimulator systems that might provide an individual with the ability to move his or her limbs or control the function of his or her bowel or bladder.

     Using the initial results of our pilot trial program, we have begun development of the next-generation BrainGate System software designed to minimize the involvement of a Company-trained technician in the setup and operation of the system. This next-generation software also is intended to provide the user with a basic set of applications that can be controlled with the BrainGate System.

     We have initiated development of a completely implantable sensor and signal transmission system for long-term use that can be operated by the user outside of the hospital setting. This ambulatory monitoring system is expected to combine elements from the original BrainGate System with a proprietary chip contained inside a small, fully implantable case to amplify and digitize neural signals inside the body. The digitized information would then be transmitted to the external environment using short-range telemetry without the need for a connector that penetrates through the skin. This device would also receive power from an external source through short-range wireless transmission.

NeuroPort™ System:

     The NeuroPort™ System is a medical device intended for temporary (less than 30 days) recording and monitoring of brain electrical activity. The NeuroPort™ System consists of two parts, the NeuroPort Electrode array and the NeuroPort Neural Signal Processor (NSP). The NeuroPort™ Array consists of 100 electrodes and is implanted on the surface of the brain. The NeuroPort NSP records high resolution signals and provides physicians with the tools to analyze them. Unlike lower resolution signals such as electrocorticography (ECoG) and electroencephalography (EEG), which offer a summation of neural activity, the NeuroPort™ System is designed to provide a neurosurgeon, neurologist or clinical neurophysiologist with the means to record, monitor and analyze detailed electrical activity from individual neurons in the cortex of the brain.

     The NeuroPort™ System is designed for acute or sub-chronic in-patient applications. Our immediate opportunity is to target indications in which the cortex of the brain is already exposed. It is anticipated that the NeuroPort™ System will initially be used in conjunction with lower resolution means of monitoring brain activity (ECoG, iEEG).

     In addition to an invasive brain monitor, the NeuroPort™ System may be used by physicians who seek new neural monitoring techniques to study abnormal activity associated with neurological diseases and disorders. There are a significant number of ongoing studies related to the brain in which the NeuroPort System could provide a new level of detailed information about how the brain is working. This research may ultimately lead to enhanced diagnostics and therapeutics for movement disorders, psychological disorders, chronic pain, vision loss, hearing disorders as well as many others.

     During 2005, we focused our efforts on completing necessary engineering and manufacturing developments for commercial release of the NeuroPort™ System in 2006. Through 2006, we have placed two NeuroPort™ systems: one custom placement and one beta site.Following the initial release of the product, we intend to work closely with leading clinicians to develop specific applications for the System. We intend to generate revenues through the sale of the NeuroPort™ data acquisition hardware, as well as from the sale of the disposable sensors. We expect to utilize the NeuroPort™ System as a platform for development of new diagnostic and therapeutic applications that utilize detailed neural information.

Research Products:

     In late 2002, we acquired Bionic Technologies, LLC (“Bionic”), a manufacturer of neural recording, stimulation and signal processing equipment used for neuroscience research. As a result of the transaction, we acquired an engineering team, manufacturing facilities and key intellectual property. We continue to manufacture and sell a line of neural recording arrays and data acquisition systems on a limited basis to researchers and we continue to use the acquired technology in our advanced-stage neurological products.

Neuromodulation:

     We believe there may be value in the development of a long-term, chronic implant, which could provide the ability to detect and respond to the onset of abnormal activity patterns in the brain. We have filed a number of patent applications related to the use of neural signals to control therapeutic medical devices. We intend to leverage the NeuroPort™ System for data collection and analysis of the potential benefits of our neural sensors in closed loop applications.

Research and Development Activities. We incurred research and development costs of $5,587,000 and $4,309,000 in the years ended December 31, 2005 and 2004, respectively. During 2004, we began clinical trials on the BrainGate System and also continued development of the product. The BrainGate System development efforts included spending associated with development of software and hardware products. Research and development expenses in 2004 also included the costs of filing the 510(k) application for the NeuroPort™ System. The remaining research and development expenditures were related to continued efforts related to research grants. During 2005, we prepared for the launch of the NeuroPort™ System including final product development and the completion of various clinical production facilities modifications. Additionally, we expanded our BrainGate pilot trial and initiated a second trial for participants diagnosed with ALS (amyotrophic lateral sclerosis or Lou Gehrig’s disease) or other motor neuron diseases (“ALS trial”). As a result, we have added additional sites to conduct the clinical trials and recruited additional participants in the trials. We also continue to develop software and hardware products for the BrainGate System.

     Availability of Materials. The materials that we use in our operations are readily available from multiple suppliers.

     Customers. The research products business depends on sales of special purpose research equipment to a limited number of neuroscience researchers. The number of researchers who have sufficient budgets to purchase equipment in a given year is limited and is dependent on the level of government grant funding.

     Market Opportunity. The first-generation Andara™ OFS™ Device is designed to be implanted within 18 days of a spinal cord injury in order to restore sensation and some motor function. After fifteen weeks, the device is intended to be removed. At present, there is no treatment available for those with spinal cord injuries except the palliative application of a steroid methylprednisilone. Initially, based upon the device specifications that restrict its use to patients with compression injuries located between levels C-4 and T-10, we anticipate that approximately 3,500 patients annually would qualify to receive the device. In September 2006, the FDA granted Humanitarian Device Designation for the Andara™ OFS™ Device and we expect to file a Humanitarian Device Exemption application for the device in the first quarter of 2007. In addition, we expect to expand the application of the Andara™ OFS™ Device to other nervous system injuries with significantly larger markets, including peripheral nerve injuries. For subsequent applications of the technology, including the Andara™ OFS™ PLUS System, we expect to pursue approval from the FDA through a pre-market approval (PMA) process.

Our first-generation BrainGate System is designed to restore functionality for a limited, immobile group of severely motor-impaired patients who suffer from spinal cord injury, severe stroke, muscular dystrophy and motor neuron disease such as ALS. Further development of the BrainGate System could potentially expand our customer base to include individuals with less severe injuries. A next-generation product may be able to provide an individual with the ability to control medical devices such as those that control user mobility and limb movement, like wheelchairs or Functional Electrical Stimulation (“FES”) systems for patient-control of their own limbs, as well as devices that control bladder and bowel movements. We anticipate that we will seek initial approval from the FDA of the BrainGate System for a limited category of indications and patients through a Humanitarian Device Exemption (“HDE”). After initial regulatory approval, we may need to complete additional clinical testing and request supplemental approvals for additional indications and broader marketing claims. Subsequent approvals for additional indications and patient populations via the pre-market approval (“PMA”) regulatory process may be required. If we obtain approval of the BrainGate System in this manner, the FDA may initially impose restrictions on use of the BrainGate System. For example, an HDE is only applicable to diseases or conditions that affect fewer than 4,000 individuals per year. Nevertheless, we believe that this phased approach will permit us to obtain initial marketing approval for the BrainGate System more quickly than if we were to seek a broader approval from the outset.

     The NeuroPort™ System is designed for acute or sub-chronic in-patient applications. Our immediate opportunity is to target indications in which the cortex of the brain is already exposed. Each year in the United States, nearly 250,000 invasive brain monitoring procedures are performed. A craniotomy is performed for brain mapping and surgical removal of tissue to treat epilepsy (10,000 procedures), intracranial monitoring following hemorrhage (25,000 procedures) and removing tumors (55,000 procedures). A smaller “burr hole” is used during intracranial pressure monitoring following traumatic brain injury (125,000 procedures), as well as during the implantation of electrodes for deep brain stimulators which are currently used to treat movement disorders such as Parkinson’s disease, essential tremor and dystonia and are in clinical development to treat a variety of other neurological diseases and disorders. It is anticipated that the NeuroPort™ System will initially be used in conjunction with lower resolution means of monitoring brain activity (ECoG, EEG). In addition to an invasive brain monitor, the NeuroPort™ System may be used by physicians who seek new neuromonitoring techniques to study neurological diseases and disorders. There are a significant number of ongoing studies related to the brain. This research may ultimately lead to enhanced diagnostics and therapeutics for movement disorders, psychological disorders, chronic pain, vision loss, hearing disorders as well as many others.

     We also may target the neuromodulation market by developing products that are designed to benefit those patients who do not respond to drug therapy. Currently, these patients are generally treated with a range of invasive treatments, including surgical removal of a portion of the brain or an implanted medical device that delivers electrical stimulation to lessen the effects of the particular disease. Devices currently in use are large, involve repeat surgeries to change batteries, and often require patient intervention. We believe we may have an early entry into this market with the NeuroPort™ System.

In March 2005, we received 510(k) clearances for our NeuroPort™ System. In September 2005, we shipped our first custom NeuroPort™ unit. In March 2006, Cyberkinetics signed a collaborative research agreement with Columbia University Medical Center (Columbia) to evaluate the utility of the NeuroPort™ System in identifying abnormal human brain process, such as those commonly associated with epileptic seizures and Parkinson’s disease, as well as many other neurological diseases. At Columbia, the collaborative effort is led by Ronald G. Emerson, M.D., a world-recognized leader in the field of neurophysiological and critical care monitoring and advanced methods of Electroencephalography (EEG) analysis. As part of the agreement, we have an option to license any inventions derived from the research collaboration.  To date, none of our other clinical products has received regulatory approval for sale anywhere in the world and none will be commercially available for several years, if ever.

     Competition. We face many types of potential competition, including from academic labs, large public corporations and small venture-funded companies. Certain large academic groups working in the area of reading and interpreting neural signals for the purpose of controlling external devices have demonstrated additional proof of concept.

There are currently no competitors for the Andara™ OFS™ Device that are designed to restore function by regenerating neural tissue. Though neural stem cell-based technologies have recently entered into clinical trials, to our knowledge, there are currently no potential near-term applications of stem cell technology for application in spinal cord injury currently in clinical trials.

     One potential competitor for the BrainGate System, Neural Signals, Inc., has implanted several long-term dual electrode sensors in quadriplegic patients under an Investigational Device Exemption (“IDE”) and has claimed that these patients can achieve neural control. This device is not yet commercially available. Our BrainGate System also faces competition from non-invasive solutions for assisting quadriplegics that are based on technologies such as voice recognition, EEG monitoring and eye-movement interpretation. In addition, other competitors offer a wide variety of devices to treat neurological conditions. We believe that our primary competitive advantage is the potential to directly monitor cortical cells in a repeatable, reliable manner. Currently, most potential competitors sell devices that provide stimulation features only. We may pursue opportunities to partner with these companies.

     Intellectual Property. We have developed and are continuing to expand a broad intellectual property portfolio. Early in our history, we obtained an exclusive license from Emory University for a broad patent covering a system that achieves a brain-machine interface by processing multicellular brain signals. This exclusive license expires on the later of (i) the tenth anniversary of the first commercial sale of the first licensed product to achieve commercial sales and (ii) the expiration of the last valid claim upon the patents. Pursuant to the license agreement, we are obligated to pay royalties equal to 3% of the first $17 million of net sales of licensed products and 1% of net sales of licensed products exceeding $17 million within the same year. The annual royalties payable may be reduced by 50% of any royalties payable to third parties by us or our affiliates or sublicensees on the same net sales, provided that not less than 1% of net sales of licensed products is paid to Emory in any given year. We also agreed to pay minimum annual royalties of $75,000 beginning in 2006 and continuing for the duration of the agreement. These minimum royalties may be applied against the running royalties payable in the same period. We have also obtained exclusive licenses from the University of Utah for patents covering our electrode array technology and the insertion mechanism used in the surgical placement of the array. These exclusive licenses expire when the patents expire in 2010 and 2011, respectively. Pursuant to the University of Utah license agreement, we are obligated to pay royalties of 2.5% of net sales of licensed products.

     In September 2005, the Company signed a collaborative research and licensing agreement with Brown University. This agreement provides that Cyberkinetics will allow specific researchers at Brown University to access certain human clinical data obtained through the Company’s research and development programs. In exchange for this access, Brown has granted the Company the rights to a range of options to exclusive worldwide licenses for any proprietary inventions derived from the work done by the researchers based upon our data.

In connection with the acquisition of Andara in February 2006, we became the licensee of an exclusive, sublicenseable, royalty bearing license with Purdue Research Foundation (“PRF”) for the development and commercialization of the PRF technology pertaining to the Andara™ OFS Device and the Andara™ OFS Device Plus, and a series of neurotrophic and other drugs to be utilized with the Andara OFS Device or on their own. The Company agreed to pay milestones and royalties to PRF based upon gross receipts generated from the various licensed products. The Company has not yet generated any gross receipts related to the PRF technology. There are no milestone obligations for the Andara™ OFS Device and Andara™ OFS Device Plus as of September 30, 2006. The Company agreed to pay a 3% royalty on product sales of the Andara™ OFS Device and Andara™ OFS Device Plus. The Company may reduce, by up to 50%, the royalties due to PRF by the royalties paid to third parties provided the reductions do not exceed 50% during any given annual reporting period. For the remaining licensed products, the Company is obligated to make four milestone payments to PRF; three for the completion of each clinical trial phase I, II and III, respectively and the fourth payment at the time of the product launch. The milestone payments range from $30,000 to $1,500,000 for a successfully launched product. The Company is obligated to make annual maintenance payments to PRF of $100,000 beginning in 2009, $250,000 in 2010 through 2012 and $500,000 in 2013 and beyond. These maintenance payments may be credited against any royalties or other payments due to PRF during the same annual period. This license agreement will terminate at the later of either the expiration of the last valid claim upon the patents or the tenth-year anniversary of the first commercial shipment of a licensed product.

Also in connection with the acquisition of Andara, we became the licensee of an exclusive sublicenseable license with Indiana University Research and Technology Corporation (“IURT”) for the development and commercialization of the IURT technology pertaining to the OFS Device and OFS device with a series of neurotrophic and other drugs to be utilized with the OFS Device or on their own.

     Government Regulation. The U.S. FDA and comparable regulatory agencies in foreign countries regulate extensively the development, manufacture and sale of the medical products that we currently are developing. The FDA has established guidelines and safety standards that are applicable to the nonclinical evaluation and clinical investigation of medical devices and stringent regulations that govern the manufacture and sale of these products. The process of obtaining FDA approval for a new product usually requires a significant amount of time and substantial resources, including financial resources.

     Our BrainGate System is classified as a Class III medical device under FDA regulations. In the U.S., medical devices are classified into one of three classes (i.e., Class I, II or III) based on the controls deemed necessary (by the FDA) to reasonably ensure their safety and effectiveness. Class III medical devices are subject to the most rigorous regulation. Class III devices, which are typically life-sustaining, life-supporting or implantable devices, or new devices that have been found not to be substantially equivalent to legally marketed devices, must generally receive an FDA Pre-Market Approval (PMA) to ensure their safety and effectiveness. Class III devices are also subject to some of the requirements applicable to Class I and Class II devices, including general controls, such as labeling, pre-market notification, performance standards, post-market surveillance, patient registries and adherence to Quality System Regulations (“QSR”) requirements, which include testing, control and documentation requirements.

     A PMA application is the most common route to obtain permission to market and sell a Class III device in the U.S. for a particular indication. A PMA application must be supported by valid scientific evidence, which typically includes extensive information including relevant bench tests, laboratory and animal studies and clinical trial data to demonstrate the safety and effectiveness of the device. The PMA application also must contain a complete description of the device and its components, a detailed description of the methods, facilities and controls used to manufacture the device, and the proposed labeling, advertising literature and training materials. By regulation, the FDA has 180 days to review the PMA application. During that time an advisory committee may evaluate the application and provide recommendations to the FDA. Advisory committee reviews often occur over a significantly protracted period, and a number of devices for which FDA approval has been sought have never been cleared for marketing. In addition, modifications to a device that is the subject of an approved PMA, or to its labeling or manufacturing process, may require the submission of PMA supplements or new PMAs and additional approval by the FDA.

     The FDA also provides that certain devices can be distributed under an HDE rather than a PMA. In order for a device to be eligible for an HDE, a qualifying target patient population — of less than 4,000 patients per year for which there is currently no other available therapy — must be approved by the FDA. The FDA’s approval of an HDE to treat that qualifying patient population then requires demonstration that the device is safe for its intended application, that it is potentially effective, and that the probable benefits outweigh the associated risks. Adoption of an HDE device within an institution is subject to Institutional Review Board (“IRB”) approval. The regulatory hurdle for an HDE, while far from negligible, is therefore significantly less burdensome than that for a PMA. A device distributed under an HDE may be sold, but compensation may not exceed recovery of costs, including cumulative research and development costs, as well as the costs of manufacturing and distribution.

     If clinical trials of a device are required to obtain FDA approval, the sponsor of the trial is required to file an IDE application prior to commencing clinical trials. The IDE application must be supported by data, which typically include the results of extensive device bench testing, animal testing performed in conformance with Good Laboratory Practices and formal laboratory testing and documentation in accordance with appropriate design controls and scientific justification. If the FDA approves the IDE application, and the IRB at the institutions at which the clinical trials will be performed approve the clinical protocol and related materials, clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. Sponsors of clinical trials are permitted to charge for investigational devices distributed in the course of the study provided that compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.

     The Andara™ OFS™ Device is subject to the IDE, HDE and PMA processes and QSR Requirements. In September 2006, the FDA designated the Andara OFS™ Device as an HUD, which enabled us to begin preparation to file an HDE application to market the product. We expect to submit the HDE application for the Andara OFS Device in the first quarter of 2007. We have already begun to target specific “Centers of Excellence” acute-care hospitals that specialize in the treatment of spinal cord injuries where, if our HDE application is successful, we will begin to market the device on a limited basis as early as the second half of 2007.

We anticipate that we will seek additional FDA approval for the Andara OFS™ Device in other indications with larger patient populations, including patients with peripheral nerve injuries through a PMA process. In these indications, we will need to conduct additional clinical testing and request supplemental approvals for additional indications and broader marketing claims. We also anticipate that we will seek FDA approval for the Andara™ OFS PLUS System in patients with chronic, or old, spinal cord injuries through a PMA process. We believe that our phased approach will permit us to obtain initial marketing approval for the Andara™ technology platform more quickly than if we were to seek broader approval from the outset. We will be subject to continuing regulation, including compliance with QSR, adverse event reporting requirements and prohibitions on promoting a product for unapproved users.

The BrainGate System is subject to the IDE and PMA processes and QSR requirements. In 2004, the FDA approved our IDE application with regulatory permission to commence the initial clinical trial of the BrainGate System. The initial clinical trial is subject to periodic review and to the readiness of each collaborating medical center, including training of its surgical and post-operative care teams and approval of the clinical trial protocol by the hospital’s IRB.

     We anticipate that we will seek initial FDA approval of the BrainGate System for a limited category of indications and patients through an HDE, and subsequent approval via PMA for additional indications and patient populations. After the initial regulatory approval, we will need to complete additional clinical testing and request supplemental approvals for additional indications and broader marketing claims. If we obtain approval of the BrainGate System in this manner, the FDA may initially impose restrictions on the use of the BrainGate System. Nevertheless, we believe that this phased approach will permit us to obtain initial marketing approval for the BrainGate System more quickly than if we were to seek a broader approval from the outset. We will be subject to continuing regulation, including compliance with QSR, adverse event reporting requirements and prohibitions on promoting a product for unapproved users.

     In August and September 2004, we filed two 510(k) applications with the FDA on the two major components of the NeuroPort™ System. In March 2005, we received 510(k) clearances to market the NeuroPort™ System in the United States. In 2005, we completed necessary manufacturing upgrades required by the FDA to market the NeuroPort™ System. Cyberkinetics expects to continue to place the NeuroPort™ System at key research institutions and with thought-leaders with access to significant numbers of patients having specific target indications. These institutions and researchers will gather important clinical data to validate the usefulness of NeuroPort™ System for sensing signals relevant to and predictive of those indications, as well as report those data at appropriate scientific meetings. In March 2006, we entered into collaborative agreement with Columbia University Medical Center to evaluate the NeuroPort™ System to improve the understanding of certain abnormal human brain processes, which may include those commonly associated with epileptic seizures, Parkinson’s disease and other movement disorders, as well as many other neurological diseases. As part of the agreement, we have an option to license any inventions derived from the research collaboration.

     Clinical Trials. We have received an IDE from the FDA to conduct a pilot clinical trial of the BrainGate System. The FDA approval of our IDE application, and the IRB approval (at the individual institutions where the clinical trials will be performed) of the clinical protocol and related materials, allow clinical trials to begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect such plan’s scientific soundness or the rights, safety or welfare of human subjects. Two pilot clinical trials of the BrainGate System are currently in process. The trials are designed to demonstrate both the safety and the feasibility of a thought-based interface with a personal computer, which might replace the use of hands on a keyboard and mouse. More specifically, the study is designed to test and support three successive objectives:

•	demonstrate that the BrainGate System is able to detect neural signals from the motor cortex during the duration of the study;
•
demonstrate that those with quadriplegia are able to modulate the activity of their motor cortex and that the BrainGate System can use those neural signals to give the patient control of a cursor on a computer using patient thought; and

•	assess the patient’s ability to use the BrainGate System to perform tasks similar to those required to operate a personal computer.

     In July 2005, we received approvals from the FDA and the IRBs at the three participating clinical sites to expand the patient eligibility criteria in the BrainGate trial protocol to include non-speaking, or “locked-in,” participants, as well as individuals with less severe paralysis in the upper body. “Locked-in” syndrome is characterized by complete paralysis of voluntary muscles in all parts of the body except for those that control eye movement. The condition may result from traumatic brain injury, disease or from other causes. Individuals with locked-in syndrome are conscious, can think and reason, though they are unable to speak or move. Communication may be possible with blinking eye movements. With the FDA and IRB approvals, we expect to be able to recruit from a larger potential pool of patients for the ongoing trial.

     In August 2005, we received approvals from the FDA, under an IDE, and certain IRBs to conduct a new pilot clinical study of the BrainGate System in individuals diagnosed with ALS, or other progressive motor neuron diseases. The study will be conducted at Massachusetts General Hospital.

     According to the trial protocol, the Company may enroll up to five patients in the pilot trial phase. Each participant in the trial will be evaluated for a period of up to 12 months. Following completion of the pilot clinical trial, we intend to conduct additional trials to support FDA clearance of our products. At this time, four patients have been implanted with the BrainGate System in connection with these trials.

     Early Clinical Observations. Cyberkinetics acquired Andara™ Life Science, Inc. in February 2006. Prior to that, numerous studies of the Andara™ OFS™ Device were conducted in cell culture, as well as in small and large animal species. Two randomized, sham surgery trials were conducted in 58 naturally injured dog subjects and one 10-patient, Phase Ia study had been completed. Outcomes measurements from the preclinical studies included histology, electrical conductance and function. The 10-patient, Phase Ia Investigational Device Exemption (IDE) trial was completed in 2004. All participants in the trial were diagnosed with spinal cord injuries that were clinically “complete” - that is, there was no transmission of electrical signals from below the level of injury to the brain as verified by Somatosensory Evoked Potential (SSEP) testing. Results from the dog studies and the Phase Ia clinical trial were published in the January 2005 issue of the Journal of Neurosurgery: Spine. An additional three patients were treated with the device in a Phase Ib trial and results from these patients have not yet been published. In the 10-patient, Phase Ia trial, all participants achieved improvement in sensation (pin-prick and light-touch) and motor function. These results represent a 20-fold increase compared to the current standard of care, which is the application of methylprednisilone, a steroid that is intended to reduce swelling in the area of injury. As reported in publications and at scientific conferences, the 10 patients in the Phase Ia trial were tested on three occasions: prior to treatment, at six months and at 12 months. One patient in the trial was lost to follow-up at 12 months, though significant improvement was documented at six months. One patient reported return to sexual function.

We have two pilot clinical studies currently involving the Company's BrainGate System. The first trial is for those with quadriplegia due to spinal cord injury, stroke or muscular dystrophy (“SCI trial”); and the second is for those diagnosed with ALS or other motor neuron diseases (“ALS trial”). To date, the Company has enrolled four participants in the two pilot clinical trials, including three in the SCI trial and one in the ALS trial. As reported at previous scientific meetings, the first participant in the pilot trial was implanted with a BrainGate System in June 2004, and has participated in dozens of weekly clinical efficacy sessions in which the system was connected to the patient and its operation tested, as well as additional research sessions. The first participant successfully completed the one-year testing period according to the trial protocol and his implant was removed in late 2005. The Company intends to utilize the data collected from the retrieved implant to improve engineering of future products used in the Company's clinical trials of the BrainGateSystem. Based on repeat sessions with this first patient, we observed the following:

•	the surgical procedure to implant the BrainGate System went as planned and no adverse events have been reported related to the implanted device to date.
•	the BrainGate System has been observed over repeated sessions to be capable of detecting, transmitting and analyzing neural signals.
•
following implantation , the first participant in the clinical study, whose spinal cord injury occurred approximately three years prior to his implant procedure, could immediately modulate the output of his motor cortex in response to commands to imagine movement. For example, when asked to imagine moving his hand toward the left, specific neurons in his motor cortex activated immediately. Some of these same neurons did not activate when the participant was asked to imagine movements in different directions. This tuning of specific neurons to specific movement direction is similar to observations made in preclinical studies.

•
using the BrainGate System, we have been able to provide the first participant with a cursor that he could immediately control using thought. The first participant was able to use this thought-based cursor control to perform a number of tasks in the pilot trial. For example, he was able to use this cursor control to operate basic computer games and to control the operation of a television set using remote control.

•
using the BrainGate System, we have been able to detect specific signals related to certain imagined hand gestures. For example, when we asked the first patient to imagine opening and closing his fist, we could detect a clear pattern of activity associated with that imagined hand gesture. Our ultimate goal is to translate these gestures into the equivalent of keystrokes or switches that could be used in the BrainGate System interface.

     The results observed in the first participant are preliminary. There can be no assurance that these results will be replicated in additional subjects. Significant additional clinical studies must be completed before we can apply to the FDA for permission to make specific safety and efficacy claims related to the BrainGate System.

     Employees. At December 31, 2006, we employed 38 full-time employees. We believe that our relationship with our employees is good.

     Reverse merger. We were originally incorporated in the State of Nevada on February 6, 2002 as Trafalgar Ventures Inc. (“Trafalgar”). On July 23, 2004, Trafalgar, certain stockholders of Trafalgar, Trafalgar Acquisition Corporation, a Nevada corporation (“Merger Sub”), and Cyberkinetics, Inc., a privately-held Delaware corporation (“Cyberkinetics”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Trafalgar, through its wholly-owned subsidiary, Merger Sub, agreed to acquire Cyberkinetics in exchange for shares of Trafalgar’s common stock (the “Merger”). The Merger closed on October 7, 2004. Immediately upon closing, Trafalgar effected a reincorporation from the State of Nevada to the State of Delaware and a corporate name change to “Cyberkinetics Neurotechnology Systems, Inc.” Until the effective time of the Merger with Cyberkinetics, we were in the business of mineral exploration, but had not generated revenues from operations. Post-merger, we ceased all operations in the mineral exploration industry and now we operate as the parent company of Cyberkinetics.

     Recent Developments. In February 2006, we acquired Andara™ Life Science, Inc. (“Andara™”), an Indiana corporation, through the merger of a wholly owned subsidiary of Cyberkinetics with and into Andara™ (the “ Andara™ Merger”). Prior to its acquisition by us, Andara™ was a privately held company engaged in the development of a portfolio of programs related to the repair and regeneration of neural tissues, which were developed at the Center for Paralysis Research at Purdue University.

     Andara™ was acquired pursuant to the terms and conditions of an Agreement and Plan of Merger dated February 14, 2006 (the “Andara™ Merger Agreement”), among the Company, Andara™ and Andara™ Acquisition Corp. (“Acquisition”), a wholly-owned subsidiary of the Company, on the filing of a Certificate of Merger in the State of Delaware and Articles of Merger in the State of Indiana. Acquisition merged with and into Andara™ and all of the issued and outstanding capital stock of Andara™ was exchanged for an aggregate of 3,029,801 shares of the common stock, $0.001 par value per share (“Common Stock”) of the Company, of which 993,377 shares of Common Stock were issued pursuant to a restricted stock award and subject to forfeiture (the “Restricted Stock”). As a result of the Andara™ Merger, Andara™ became a wholly-owned subsidiary of the Company. The Restricted Stock is subject to forfeiture if certain specific milestones are not achieved by the surviving corporation within thirty-six (36) months of the Andara™ Merger.

     Facilities. We lease approximately 6,169 square feet of space in Foxborough, Massachusetts and 11,225 square feet of space in Salt Lake City, Utah. This space is adequate for our purposes for at least the next 12 months. The Foxborough, Massachusetts, lease expires on May 31, 2007. On May 10, 2005, we entered into an amendment to our lease with 100/200 Foxborough Boulevard Realty Trust that increased our space at the Foxborough Facility by approximately 1,600 square feet and our annual rent of approximately $123,000 to $148,000. We renewed the lease on our engineering and manufacturing facility in Salt Lake City, Utah, on January 28, 2005. The current term of the lease expires on November 30, 2009 and we have an option to renew the lease at the end of the current lease term for one additional five-year period.

MANAGEMENT

Directors and Executive Officers

     The following sets forth the name and certain information concerning each of our current executive officers and directors.

Name	Age	Position

Timothy R. Surgenor	47	President, Chief Executive Officer, Director
John P. Donoghue, Ph.D.	57	Chief Scientific Officer, Director
Mark A. Carney	48	Executive Vice President, Director
Kurt H. Kruger	51	Chief Financial Officer
J. Christopher Flaherty	45	Executive Vice President, Technology and Intellectual Property
Kimi E. Iguchi	44	Vice President, Finance
Jonathan T. Hartmann	40	Vice President, Sales & Marketing
Mark P. Carthy	46	Director
George N. Hatsopoulos, Ph.D.	80	Director
Nicholas G. Hatsopoulos, Ph.D.	44	Director
Theo Melas-Kyriazi	47	Director
Daniel E. Geffken	49	Director

Timothy R. Surgenor has been our President and Chief Executive Officer since January 2003 and Director since November 2002. From January 1999 to January 2003, Mr. Surgenor was Executive Vice President at Haemonetics Corporation (NYSE:HAE), which is a medical device company. From 1994 to 1999, Mr. Surgenor was President of Genzyme Tissue Repair, the cell therapy division of Genzyme Corporation (NASDAQ:GENZ). Previously, Mr. Surgenor was Executive Vice President and Chief Financial Officer of BioSurface Technology, Inc. and also held various positions in operations at Integrated Genetics. Mr. Surgenor received a B.A. in Biochemistry from Williams College in 1981 and an M.B.A. from Harvard Business School in 1987.

     John P. Donoghue, Ph.D. has been our Chief Scientific Officer and Director since August 2002. He is also currently the Henry Merritt Wriston Professor at Brown University. Since 1991, Dr. Donoghue has been Chairman of the Department of Neuroscience and since 1998 he has served as Executive Director of the Brain Science Program at Brown University. Dr. Donoghue received an A.B. from Boston University in 1971, an M.S. in Anatomy from the University of Vermont in 1976 and a Ph.D. in Neuroscience from Brown University in 1979.

     Mark A. Carney has been our Executive Vice President and Director since February 2006. Mr. Carney co-founded Andara™ Life Science, Inc. (Andara™), and served as its President and Chief Executive Officer from January 2004 until Cyberkinetics acquired the Company on February 14, 2006. From February 2002 to December 2003, he was Senior Vice President at Affiliated Computer Services, Inc. (NYSE:ACS), following the acquisition of Outsourced Administrative Services, where he was Executive Vice President and Chief Operating Officer from April 2000 until January 2002. From September 1997 to January 2000, Mr. Carney was Senior Vice President at the Centris Group, Inc. (NYSE:CGE) following the acquisition of The Interra Group of Companies. He founded The Interra Group of Companies where he was President, Chief Executive Officer and Chairman of the Board from September 1993 to August 1997. From January 1990 to August 1993, Mr. Carney was President and Chief Operating Officer at International Medical Group, Inc. Mr. Carney received his Bachelor of Science Degree in 1981 and completed requirements for his Master of Science Degree in Community Health in 1983 at Purdue University.

Kurt H. Kruger has been our Chief Financial Officer since September 19, 2006. From January 1996 to February 2003 at Banc of America Securities LLC, (NYSE: BAS, formerly Montgomery Securities) and from July 1987 to January 1996 at Hambrecht & Quist, LLC, Mr. Kruger served as Managing Director and Medical Technology Research Analyst. In that role, he followed a wide range of medical technology companies, including Johnson & Johnson, Medtronic, Inc., Boston Scientific Corporation and Zimmer, Inc. Mr. Kruger structured financings that raised more than $3.2 billion for companies, including Ventritex, Inc., Target Therapeutics, Heart Technology, Cytyc Corporation, Cyberonics, Inc., and Kyphon Inc. From 1984 to 1987 he worked with Cardiac Pacemakers, Inc., a subsidiary of Eli Lilly and Company (NYSE: LLY), that became Guidant Corporation (NYSE: GDT). Mr. Kruger earned his Master of Science degree in Management from the MIT Sloan School of Management in Cambridge, Massachusetts. He also earned his Master of Science degree in Biomedical Engineering from the University of Michigan in Ann Arbor, and his Bachelor of Science Degree in Biomedical Engineering from Brown University in Providence, Rhode Island.

    J. Christopher Flaherty has been our Executive Vice President, Technology and Intellectual Property since September 2003. Mr. Flaherty founded Insulet Corporation in July 2000 and served as its President and Chief Operating Officer until January 2002. Mr. Flaherty also co-founded TransVascular, Inc. in March 1996 and served as its Executive Vice President until June 2003. Mr. Flaherty has also held positions at Pfizer (NYSE:PFE) and Strato Medical. Mr. Flaherty earned a B.S. in Aeronautical and Electrical Engineering from Massachusetts Institute of Technology in 1985.

Kimi E. Iguchi has been our Vice President, Finance since August 2004. From May 1998 to March 2004, Ms. Iguchi worked in a variety of roles at Millennium Pharmaceuticals(NASDAQ:MLNM). Ms. Iguchi served as head of the Biotherapeutics subsidiary and most recently as Senior Director, Financial Planning and Analysis. Ms. Iguchi was the Senior Manager of External Reporting at Biogen, Inc.(now Biogen IDEC (NASDAQ:BIIB) from October 1996 to May 1998. Prior to that, from September 1995 to October 1996, Ms. Iguchi was Director of Financial Reporting at Continental Cablevision. Ms. Iguchi is a Certified Public Accountant and was a public accountant at Coopers and Lybrand(now Price Waterhouse Coopers) from 1987 to 1995. Ms. Iguchi received a B.S. in Chemistry from Drew University in 1984 and a M.B.A. from Northeastern University in 1987.

     Jonathan T. Hartmann has been our Vice President of Sales and Marketing since April 4, 2006. From August 2000 to April 2006, Mr. Hartmann worked at Guidant Corporation (NYSE: GDT) in the Cardiac Rhythm Management Division as the Southern New England Regional Manager and as Director for Corporate Marketing and Strategic Ventures. From December 1997 to December 1998, he was Market Development Manager at Urologix, Inc. (NASDAQ:ULGX). Prior to that, from June 1994 to November 1997, Mr. Hartmann was Laparoscopic Surgical Instrument and Surgical Stapling representative at United States Surgical Corporation (NYSE:USS) Mr. Hartmann received his B.S. from St. Lawrence University in 1988 and his M.B.A. from Harvard Business School in 2000.

     Outside Board of Directors

     Mark P. Carthy has been a Director of our Company since August 2002. He is currently a General Partner at Oxford Bioscience Partners. Mr. Carthy joined Oxford Bioscience Partners in October 2000. From 1998 to 2000, he was an advisor to Kummell Investments Limited, a Morningside Group affiliate, on its venture capital portfolio. Prior to Kummell, he was employed as Chief Business Officer of Cubist Pharmaceuticals, Inc. (NASDAQ:CBST) and Senior Director of Business Development at Vertex Pharmaceuticals Inc. (NASDAQ:VRTX). He received his B.E. in Chemical Engineering from University College Dublin, Ireland in 1982, an M.S. in chemical engineering from University of Missouri in 1983 and an M.B.A. from Harvard Business School in 1987.

     George N. Hatsopoulos, Ph.D. has been a Director of our Company since August 2002 and is currently Chairman and Chief Executive Officer of Pharos, LLC. Dr. Hatsopoulos is the founder of Thermo Electron Corporation (NYSE:TMO) and served as Chairman and Chief Executive Officer from its founding in 1956 until his retirement in 1999. Dr. Hatsopoulos was trained at the National Technical University of Athens and Massachusetts Institute of Technology, where he received his Bachelors degree in 1949, his Masters degree in 1950, his Engineers degree in 1954, and his Doctorate degree in 1956. He was on the faculty of MIT from 1956 to 1962 and a Senior Lecturer until 1990.

     Nicholas G. Hatsopoulos, Ph.D. has been a Director of our Company since August 2002 and is currently an Assistant Professor at the University of Chicago. Dr. Hatsopoulos has been an Assistant Professor in Organismal Biology and Anatomy at the University of Chicago since January 2002. From January 1998 to December 2001, Dr. Hatsopoulos was an Assistant Professor of Research in the Department of Neuroscience at Brown University. Dr. Hatsopoulos has completed two postdoctoral research fellows, one in the Department of Neuroscience at Brown University and the other in the Computation Neuroscience Program at the California Institute of Technology. Dr. Hatsopoulos completed his B.A. in Physics from Williams College in 1984, his M.S. in Psychology in 1991 and his Ph.D. in Cognitive Science from Brown University in 1992.

     Theo Melas-Kyriazi has been a Director of our Company since November 2004 and is currently self-employed. Mr. Melas-Kyriazi was affiliated with Thermo Electron Corporation (NYSE:TMO) from 1986 to October 2004. He served as Chief Financial Officer of TMO from 1999 until October 2004 and, from 1994 to 1997, he served as Chief Executive Officer and President of Thermo Spectra Corporation, a publicly traded subsidiary of TMO. Mr. Melas-Kyriazi has also served as a member of the Board of Directors of Valeant Pharmaceuticals (NYSE:VRX) since 2003. Mr. Melas-Kyriazi received a B.A. in Economics from Harvard College in 1981 and a M.B.A. from Harvard Business School in 1983.

     Daniel E. Geffken has been a Director of our Company since January 2005 and is currently the Executive Vice President and Chief Financial Officer of Konarka Technologies, Inc. Mr. Geffken joined Konarka Technologies, Inc. in August of 2006. Prior to that, Mr. Geffken was Senior Vice President and Chief Financial Officer of Omnisonics Medical Technologies, Inc., from December 2003 until August 2006. Previously, Mr. Geffken was Senior Vice President of Finance and Chief Financial Officer at Transkaryotic Therapies, Inc. (NASDAQ:TKTX) from February 1997 to April 2003. Prior to Transkaryotic Therapies, Inc., Mr. Geffken held a variety of senior financial roles at CytoTherapeutics, Inc. (NASDAQ:CTII), Anderson Group (now Moscow CableCom Corp. (NASDAQ:MOCC)) and MedChem Products (now C. R. Bard Inc. (NYSE:BCR)). Mr. Geffken also spent several years at KPMG. Mr. Geffken received a B.S. in Economics from The Wharton School at the University of Pennsylvania in 1979 and a M.B.A. from Harvard Business School in 1987.

Family Relationships

     George N. Hatsopoulos is the father of Nicholas G. Hatsopoulos.

The Board of Directors and Committees

     The Board of Directors is responsible for the supervision of the overall affairs of the Company. The Board met five times in fiscal 2006. During 2006, each director attended at least 75% of all Board meetings and meetings of any committee on which he served.

     Audit Committee

     The Board of Directors has established an Audit Committee. The Audit Committee’s responsibilities include:

•	appointing, evaluating, and retaining the independent auditor;
•	reviewing and discussing with management and independent auditors our annual and quarterly financial statements and disclosures;
•	discussing our systems of internal control over financial reporting; and
•	meeting independently with the independent auditors and management.
     The Audit Committee currently consists of Theo Melas-Kyriazi and Daniel E. Geffken. Each of Messrs. Melas-Kyriazi and Geffken qualify as a “financial expert” under Item 401 of Regulation S-B of the Securities and Exchange Act of 1934, as amended, and are “independent,” under the listing standards of the American Stock Exchange. As the Company’s stock is traded on the OTC Bulletin Board, the Company has chosen to use the definition of “independent” under the listing standards of the American Stock Exchange. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee met five times during fiscal 2006.

     Compensation Committee

     The Board of Directors has a Compensation Committee, which administers the Company’s compensation and benefit plans, in particular, the incentive compensation and equity-based plans, and approves salaries, bonuses, and other compensation arrangements and policies for the Company’s officers, including the chief executive officer. The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee currently consists of Mark P. Carthy and Theo Melas-Kyriazi. The Compensation Committee met five times during fiscal 2006.

     Nominating Committee

     The Board of Directors has a Nominating Committee, which (i) identifies individuals qualified to become Board members and recommends such individuals to the Board for nomination for election to the Board, (ii) makes recommendations to the Board concerning committee appointments, other than to the Nominating Committee, (iii) develops, recommends and annually reviews corporate governance guidelines for the Company and (iv) oversees corporate governance matters and coordinates an annual review of the Board’s performance. The Board of Directors has adopted a written charter for the Nominating Committee. The Nominating Committee currently consists of Mark P. Carthy, Nicholas G. Hatsopoulos, Ph.D. and Daniel E. Geffken. All members of the Nominating Committee are “independent,” under the listing standards of the American Stock Exchange. As the Company’s stock is traded on the OTC Bulletin Board, the Company has chosen to use the definition of “independent” under the listing standards of the American Stock Exchange. The Nominating Committee did not meet during fiscal 2006.

     Director Compensation

     Directors who are not our employees and who do not beneficially own greater than 2% of our outstanding common stock will receive the following compensation:

•	An annual retainer of $20,000, plus an additional retainer of $5,000 and $3,000, respectively, if serving as Chairman of the Board or Chairman of the Audit Committee.
•	New directors shall receive an initial stock option grant to purchase 20,000 shares of common stock at the then fair market value, which will vest over four years.
•	Existing directors shall receive an annual stock option grant to purchase 5,000 shares of common stock at the then fair market value, which will vest over four years.
     All directors are reimbursed reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee of the Board of Directors.

Director Compensation

Name	Year	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Daniel E. Geffken (2)	2006	20,000	19,193	39,193
	2005	20,000	—	20,000

Theo Melas-Kyriazi (3)	2006	23,000	18,089	41,089
	2005	23,000	—	23,000
	2004	3,833	—	3,833

(1)
Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments (SFAS 123R) using the modified prospective transition method. SFAS 123R requires all stock-based awards, including employee stock options, to be recognized in the income statement based on their fair values. The dollar amount represents the total compensation expense for stock option awards recognized in our financial statements in accordance with SFAS 123R. For information regarding our valuation of option awards, refer to “Stock-Based Compensation” in Note 2 to our annual financial statements and interim financial statements included elsewhere in this prospectus.

(2)	Daniel E. Geffken has been a director of our Company since November 2005. Mr. Geffken has outstanding options to purchase an aggregate of 30,000 shares of common stock as of December 31, 2006.

(3)	Theo Melas-Kyriazi has been a director of our Company since November 2004. Mr. Melas-Kyriazi has outstanding options to purchase an aggregate of 30,000 shares of common stock as of December 31, 2006.

Executive Compensation

     The following table sets forth information concerning the compensation earned by our Chief Executive Officer, Chief Financial Officer and the four most highly compensated executive officers who served during the year ended December 31, 2006, and whose total compensation during the year ended December 31, 2006 exceeded $100,000 (the “Named Executive Officers”).

Summary Compensation Table

		Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Name and Position	Year	($)	($)(1)	($)	($) (2)	($)	($)
Timothy R. Surgenor	2006	259,044	—	—	129,169	6,174	394,387
President, Chief Executive	2005	250,995	50,000	—	—	6,060	307,055
Officer and Director	2004	246,292	125,000	—	—	5,761	377,053
John P. Donoghue, Ph.D.	2006	61,350	—	—	452,943	—	514,293
Chief Scientific Officer and	2005	188,694	—	—	—	—	188,694
Director (3)	2004	—	—	—	—	57,690	57,690
Mark A. Carney	2006	186,926	—	—	23,978	—	210,904
Executive Vice President, Director (4)
Kurt H. Kruger	2006	63,535	—	13,167	43,714	—	120,416
Chief Financial Officer (5)
J. Christopher Flaherty	2006	216,816	—	—	23,083	1,891	241,790
Executive Vice President,	2005	211,078	37,500	—	—	647	249,225
Technology and Intellectual	2004	203,734	50,000	—	—	1,115	254,849
Property
Jonathan T. Hartmann	2006	132,126	—	—	39,956	—	172,082
Vice President, Sales & Marketing (6)

(1)
Includes bonus amounts accrued in year of service whether paid during year of service or thereafter. Bonus amounts for 2006 are not calculable at this time.  We expect that bonus amounts for 2006 will be finalized in March 2007. See below for further information concerning the 2004 bonuses.

(2)
Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments (SFAS 123R) using the modified prospective transition method. SFAS 123R requires all stock-based awards, including employee stock options, to be recognized in the income statement based on their fair values. The dollar amount represents the total compensation expense for stock option awards recognized in our financial statements in accordance with SFAS 123R. For information regarding our valuation of option awards, refer to “Stock-Based Compensation” in Note 2 to our annual financial statements and interim financial statements included elsewhere in this prospectus.

(3)
John P. Donoghue, Ph.D. was hired on January 1, 2005. He was a consultant to Cyberkinetics from August 25, 2002 to December 31, 2004. The amount reflected under “All Other Compensation” reflects the compensation paid to Mr. Donoghue as a consultant to Cyberkinetics.

(4)	Mark A. Carney was hired on February 14, 2006.
(5)	Kurt H. Kruger was hired on September 18, 2006.
(6)	Jonathan T. Hartmann was hired on March 31, 2006.
2004 Bonus Awards

     The following Named Executive Officers earned the bonuses indicated below for the year ended December 31, 2004:

	Cash Bonus	Dollar Value of Stock Bonus*	Shares Issued*
Timothy R. Surgenor	$100,000	$25,000	11,111
J. Christopher Flaherty	$40,001	$9,999	4,444

*	Number of shares issued is based upon a per share price of $2.25 on the date of grant.

    The Board awarded the 2005 and 2004 cash bonuses to Mr. Surgenor pursuant to, and consistent with, his existing employment agreement, dated November 3, 2004. Mr. Surgenor’s employment agreement reflects a target cash bonus of $100,000 and provides the Compensation Committee with the discretion to award up to the full target amount based on objective and mutually agreed upon criteria. For 2005, the criteria included, among other things, progress on the launch of the NeuroPort™ System, raising additional capital and continued execution of the clinical trial. For 2004, the criteria included, among other things, achievement of certain regulatory approvals, execution of a clinical trial, and becoming a reporting company under the federal securities laws.

     The Board awarded the stock bonuses pursuant to Cyberkinetic’s Third Amended and Restated 2002 Equity Incentive Plan, as last amended by its stockholders on June 23, 2005. The shares issued pursuant to such stock bonus awards are not subject to a share repurchase option in favor of Cyberkinetics and are fully vested. These shares are subject to lock-up agreements whereby the holders agreed not to offer, sell or otherwise dispose of 50% of such shares through the earlier of (i) the close of trading on October 6, 2006, or (ii) the first day after October 6, 2005, when, for a period of 20 consecutive trading days, the average stock price for Cyberkinetics’ shares of common stock is greater than $8 per share and the average daily trading volume is over 50,000 shares (the “First Release”), and the remaining 50% of the shares until 180 days after the First Release.

Employment Agreements

     On November 3, 2004, our Board of Directors approved an Employment Agreement (the “Agreement”) with Timothy R. Surgenor, our President and Chief Executive Officer. During the term of Agreement, Mr. Surgenor will earn a base salary of no less than $244,400 per annum (or such higher amount as the Compensation Committee may establish), to be reviewed annually. He is also eligible to receive an annual cash bonus of up to $100,000, based on objectives mutually agreed upon by the Board of Directors, the Compensation Committee and Mr. Surgenor. The Agreement shall terminate upon the death or disability of Mr. Surgenor; provided, however, that we may terminate Mr. Surgenor’s employment immediately “for cause” with no further obligations. If we terminate Mr. Surgenor’s employment “without cause,” he will be entitled to 18 months of severance pay at rate of one hundred percent of his monthly salary and a bonus equal to the average of the annual cash bonus earned in each of the two fiscal years prior to his termination.

     On March 24, 2005, our Board of Directors approved an Employment Agreement with John P. Donoghue, Ph.D., our Chief Scientific Officer. In July 2002, we entered into a Consulting Agreement (the “Consulting Agreement”) with Dr. Donoghue. Under the terms of the Consulting Agreement, Dr. Donoghue received a consulting fee of $57,690 in 2004 and $126,344 in 2003. The Employment Agreement amended certain terms of the Consulting Agreement, which terms continue in full force and effect. Under the terms of the Employment Agreement, from January 1, 2005 through August 31, 2005 (the “Initial Period”), Dr. Donoghue was required to devote 50% of his working time to us. Such time commitment may be changed after the Initial Period upon mutual agreement of Dr. Donoghue and us; however, we will offer Dr. Donoghue the opportunity to work at least one day per week for us until April 30, 2008, absent unusual circumstances. During the Initial Period, Dr. Donoghue earned a base salary of $253,041 per annum on a full-time basis. After the Initial Period, Dr. Donoghue’s annual base salary is pro rated based on Dr. Donoghue’s time commitment to us. After April 30, 2008, Dr. Donoghue’s employment relationship with us will be on an at-will basis.

     On February 13, 2006, our Board of Directors approved an Employment Agreement with Mark Allen Carney, our Executive Vice President in connection with the Company’s acquisition of Andara™. The Agreement became effective on February 14, 2006. During the term of Agreement, Mr. Carney will earn a base salary of no less than $212,000 per annum (or such higher amount as the Compensation Committee of the Board may establish), to be reviewed annually. He is also eligible to receive an annual cash bonus of up to $100,000, based on objectives mutually agreed upon by the Board, the Compensation Committee and the President and CEO. Mr. Carney’s employment agreement shall terminate upon the death or disability of Mr. Carney; provided, however, that the Company may terminate Mr. Carney’s employment immediately “for cause” with no further obligations. If we terminate Mr. Carney’s employment “without cause,” he will be entitled to twelve (12) months of severance pay at rate of one hundred percent (100%) of his monthly salary and a bonus equal to the average of the annual cash bonus earned in each of the two (2) fiscal years prior to his termination. Mr. Carney was also granted a ten-year option (the “Option Award”) to purchase up to 100,000 shares of Common Stock on February 14, 2006 at a per share exercise price of $1.43. The Common Stock underlying the Option Award vests (i) 25% on the first anniversary of the date of grant; and (ii) an additional 6.25% each three months thereafter.

On September 18, 2006, our Board of Directors approved an Employment Agreement with Kurt H. Kruger, our Chief Financial Officer. During the term of Agreement, Mr. Kruger will earn a base salary of no less than $220,000 per annum (or such higher amount as the Compensation Committee of the Board may establish), to be reviewed annually. He is also eligible to receive an annual cash bonus of up to (i) $25,000 for the fiscal year ending December 31, 2006 and (ii) $75,000 per year thereafter, each based on objectives mutually agreed upon by the Board, the Compensation Committee and the President and CEO. The Agreement terminates upon the death or disability of Mr. Kruger; provided, however, that the Company may terminate Mr. Kruger’s employment immediately “for cause” with no further obligations. If we terminate Mr. Kruger’s employment “without cause,” he will be entitled to twelve (12) months of severance pay at rate of one hundred percent (100%) of his monthly salary and a bonus equal to the average of the annual cash bonus earned in each of the two (2) fiscal years prior to his termination. On September 18, 2006, Mr. Kruger was also granted (i) a ten-year option (the “Option Award”) to purchase up to 200,000 shares of the Company’s Common Stock; (ii) a ten-year option (the “Performance Award”) to purchase up to 100,000 shares of the Company’s Common Stock; and (iii) 100,000 restricted shares of the Company’s Common Stock. Each of the Option Award and the Performance Award are exercisable at a per share price of $1.58, the closing price per share of the Company’s Common Stock on September 18, 2006. The right to acquire Common Stock under the Option Award vests over four years as follows: (a) 25% on the first anniversary of the date of grant; and (b) an additional 6.25% each three months thereafter. The right to acquire Common Stock under the Performance Award vests on the ninth anniversary of the date of grant, subject to acceleration of vesting upon the Company’s achievement of certain performance milestones. The restricted Common Stock issued to Mr. Kruger vests equally over a period of four years; 25% of the grant on each of the first four anniversaries of the date of grant.

Outstanding Equity Awards at December 31, 2006

     The following table sets forth information regarding equity awards granted to the Named Executive Officers that were outstanding as of December 31, 2006.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Share)(1)	Option Expiration Date(2)	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(3)
Timothy R. Surgenor	843,750	56,250	(4)	0.01	1/23/2013	—	—
	43,750	56,250	(5)	2.10	3/14/2015	—	—
	46,875	203,125	(5)	1.40	3/7/2016	—	—
John P. Donoghue, Ph.D.	393,750	56,250	(6)	0.10	8/29/2013	—	—
	53,174	13,293	(7)	0.10	4/29/2014	—	—
	4,688	20,313	(5)	1.40	3/7/2016	—	—
Mark A. Carney	—	100,000	(4)	1.43	2/13/2016	—	—
Kurt H. Kruger	—	300,000	(8)	1.58	9/17/2016	100,000(9)	122,000
J. Christopher Flaherty	10,000	—	(10)	0.10	3/27/2013	—	—
	146,250	33,750	(4)	0.10	9/11/2013	—	—
	12,250	15,750	(5)	2.10	3/14/2015	—	—
	5,625	24,375	(5)	1.40	3/7/2016	—	—
Jonathan T. Hartmann	—	200,000	(4)	1.39	3/30/2016	—	—

(1)	The exercise price per share of options granted represents the fair market value of the underlying shares of common stock on the date the options were granted.
(2)	Such stock options expire ten years from the date of grant.
(3)
The market value of the stock is determined by multiplying the number of shares by the closing sales price of our common stock on December 31, 2006, or $1.22, as reported on the Over-The-Counter Bulletin Board.

(4)	Options vest over four years at a rate of 25% on the first anniversary of the date of grant and 6.25% per quarter thereafter.
(5)	Options vest over four years at a rate of 6.25% per quarter.
(6)	These options were granted to Mr. Donoghue while he was a consultant to Cyberkinetics. The options vest over four years at a rate of 25% on the date of grant and 2.08% per month thereafter.
(7)	These options were granted to Mr. Donoghue while he was a consultant to Cyberkinetics. The options vest over 40 months at a rate of 2.50% per month.
(8)
Of the 300,000 options, 200,000 vest over four years at a rate of 25% on the first anniversary of the date of grant and 6.25% per quarter thereafter and the remaining options vest on the ninth anniversary of the date of grant, subject to acceleration of vesting upon the Company’s achievement of certain performance milestones.

(9)	This restricted stock award vests over four years at a rate of 25% per year beginning on the first anniversary of the date of grant. This award was granted on September 18, 2006.
(10)
J. Christopher Flaherty was hired on September 2, 2003. He was a consultant to Cyberkinetics from February 19, 2003 to September 1, 2003. These options were granted to Mr. Flaherty in connection with consulting services rendered to Cyberkinetics. These options vest on the first anniversary of the date of grant.

Option Plans

     2002 Equity Incentive Plan

     On August 12, 2002, Cyberkinetics’ Board of Directors and its stockholders adopted the 2002 Equity Incentive Plan (the “2002 Equity Plan”). The 2002 Equity Plan provides for the granting of incentive stock options, nonqualified option awards, stock grants and other restricted stock awards for officers, directors, employees, consultants and advisers. On April 30, 2004, Cyberkinetics’ Board of Directors and its stockholders amended the 2002 Equity Plan to increase the total number of shares available from 1,833,333 to 2,533,333. The 2002 Equity Plan, and all options outstanding thereunder, were assumed by us in connection with the Merger. On June 23, 2005, Cyberkinetics Board of Directors and its Stockholders amended the 2002 Equity Plan to increase the total number of shares available from 2,533,333 to 3,500,000. On June 7, 2006, Cyberkinetics Board of Directors and its Stockholders amended the 2002 Equity Plan to increase the total number of shares available from 3,500,000 to 4,400,000.

     Incentive stock options may not be granted at less than the fair market value of our common stock at the date of grant. The options can be exercisable at various dates, as determined by our Board of Directors, and will expire no more than ten years from the date of grant. Options granted under the 2002 Equity Plan are restricted as to transfer. For holders of more than 10% of our voting stock, incentive stock options may not be granted at less than 110% of the fair market value of our common stock at the date of grant, with an expiration date not to exceed five years. Options granted under the 2002 Equity Plan vest over periods as determined by the Board of Directors, which are generally a period of four years from the date of grant.

     2002 Founders’ Option Plan

     On August 12, 2002, Cyberkinetics’ Board of Directors and its stockholders adopted the 2002 Founders’ Option Plan (the “2002 Founders’ Plan”). The 2002 Founders’ Plan, and all options outstanding thereunder, were assumed by us in connection with the Merger. The 2002 Founders’ Plan provides for the granting of incentive stock options, nonqualified option awards, stock grants and other restricted stock awards to certain key employees and stockholders. On June 20, 2003, Cyberkinetics’ Board of Directors and its stockholders amended the 2002 Founders’ Plan to reduce the total number of shares available from 1,430,915 to 1,230,915.

     At December 31, 2006, an aggregate of 4,188,391 stock options were outstanding under the 2002 Equity Plan and the 2002 Founders' Plan at prices ranging from $0.01 to $4.89 per share. At such date, there were 958,955 stock options available for grant.

Defined Contribution Plan

The Company sponsors a defined contribution 401(k) benefit plan for all employees over the age of 21. Employees may elect to defer up to 75% of their annual compensation, up to the statutory limits. The Company matches the contributions of employees at 50% of the first 4% of their contributions.

Securities Authorized for Issuance Under Equity Compensation Plans

     The following table provides information as of December 31, 2006 regarding compensation plans (including individual compensation arrangements) under which equity securities of our Company are authorized for issuance. Information is included for both equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders.

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,236,821 (1)	$0.75	958,955
Equity compensation plans not approved by security holders	—	—	—
Total	4,236,821	$0.75	958,955

(1)	Includes 3,123,976 stock options under the 2002 Equity Incentive Plan and 1,064,415 stock options under the 2002 Founders' Option Plan, and 48,430 warrants.

Beneficial Ownership

     The following table sets forth, as of December 31, 2006, the number and percentage of shares of Common Stock beneficially owned, directly or indirectly, by each of Cyberkinetics' directors, director-nominees, the Named Executive Officers, beneficial owners of more than 5% of the outstanding shares of common stock and by the directors and executive officers of Cyberkinetics as a group. Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and does not necessarily indicate ownership for any other purpose, and generally includes voting or investment power with respect to the shares and shares which such person has the right to acquire within 60 days of December 31, 2006. Except as subject to community property laws, where applicable, and except as indicated below, the person named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him/her. Unless otherwise indicated, the persons listed below can be contacted at 100 Foxborough Blvd., Suite 240, Foxborough, MA 02035.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class**
Common Stock	Timothy R. Surgenor(1) President, Chief Executive Officer and Director	1,204,936	3.13%
Common Stock	John P. Donoghue, Ph.D.(2) Founder, Chief Scientific Officer and Director	771,712	2.04%
Common Stock	Mark A. Carney (3) Executive Vice President and Director	1,046,640	2.80%
Common Stock	Kurt H. Kruger Chief Financial Officer	150,000	*
Common Stock	J. Christopher Flaherty(4) Executive Vice President, Technology and Intellectual Property	178,569	*
Common Stock	Kimi Iguchi (5) Vice President, Finance	93,642	*
Common Stock	Jonathan Hartmann Vice President, Sales & Marketing	--	--
Common Stock	Mark P. Carthy(6) Director	12,312,496	31.42%
Common Stock	George N. Hatsopoulos, Ph.D.(7) Director	1,324,072	3.54%
Common Stock	Nicholas G. Hatsopoulos, Ph.D.(8) Founder and Director	483,280	1.29%
Common Stock	Theo Melas-Kyriazi(9) Director	14,375	*
Common Stock	Daniel E. Geffken(10) Director	13,125	*
Common Stock	All directors and executive officers as a group (12 persons)(11)	17,592,847	42.67%
	Five Percent Stockholders:
Common Stock	Oxford Bioscience Partners and affiliated entities(6)	12,312,496	31.42%
Common Stock	Medica Venture Partners and affiliated entities (12)	6,250,002	15.83%
Common Stock	Hunter World Markets, Inc. (13)	2,083,334	5.28%

*	Indicates less than 1.0%
**	Based on 37,409,214 shares outstanding as of December 31, 2006.
(1)
Includes options to purchase 990,625 shares of common stock exercisable within 60 days of December 31, 2006. Also includes 140,000 shares of common stock and 63,200 warrants to purchase common stock held by the Daniel S. Gregory 1987 Trust for the benefit of Charlotte Gregory Surgenor. Mr. Surgenor's children are the primary beneficiaries of the trust and Mr. Surgenor and his wife retain a pecuniary interest in the shares and warrants.

(2)	Includes options to purchase 468,997 shares of common stock exercisable within 60 days of December 31, 2006.
(3)	Includes options to purchase 25,000 shares of common stock exercisable within 60 days of December 31, 2006.
(4)	Includes options to purchase 174,125 shares of common stock exercisable within 60 days of December 31, 2006.

(5)	Includes options to purchase 89,375 shares of common stock exercisable within 60 days of December 31, 2006.
(6)
Jonathan J. Fleming, Jeffrey T. Barnes, Mark P. Carthy, Alan G. Walton and Michael E. Lytton exercise voting and investment control with respect to shares held by Oxford Bioscience Partners. These persons are the General Partners of OBP Management IV L.P., which is the General Partner of the funds referenced herein. The holdings of Oxford Bioscience Partners include 10,436,017 shares and warrants to purchase 1,754,172 shares held by Oxford Bioscience Partners IV, L.P. and 104,707 shares and warrants to purchase 17,600 shares held by MRNA Fund II, L.P. Mr. Carthy, a Director of Cyberkinetics since 2002, disclaims beneficial ownership of the shares held by funds affiliated with Oxford Bioscience Partners, except to the extent of his proportionate pecuniary interest therein. The listed beneficial owners may be contacted at 222 Berkeley St., Suite 1650, Boston, MA 02116.

(7)
Daphne Hatsopoulos exercises voting and investment control with respect to shares held. The holdings include 1,296,138 shares and warrants to purchase 27,934 shares held by GDH Partners L.P. Dr. Hatsopoulos, a Director of Cyberkinetics since 2002, is a limited partner of GDH Partners L.P. and a minority owner of GDH Management, LLC, which is a general partner of GDH Partners L.P. Dr. Hatsopoulos disclaims beneficial ownership of the shares held by GDH Partners L.P., except to the extent of his proportionate pecuniary interest therein. The listed beneficial owners may be contacted at 233 Tower Road, Lincoln, MA 01773.

(8)	Includes options to purchase 180,565 shares of common stock exercisable within 60 days of December 31, 2006. Such person may be contacted at 1027 East 57th St., Chicago, IL 60637.
(9)	Includes options to purchase 14,375 shares of common stock exercisable within 60 days of December 31, 2006.
(10)	Includes options to purchase 13,125 shares of common stock exercisable within 60 days of December 31, 2006.
(11)	Includes options to purchase 1,956,187 shares of common stock exercisable within 60 days of December 31, 2006 and warrants to purchase 1,862,906 shares.
(12)
Ehud Geller exercises voting and investment control with respect to securities held. The holdings of Medica Ventures Partners include 1,406,105 shares and 703,053 warrants to purchase shares held by Medica III Investments (International) L.P., 509,004 shares and 254,502 warrants to purchase shares held by Medica III Investments (Israel) L.P., 557,565 shares and warrants to purchase 278,783 shares held by Medica III Investments (S.F.) L.P., 300,081 shares and warrants to purchase 150,041 shares held by Medica III Investments (P.F.) L.P., 724,834 shares and warrants to purchase 362,417 shares held by Medica III Investments (Israel) (B) L.P. and 669,078 shares and warrants to purchase 334,539 shares held by Poalim Medica III Investments L.P. Dr. Geller may be contacted at Ackerstein Towers, 11 Hamanofim St., Bldg. B, 10 th fl., Herzlia, Israel 46120.

(13)
Todd Ficeto exercises voting and investment control with respect to shares held. The holdings include warrants to purchase 2,083,334 shares held by Hunter World Markets, Inc. Mr. Ficeto may be contacted at 9300 Wilshire Blvd., Penthouse Suite, Beverly Hills, CA 90212.

Indemnification of Directors and Executive Officers and Limitation of Liability

     As permitted by the Delaware General Corporation Law, our Certificate of Incorporation and Bylaws limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or
•	any transaction from which the director derived an improper personal benefit.
     The limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of the liability of a director, then the liability of our directors will be eliminated or limited to the furthest extent permitted by Delaware law as so amended.

     Our Certificate of Incorporation allows us to indemnify our officers, directors and other agents to the full extent permitted by Delaware law. Our Bylaws permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification, and to provide indemnification in circumstances in which indemnification is otherwise discretionary under Delaware law. The Bylaws will specify circumstances in which indemnification for our directors and executive officers is mandatory and when we may be required to advance expenses before final disposition of any litigation.

     We will enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
•	obtain directors’ and officers’ insurance.
     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     Insofar as indemnification by us for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Cyberkinetics, Inc.

     Cyberkinetics, Inc. is a wholly owned subsidiary of Cyberkinetics Neurotechnology Systems, Inc., which is a holding company. Cyberkinetics Neurotechnology Systems, Inc. and Cyberkinetics, Inc. have interlocking executive positions.

October 2004 Merger Transaction

     In October 2004, we completed the Merger transaction with Cyberkinetics, Inc. At the closing, Cyberkinetics, Inc. became a wholly owned subsidiary of Cyberkinetics Neurotechnology Systems, Inc. (formerly Trafalgar Ventures Inc.) and all outstanding securities of Cyberkinetics, Inc. were converted into securities of Cyberkinetics Neurotechnology Systems, Inc. on a one-for-one basis. The following sets forth information with respect to holdings of affiliates of our company prior to the time of the Merger:

•
Oxford Biosciences Partners — Prior to the Merger, Oxford Biosciences Partners and its affiliated entities held 888,889 shares of common stock and 6,000,000 shares of preferred stock of Cyberkinetics, Inc. The shares were purchased for aggregate consideration of $6,000,089.

•
The Global Life Science Ventures Fonds II GmbH & Co., KG - Prior to the Merger, The Global Life Science Ventures Fonds II GmbH & Co., KG held 1,125,000 shares of preferred stock of Cyberkinetics, Inc. The shares were purchased for an aggregate consideration of $1,125,000.

•
The Global Life Science Ventures Fund II L.P. — Prior to the Merger, The Global Life Science Ventures Fund II L.P. held 875,000 shares of preferred stock of Cyberkinetics, Inc. The shares were purchased for an aggregate consideration of $875,000.

•
GDH Partners, LP — Prior to the Merger, GDH Partners and its affiliated entities held 222,222 shares of common stock and 1,000,000 shares of preferred stock of Cyberkinetics, Inc. The shares were purchased for aggregate consideration of $1,000,000.

November 2004 Private Placement

     In November 2004, we completed a private placement, whereby we (i) sold 2,000,000 shares of our common stock at a price of $3.00 per share for aggregate gross proceeds of $6,000,000; and (ii) issued warrants to purchase up to an additional 660,000 shares of our common stock at an exercise price of $6.00 per share. Our placement agent, Rodman & Renshaw, LLC, also received a warrant, exercisable at a strike price of $3.00 per share, to purchase 100,000 shares of our common stock as partial consideration for its services during the private placement. The following issuees are or were officers and/or members of our Board of Directors:

•
Timothy R. Surgenor, President, Chief Executive Officer and Director — An aggregate of 40,000 shares of our common stock and warrants to purchase an aggregate of 13,200 shares of our common stock was issued to the Daniel S. Gregory 1987 Trust for the benefit of Charlotte Gregory Surgenor. Mr. Surgenor’s children are the primary beneficiaries of the trust and Mr. Surgenor and his wife retain a pecuniary interest in the shares and warrants.

•
Mark Carthy, Director — An aggregate of 318,501 shares of our common stock and warrants to purchase an aggregate of 105,105 shares of our common stock was issued to certain affiliated entities of Oxford Bioscience Partners. Mr. Carthy is a general partner of OBP Management IV L.P., an affiliate of Oxford Bioscience Partners. Mr. Carthy disclaims beneficial ownership of all shares issued or issuable to Oxford Bioscience Partners or its affiliated entities, except to the extent of his proportionate pecuniary interest, but exercises shared voting and investment power with respect to some of these shares.

•
George Hatsopoulos, Ph.D., Director — An aggregate of 53,083 shares of our common stock and warrants to purchase an aggregate of 17,517 shares of our common stock was issued to GDH Partners, LP. Dr. Hatsopoulos is a limited partner of GDH Partners LP and a minority owner of GDH Management LLC, which is a general partner of GDH Partners, LP. Dr. Hatsopoulos disclaims beneficial ownership of all shares issued or issuable to GDH Partners LP, except to the extent of his proportionate pecuniary interest.

•
Philip Morgan, Former Director — An aggregate of 104,000 shares of our common stock and warrants to purchase an aggregate of 34,320 shares or our common stock was issued to certain affiliated entities of Global Life Science Ventures. Mr. Morgan is a Venture Partner to Global Life Science Ventures. Mr. Morgan disclaims beneficial ownership of all shares issued or issuable to Global Life Science Ventures or its affiliated entities, except for his proportionate pecuniary interest, but, at the time of the private placement, exercised shared voting and investment power with respect to some of these shares.

The following issuees were affiliates of our company at the time of the private placement:

•
Oxford Bioscience Partners — An aggregate of 318,501 shares of our common stock and warrants to purchase an aggregate of 105,105 shares of our common stock were issued to affiliates of Oxford Bioscience Partners (see mRNA Fund II L.P. and Oxford Bioscience Partners IV L.P. in the “Selling Stockholder” section below).

•
The Global Life Science Ventures Fonds II GmbH & Co., KG — An aggregate of 58,500 shares of our common stock and warrants to purchase an aggregate of 19,305 shares of our common stock were issued to The Global Life Science Ventures Fonds II GmbH & Co., KG.

•
The Global Life Science Ventures Fund II L.P. — An aggregate of 45,500 shares of our common stock and warrants to purchase an aggregate of 15,015 shares of our common stock were issued to The Global Life Science Ventures Fund II L.P.

•	GDH Partners, LP — An aggregate of 53,083 shares of our common stock and warrants to purchase an aggregate of 17,517 shares of our common stock were issued to GDH Partners, LP.
September 2005 Private Placement

     In September 2005, we completed a private placement pursuant to which we (i) sold 9,535,833 shares of our common stock at a price of $1.20 per share for aggregate gross proceeds of $11,443,000; and (ii) issued warrants to purchase up to an additional 4,767,922 shares of our common stock at an exercise price of $1.60 per share. As partial consideration for services rendered in connection with leading the Private Placement, Hunter World Markets, Inc. was issued 300,000 shares of our common stock. Rodman & Renshaw LLC and Seven Hills Partners LLC were issued warrants identical to those described above to purchase 93,667 and 190,717 shares of our common stock, respectively, for services rendered in connection with the Private Placement. The following issuees are or were officers and/or members of our Board of Directors:

•
Timothy R. Surgenor, President, Chief Executive Officer and Director — An aggregate of 100,000 shares of our common stock and warrants to purchase an aggregate of 50,000 shares of our common stock was issued to the Daniel S. Gregory 1987 Trust for the benefit of Charlotte Gregory Surgenor. Mr. Surgenor’s children are the primary beneficiaries of the trust and Mr. Surgenor and his wife retain a pecuniary interest in the shares and warrants.

•
Mark Carthy, Director — An aggregate of 2,500,000 shares of our common stock and warrants to purchase an aggregate of 1,250,000 shares of our common stock was issued to certain affiliated entities of Oxford Bioscience Partners. Mr. Carthy is a general partner of OBP Management IV L.P., an affiliate of Oxford Bioscience Partners. Mr. Carthy disclaims beneficial ownership of all shares issued or issuable to Oxford Bioscience Partners or its affiliated entities, except to the extent of his proportionate pecuniary interest, but exercises shared voting and investment power with respect to some of these shares.

•
George Hatsopoulos, Ph.D., Director — An aggregate of 20,833 shares of our common stock and warrants to purchase an aggregate of 10,417 shares of our common stock was issued to GDH Partners, LP. Dr. Hatsopoulos is a limited partner of GDH Partners LP and a minority owner of GDH Management LLC, which is a general partner of GDH Partners, LP. Dr. Hatsopoulos disclaims beneficial ownership of all shares issued or issuable to GDH Partners LP, except to the extent of his proportionate pecuniary interest.

•
Philip Morgan, Former Director — An aggregate of 416,667 shares of our common stock and warrants to purchase an aggregate of 208,334 shares or our common stock was issued to certain affiliated entities of Global Life Science Ventures. Mr. Morgan is a Venture Partner to Global Life Science Ventures and does not exercise any voting or investment power over shares beneficially owned by Global Life Science Ventures or its affiliated entities. Mr. Morgan disclaims beneficial ownership of all shares issued or issuable to Global Life Science Ventures or its affiliated entities, except for his proportionate pecuniary interest.

The following issuees were affiliates of our company at the time of the private placement:
•
Oxford Bioscience Partners — An aggregate of 2,500,000 shares of our common stock and warrants to purchase an aggregate of 1,250,000 shares of our common stock were issued to affiliates of Oxford Bioscience Partners (see mRNA Fund II L.P. and Oxford Bioscience Partners IV L.P. in the “Selling Stockholder” section below).

•
The Global Life Science Ventures Fonds II GmbH & Co., KG — An aggregate of 234,375 shares of our common stock and warrants to purchase an aggregate of 117,188 shares of our common stock were issued to The Global Life Science Ventures

•
The Global Life Science Ventures Fund II L.P. — An aggregate of 182,292 shares of our common stock and warrants to purchase an aggregate of 91,146 shares of our common stock were issued to The Global Life Science Ventures Fund II L.P.

•	GDH Partners, LP — An aggregate of 20,833 shares of our common stock and warrants to purchase an aggregate of 10,417 shares of our common stock were issued to GDH Partners, LP.

October 2006 Private Placement

     In October 2006, we completed a private placement pursuant to which we (i) sold 8,336,668 shares of our common stock at a price of $1.20 per share for aggregate gross proceeds of $10,004,000; and (ii) issued warrants to purchase up to an additional 4,168,338 shares of our common stock at an exercise price of $1.40 per share. As partial consideration for services rendered in connection with the private placement, we issued C.E. Unterberg, Towbin, LLC warrants to purchase 337,650 shares of our common stock. The following issuee is a member of our Board of Directors:

•
Mark Carthy, Director — An aggregate of 833,334 shares of our common stock and warrants to purchase an aggregate of 416,667 shares of our common stock was issued to certain affiliated entities of Oxford Bioscience Partners. Mr. Carthy is a general partner of OBP Management IV L.P., an affiliate of Oxford Bioscience Partners. Mr. Carthy disclaims beneficial ownership of all shares issued or issuable to Oxford Bioscience Partners or its affiliated entities, except to the extent of his proportionate pecuniary interest, but exercises shared voting and investment power with respect to some of these shares.

The following issuee was an affiliate of our company at the time of the private placement:

•
Oxford Bioscience Partners — An aggregate of 833,334 shares of our common stock and warrants to purchase an aggregate of 416,667 shares of our common stock were issued to affiliates of Oxford Bioscience Partners (see mRNA Fund II L.P. and Oxford Bioscience Partners IV L.P. in the “Selling Stockholder” section below).

CHANGE IN ACCOUNTANTS

     On October 25, 2005, Cyberkinetics Neurotechnology Systems, Inc. (the “Company”) engaged Vitale, Caturano & Company, Ltd. as its independent registered public accounting firm to perform the Company’s annual audit for its fiscal year ending December 31, 2005, and review of the Company’s interim quarterly financial statements for the quarter ended September 30, 2005. The Company had previously engaged Ernst & Young LLP as its principal accountants. On October 25, 2005, the Company dismissed Ernst & Young LLP as its principal accountants. The decision to engage Vitale, Caturano & Company Ltd. and dismiss Ernst & Young LLP was made by the Audit Committee of the Board of Directors.

     In connection with the audits of the two fiscal years ended December 31, 2004 and 2003, and the subsequent interim period through June 30, 2005, there were no: (1) disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events as described by Item 304(a)(1)(v) of Regulation S-K.

     The audit report of Ernst & Young LLP relating to the consolidated financial statements of Cyberkinetics Neurotechnology Systems, Inc. and subsidiaries as of December 31, 2004, and for the two years then ended, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the two most recent fiscal years and in the subsequent interim period, the Company has not consulted with Vitale, Caturano & Company, Ltd. on any matter.

SELLING STOCKHOLDERS

     This prospectus relates to the resale from time to time of up to a total of 11,592,655 shares of common stock by the selling stockholders, comprising:

•	7,503,334 shares of our common stock that were issued to selling stockholders pursuant to transactions exempt from registration under the Securities Act of 1933; and
•	4,089,321 shares of our common stock underlying warrants issued to certain of the selling stockholders pursuant to transactions exempt from registration under the Securities Act of 1933.

     The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of December 31, 2006 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 37,409,214 shares of common stock outstanding as of December 31, 2006.

     None of the selling stockholders within the past three years has had any material relationship with us or any of our affiliates.

    For additional information, refer to “Management- Beneficial Ownership” above.

     The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Registered for Sale Hereby		Number of Shares of Common Stock Beneficially Owned After Completion of the Offering (1)(2)		Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (1)(2)

Medica III Investments (International) L.P. (3)	2,109,158	(4)	5.53%	2,109,158	(4)	0		*

Ackerstein Towers 11 Hamanofim St. Bldg. B, 10 th fl. Herzlia, Israel 46120

Capital Ventures International (5)	1,897,793	(6)	4.99%	1,750,001	(7)	558,792	(8)	1.48%
401 City Avenue, Suite 220 Bala Cynwyd, PA 19004

Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio (9)	1,458,335	(10)	3.83%	1,250,001	(11)	208,334	(12)	*
c/o RG Capital Management, L.P. 3 Bala Plaza -- East, Suite 501 Bala Cynwyd, PA 19004

Enable Growth Partners L.P. (13)	1,115,625	(14)	2.95%	1,115,625	(14)	0		*
One Ferry Building, Suite 255 San Francisco, CA 94111

Medica III Investments (Israel) (B) L.P. (3)	1,087,251	(15)	2.88%	1,087,251	(15)	0		*

Ackerstein Towers 11 Hamanofim St. Bldg. B, 10 th fl. Herzlia, Israel 46120

Poalim Medica III Investments L.P. (3)	1,003,617	(16)	2.66%	1,003,617	(16)	0		*
Ackerstein Towers 11 Hamanofim St. Bldg. B, 10 th fl. Herzlia, Israel 46120

Medica III Investments (S.F.) L.P. (3)	836,348	(17)	2.22%	836,348	(17)	0		*
Ackerstein Towers 11 Hamanofim St. Bldg. B, 10 th fl. Herzlia, Israel 46120

NeuroVentures Fund, LP (18)	820,751	(19)	2.18%	187,500	(20)	633,251	(21)	1.69%
Zero Court Square Charlottesville, VA 22902

Medica III Investments (Israel) L.P. (3)	763,506	(22)	2.03%	763,506	(22)	0		*
Ackerstein Towers 11 Hamanofim St. Bldg. B, 10 th fl. Herzlia, Israel 46120

Andesite Life Sciences, LTD (23)	435,338	(24)	1.16%	154,913	(25)	280,425	(26)	*
c/o Andesite The Pilot House Lewis Wharf Boston, MA 02110

Medica III Investments (P.F.) L.P. (3)	450,122	(27)	1.20%	450,122	(27)	0		*
Ackerstein Towers 11 Hamanofim St. Bldg. B, 10 th fl. Herzlia, Israel 46120

C.E. Unterberg, Towbin, LLC (28)	337,650	(29)	*	337,650	(29)	0		*
350 Madison Avenue New York, New York 10017.

Andesite Life Sciences I, L.P. (23)	118,500	(30)	*	45,813	(31)	72,687	(32)	*
c/o Andesite The Pilot House Lewis Wharf Boston, MA 02110

Enable Opportunity Partners L.P. (13)	131,250	(33)	*	131,250	(33)	0		*
One Ferry Building, Suite 255 San Francisco, CA 94111

Augustine Lawlor (34)	125,000	(35)	*	125,000	(35)	0		*
11 Carriage Lane Salem, NH 03079

Frank A. Bonsal, Jr. (36)	125,000	(35)	*	125,000	(35)	0		*
1119 St. Paul St. Baltimore, MD 21202

Andesite Life Sciences II, L.P. (23)	109,163	(37)	*	54,275	(38)	54,888	(39)	*
c/o Andesite The Pilot House Lewis Wharf Boston, MA 02110

Pierce Diversified Strategy Master Fund LLC, Ena (13)	65,625	(40)	*	65,625	(40)	0		*
One Ferry Building, Suite 255 San Francisco, CA 94111

*	Indicates less than 1.0%.
(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(2)
The shares held by the selling stockholders after the completion of this offering have previously been registered for sale on a Post-effective Amendment No. 1 to Form SB-2 or on a Post-effective Amendment No. 2 to Form SB-2, both of which were filed with the SEC on March 31, 2006 and declared effective May 11, 2006.

(3)	Ehud Geller exercises voting and investment control with respect to the shares held by this selling stockholder. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer.
(4)	Includes 703,053 shares underlying warrants that are currently exercisable.
(5)
Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. The selling stockholder is under common control with one or more NASD members, none of whom are currently expected to participate in the sale pursuant to this prospectus. This selling stockholder is an affiliate of a broker-dealer, but bought the shares in the ordinary course of business and at the time of the purchase of the securities to be resold did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(6)	Includes 589,001 shares underlying warrants that are currently exercisable.
(7)	Includes 172,334 shares underlying warrants that are currently exercisable and 411,000 shares underlying warrants that are not exercisable within 60 days of December 31, 2006.
(8)	Includes 416,667 shares underlying warrants that are currently exercisable.
(9)
Pursuant to an investment agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.'s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer.

(10)	Includes 625,001 shares underlying warrants that are currently exercisable.
(11)	Includes 416,667 shares underlying warrants that are currently exercisable.
(12)	Includes 208,334 shares underlying warrants that are currently exercisable.
(13)
Mitch Levine exercises voting and investment control with respect to the shares held by this selling stockholder. This selling stockholder is an affiliate of a broker-dealer, but bought the shares in the ordinary course of business, and at the time of the purchase of the securities to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(14)	Includes 371,875 shares underlying warrants that are currently exercisable.
(15)	Includes 362,417 shares underlying warrants that are currently exercisable.

(16)	Includes 334,539 shares underlying warrants that are currently exercisable.
(17)	Includes 278,783 shares underlying warrants that are currently exercisable.
(18)
Daniel J. O'Connell is Managing Member and Frank A. Bonsal, John W. Glynn, and James B. Murray are Investment Committee Members of NeuroVentures Capital LLC, the General Partner to the NeuroVentures Fund, LP. and therefore exercise voting and investment control with respect to shares held by this selling stockholder. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer.

(19)	Includes 154,084 shares underlying warrants that are currently exercisable.
(20)	Includes 62,500 shares underlying warrants that are currently exercisable.
(21)	Includes 91,584 shares underlying warrants that are currently exercisable.
(22)	Includes 254,502 shares underlying warrants that are currently exercisable.
(23)
G. Hamilton Mehlman, Managing Partner, exercises voting and investment control with respect to shares held by this selling stockholder. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer.

(24)	Includes 156,993 shares underlying warrants that are currently exercisable.
(25)	Includes 51,638 shares underlying warrants that are currently exercisable.
(26)	Includes 105,355 shares underlying warrants that are currently exercisable.
(27)	Includes 150,041 shares underlying warrants that are currently exercisable.
(28)	Andrew Arno exercises voting and investment control with respect to the shares held by this selling stockholder. This selling stockholder is a broker-dealer. See also “Plan of Distribution” below.
(29)	Includes 337,650 shares underlying warrants that are currently exercisable.
(30)	Includes 46,100 shares underlying warrants that are currently exercisable.
(31)	Includes 15,271 shares underlying warrants that are currently exercisable.
(32)	Includes 30,829 shares underlying warrants that are currently exercisable.
(33)	Includes 43,750 shares underlying warrants that are currently exercisable.
(34)
Augustine Lawlor exercises voting and investment control with respect to the shares held by this selling stockholder. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer.

(35)	Includes 41,667 shares underlying warrants that are currently exercisable.
(36)
Frank A. Bonsal, Jr. exercises voting and investment control with respect to the shares held by this selling stockholder. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer.

(37)	Includes 39,908 shares underlying warrants that are currently exercisable.
(38)	Includes 18,092 shares underlying warrants that are currently exercisable.
(39)	Includes 21,816 shares underlying warrants that are currently exercisable.
(40)	Includes 21,875 shares underlying warrants that are currently exercisable.

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders, but we will receive funds from the exercise, if any, of warrants held by the selling stockholders, if exercised. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the Securities and Exchange Commission registration fee and legal, accounting, printing and other expenses of this offering.

DESCRIPTION OF CAPITAL STOCK

Common Stock

     We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share, of which 37,406,329 are currently issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders. Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All issued shares of our common stock are fully paid for and non-assessable.

Preferred Stock

     We are authorized to issue 50,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are currently issued and outstanding. The preferred stock may be issued in one or more series and our Board of Directors, without further approval from our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

Stock Options

     As of December 31, 2006, there were outstanding stock options to purchase 3,123,976 shares of our common stock pursuant to the 2002 Equity Incentive Plan at a weighted average exercise price of $0.97 per share and an additional 958,955 shares reserved for future grant under this stock option plan. There were outstanding stock options to purchase 1,064,415 shares of our common stock pursuant to the 2002 Founders' Option Plan at a weighted average exercise price of $0.10 per share and zero additional shares reserved for future grant under this option plan.

Warrants

     As of December 31, 2006, there were outstanding warrants to purchase 10,585,398 shares of our common stock at a weighted average exercise price of $1.80 per share.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

     Certain provisions of Delaware law and our Certificate of Incorporation and Bylaws could make more difficult the acquisition of us by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

     Our Certificate of Incorporation and Bylaws include provisions that:

•	allow the Board of Directors to issue, without further action by the stockholders, up to 50,000,000 shares of undesignated preferred stock;
•	require that special meetings of our stockholders be called only by the Board of Directors or the Chairman of the Board; and
•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders.
     We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
     In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

     The transfer agent for our common stock is Computershare Shareholder Services, Inc.

SHARES ELIGIBLE FOR FUTURE SALE

     As of December 31, 2006, we had outstanding 37,409,214 shares of common stock.

Rule 144

     All of the 11,592,655 shares, including 4,089,321 shares underlying warrants that are currently exercisable, registered in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933.  As of December 31, 2006, we also have an additional 29,905,880 shares of common stock outstanding, of which 22,472,184 shares of common stock have been previously registered under resale prospectuses or on Form S-8, 3,570,561 shares of common stock have become eligible for resale pursuant to Rule 144, 3,029,801 shares of common stock which will become eligible for resale under Rule 144 in February 2007 and 833,334 shares of common stock which will become eligible for resale under Rule 144 in October 2007. If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933, their sales of shares would be governed by the limitations and restrictions that are described below.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act of 1933), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of December 31, 2006 would equal approximately 374,092; or
•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

 Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Rule 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

Resale of Shares Underlying Stock Options and Warrants

     Our 2002 Equity Incentive Plan and our 2002 Founders' Option Plan provide for the grant of stock options to purchase up to 5,630,915 shares of common stock in the aggregate, of which as of December 31, 2006, options to purchase 4,188,391 shares were outstanding and options to purchase 958,955 shares remained available for grant.

     As of December 31, 2006, there were outstanding warrants to purchase 10,585,398 shares of our common stock.

PLAN OF DISTRIBUTION

     The Selling Stockholders (the “Selling Stockholders”) of the common stock (“Common Stock”) of Cyberkinetics Neurotechnology Systems, Inc., a Delaware corporation (the “Company”) and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.
In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) the date on which all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations hereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS
     The validity of the common stock offered by this prospectus will be passed upon for us by Kirkpatrick & Lockhart Preston Gates Ellis LLP.

EXPERTS

     The consolidated financial statements of Cyberkinetics Neurotechnology Systems, Inc. at December 31, 2005 and for the year ended December 31, 2005, appearing in this Prospectus and Registration Statement have been audited by Vitale, Caturano & Company, LTD., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm of experts in accounting and auditing.

     The consolidated financial statements of Cyberkinetics Neurotechnology Systems, Inc. at December 31, 2004, and for each of the two years in the period ended December 31, 2004, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm of experts in accounting and auditing.

ADDITIONAL INFORMATION

     We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

     We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, we file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

ITEM 7. FINANCIAL STATEMENTS.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements - December 31, 2005

Interim Financial Statements (Unaudited) - September 30, 2006

Page
Number
Condensed Consolidated Balance Sheets as of September 30, 2006 (Unaudited) and December 31, 2005	F-28
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2006 and 2005 (Unaudited)	F-29
Condensed Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the nine months ended September 30, 2006 (Unaudited)	F-30
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2006 and 2005 (Unaudited)	F-31
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Cyberkinetics Neurotechnology Systems, Inc.

We have audited the accompanying consolidated balance sheet of Cyberkinetics Neurotechology Systems, Inc. as of December 31, 2005, and the related consolidated statements of operations, changes in redeemable preferred stock and stockholders’ equity (deficit), and cash flows for the year ended December 31, 2005. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyberkinetics Neurotechology Systems, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts
March 16, 2006

Report of Independent Registered Public Accounting Firm — Ernst & Young LLP

We have audited the accompanying consolidated balance sheet of Cyberkinetics Neurotechnology Systems, Inc. (the Company) as of December 31, 2004, and the related consolidated statements of operations, changes in redeemable convertible preferred stock stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cyberkinetics Neurotechnology Systems, Inc. at December 31, 2004, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 9, 2005,
   except for the first paragraph of Note 9,
   as to which the date is March 31, 2005

Cyberkinetics Neurotechnology Systems, Inc.

Consolidated Balance Sheets

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$11,346,372	$5,232,641
Accounts receivable	387,731	339,831
Inventory	235,320	122,610
Prepaid expenses and other current assets	427,987	264,223
Total current assets	12,397,410	5,959,305
Property and equipment, net	619,433	549,927
Intangible assets, net	114,071	136,586
Deposits and other assets	140,447	16,258
Goodwill	94,027	94,027
Total assets	$13,365,388	$6,756,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$474,398	$323,805
Accrued expenses	936,202	633,476
Deferred revenue	—	60,432
Current portion of notes payable to related parties	—	101,316
Current portion of capital lease obligations	274,489	189,216
Current portion of line of credit	473,721	—
Total current liabilities	2,158,810	1,308,245

Capital lease obligations, less current portion	338,048	365,528
Line of credit, less current portion	2,526,279	—
Total long-term liabilities	2,864,327	365,528
Commitments-Note 8
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized in 2005 and 2004; 27,157,997 and 25,857,997 issued and outstanding at December 31, 2005, respectively and 16,939,481 and 15,639,481 issued and outstanding at December 31, 2004, respectively	27,158	16,939
Additional paid-in capital	31,112,108	17,835,622
Common stock in escrow, 1,300,000 shares	(13,000)	(13,000)
Deferred compensation	(786,364)	(85,445)
Accumulated deficit	(21,997,651)	(12,671,786)
Total stockholders’ equity	8,342,251	5,082,330
Total liabilities and stockholders’ equity	$13,365,388	$6,756,103
The accompanying notes are an integral part of these consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2005	2004	2003
Revenues:
Product sales	$778,566	$652,875	$509,379
Grant income	280,217	883,794	774,622
Total revenues	1,058,783	1,536,669	1,284,001
Operating expenses:
Cost of product sales	187,877	262,984	258,801
Research and development	5,587,375	4,308,571	2,600,396
Sales and marketing	331,094	297,544	263,410
General and administrative	4,049,796	3,747,127	1,740,565
Total operating expenses	10,156,142	8,616,226	4,863,172
Operating loss	(9,097,359)	(7,079,557)	(3,579,171)
Other income (expense):
Interest income	177,698	39,621	66,611
Interest expense	(406,204)	(50,656)	(7,472)
Other income (expense), net	(228,506)	(11,035)	59,139
Net loss	(9,325,865)	(7,090,592)	(3,520,032)
Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(625,149)	(657,196)
Net loss attributable to common stockholders	$(9,325,865)	$(7,715,741)	$(4,177,228)
Basic and diluted net loss attributable to common stockholders per common share	$(0.51)	$(1.16)	$(1.03)
Shares used in computing basic and diluted net loss attributable to common stockholders per common share	18,386,809	6,660,318	4,044,180
The accompanying notes are an integral part of these consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.

Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)

	Series A Redeemable Convertible				Additional	Shares	Deferred		Total Stockholders'
	Preferred Stock		Common Stock		Paid-in-	Held in	Compen-	Accumulated	Equity
	Shares	Amount	Shares	Par Value	Capital	Escrow	sation	Deficit	(Deficit )
Balance at December 31, 2002	5,069,113	$4,775,836	5,344,180	$5,344	$329,705	$(13,000)	$—	$(778,817)	$(456,768)
Issuance of Preferred Stock, net of issuance costs of $42,370	4,350,000	4,307,270	—	—	—	—	—	—	—
Stock-based compensation for consultants	—	—	—	—	9,658	—	—	—	9,658
Stock-based compensation for employees	—	—	—	—	174,725	—	(137,734)	—	36,991
Preferred Stock warrants issued in connection with lease agreement	—	—	—	—	10,506	—	—	—	10,506
Accretion of fair value attributed to common issued to Series A Preferred Stockholders	—	24,317	—	—	—	—	—	(24,317)	(24,317)
Accretion of Preferred Stock Issuance Costs	—	51,920	—	—	—	—	—	(51,920)	(51,920)
Accretion of Preferred Stock Dividends	—	580,959	—	—	—	—	—	(580,959)	(580,959)
Net loss	—	—	—	—	—	—	—	(3,520,032)	(3,520,032)
Balance at December 31, 2003	9,419,113	9,740,302	5,344,180	5,344	524,594	(13,000)	(137,734)	(4,956,045)	(4,576,841)
Conversion of Preferred Stock to Common Stock	(9,419,113)	(10,365,451)	9,419,113	9,419	10,356,032	—	—	—	10,365,451

Issuance of common stock, net of issuance costs of $421,675	—	—	2,000,000	2,000	5,576,325	—	—	—	5,578,325
Issuance of common stock from exercise of stock options	—	—	176,188	176	38,304	—	—	—	38,480
Stock-based compensation for consultants	—	—	—	—	1,350,602	—	—	—	1,350,602
Stock-based compensation for employees	—	—	—	—	(10,235)	—	52,289	—	42,054
Accretion of fair value attributed to common issued to Series A Preferred Stockholders	—	18,234	—	—	—	—	—	(18,234)	(18,234)
Accretion of Preferred Stock Issuance Costs	—	41,769	—	—	—	—	—	(41,769)	(41,769)
Accretion of Preferred Stock Dividends	—	565,146	—	—	—	—	—	(565,146)	(565,146)
Net loss	—	—	—	—	—	—	—	(7,090,592)	(7,090,592)
Balance at December 31, 2004	—	—	16,939,481	16,939	17,835,622	(13,000)	(85,445)	(12,671,786)	5,082,330
Issuance of common stock, net of issuance costs of $781,794	—	—	9,835,833	9,836	10,651,370	—	—	—	10,661,206
Issuance of common stock from exercise of stock options and warrants	—	—	207,392	208	20,905	—	—	—	21,113
Issuance of common stock to consultants	—	—	131,914	131	168,121	—	—	—	168,252
Common stock warrants issued in connection with line-of-credit and loan	—	—	—	—	253,642	—	—	—	253,642
Common stock warrants issued to related party	—	—	—	—	90,077	—	—	—	90,077
Stock bonus issued to employees	—	—	43,377	44	97,555	—	—	—	97,599
Stock-based compensation related to issuance of options to consultants	—	—	—	—	805,749	—	—	—	805,749
Stock-based compensation related to issuance of options to employees	—	—	—	—	1,189,067	—	(700,919)	—	488,148
Net loss	—	—	—	—	—	—	—	(9,325,865)	(9,325,865)
Balance at December 31, 2005	—	$—	27,157,997	$27,158	$31,112,108	$(13,000)	$(786,364)	$(21,997,651)	$8,342,251

The accompanying notes are an integral part of these consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2005	2004	2003
Operating activities
Net loss	$(9,325,865)	$(7,090,592)	$(3,520,032)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	299,003	228,035	124,160
Stock-based compensation	1,649,825	1,392,654	46,649
Non-cash interest on line of credit and notes	117,297	5,644	7,093
Changes in operating assets and liabilities:
Accounts receivable	(47,900)	(150,901)	(49,483)
Prepaid expenses and other current assets	(93,956)	(229,298)	(19,755)
Inventory	(112,710)	(49,276)	(13,854)
Deposits and other assets	(57,652)	3,502	(9,254)
Accounts payable	150,593	165,483	58,635
Accrued expenses	302,726	94,051	(4,064)
Deferred revenue	(60,432)	—	7,432
Net cash used in operating activities	(7,179,071)	(5,630,698)	(3,372,473)
Investing activities
Purchases of property and equipment	(345,994)	(339,554)	(449,418)
Net cash used in investing activities	(345,994)	(339,554)	(449,418)
Financing activities
Proceeds from capital lease line	265,080	698,378	—
Proceeds from line of credit and related warrants	3,000,000	—	—
Payments on capital lease line	(207,287)	(143,634)	—
Payments on note payable	(101,316)	—	(10,000)
Net proceeds from issuance of preferred stock	—	—	4,307,270
Net proceeds from issuance of common stock and warrants	10,682,319	5,580,555	—
Net cash provided by financing activities	13,638,796	6,135,299	4,297,270
Net increase in cash and cash equivalents	6,113,731	165,047	475,379
Cash and cash equivalents at beginning of period	5,232,641	5,067,594	4,592,215
Cash and cash equivalents at end of period	$11,346,372	$5,232,641	$5,067,594
Supplemental disclosure of noncash investing and financing activities
Accretion of preferred stock dividends and issuance costs	$—	$606,915	$632,879
Accretion of fair value of common stock issued to Preferred Stockholders	$—	$18,234	$24,317
Preferred stock warrants issued in connection with lease agreement	$—	$—	$10,506
Common stock issued in exchange for notes payable to related party	$—	$36,250	$—

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements

1.	Nature of Business and Basis of Presentation
     Effective October 7, 2004, pursuant to an Agreement and Plan of Merger, dated July 23, 2004, by and among privately held Cyberkinetics, Inc., a Delaware corporation (“CKI”), Trafalgar Ventures Inc., a publicly-held Nevada corporation (“Trafalgar”), and Trafalgar Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Trafalgar (“Merger Sub”), Merger Sub merged with and into CKI with CKI as the survivor for accounting purposes (the “Merger”). Upon the consummation of the Merger, Trafalgar was renamed Cyberkinetics Neurotechnology Systems, Inc. (“Cyberkinetics” or the “Company”) and effected a reincorporation in the State of Delaware. The Merger was treated as a reverse merger of CKI. Accordingly, from an historical accounting perspective, the period from inception of the Company begins on May 2, 2001, the date of inception of CKI. The financial statements of the Company presented reflect the historical results of CKI prior to the Merger, and of the combined entities following the Merger, and do not include the historical financial results of Trafalgar prior to the consummation of the Merger. Stockholders’ equity has been retroactively restated to reflect the number of shares received in the Merger after giving effect to the difference in par value, with the offset to additional paid-in capital.

     The Company is engaged in the research, development, manufacture, sale and distribution of neurological products. Cyberkinetics is developing clinical products for human use designed to detect and interpret brain activity in real time. Cyberkinetics operates in one business segment, which is the development and marketing of neurological products. Since its inception on May 2, 2001, the Company has devoted its efforts principally to research and development, licensing of intellectual property, business development activities and raising capital. Prior to the quarter ended June 30, 2005, the Company operated as a development-stage company. During the first half of 2005, the Company made progress in the clinical testing and development of its BrainGate System. During the second quarter of 2005, the Company received 510(k) approval to market its first clinical product the Neuroport™ System which it expects to launch in 2006. As a result, the Company determined it was no longer in the development stage.

     The Company’s future capital requirements will depend upon many factors, including progress with marketing its technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the necessity of, and time and costs involved in, obtaining regulatory approvals, competing technological and market developments, and its ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements.

     Management expects that the Company will continue to incur negative cash flows and net losses for the foreseeable future. Based upon management’s current plans, management believes that the Company’s existing capital resources will be sufficient to meet the Company’s operating expenses and capital requirements through at least December 2006. However, changes in management’s business strategy, technology development, marketing plans or other events affecting management’s operating plans and expenses, may result in the expenditure of existing cash before that time. If this occurs, the Company’s ability to meet its cash obligations as they become due and payable will depend on the Company’s ability to sell securities, borrow funds or some combination thereof. The Company may not be successful in raising necessary funds on acceptable terms, or at all. Having insufficient funds, the Company may be required to delay, scale back or eliminate some of its research and development activities or delay the launch of its product candidates.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

2.	Summary of Significant Accounting Policies
     Principles of Consolidation

     The consolidated financial statements include the accounts of Cyberkinetics Neurotechnology Systems, Inc. and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

     Use of Estimates

     The preparation of financial statements in accordance with United States generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash Equivalents

     The Company considers short-term investments with original maturity dates of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist of money market accounts.

     Financial Instruments

     The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and debt, and are carried at cost, which approximates fair value due to the short-term nature of these instruments.

     Concentrations of Credit Risk and Significant Customer Concentrations

     Financial instruments that potentially subject the Company to credit risk primarily consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high-quality financial institutions in the United States. With respect to trade accounts receivable, the Company extends thirty-day terms to its customers and does not require collateral. As of each reporting period, the Company periodically assesses the collectibility of its receivables and establishes reserves, as necessary, based on various considerations, including customer credit history, payment patterns and aging of accounts; once management determines an account receivable is not collectible, the account is written-off. The Company has not experienced significant collectibility problems to date.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

     The Company currently operates in one business segment, that being the development and marketing of advanced-stage neurological products. In 2005, 2004 and 2003, 44%, 34% and 38%, respectively, of total product sales were made to customers residing outside of the United States. In 2005, international product sales were primarily derived from Europe and Canada. In 2004, international sales were derived primarily from Australia, Europe and Japan. In 2003, international product sales were divided approximately equally among Canada, Europe and Japan. International customers pay the Company in U.S. dollars. Balances due from international customers at December 31, 2005 and 2004 were approximately $75,000 and $129,000, respectively. For the years ended December 31, 2005, 2004 and 2003, customers to whom sales exceeded 10% of each year’s respective total product sales were as follows:

Customer	2005	2004	2003
A	26%	—%	—%
B	15	—	13
C	13	—	—
D	10	—	—
E	1	22	14
F	—	20	—
G	1	12	—
H	—	10	—
I	1	9	12
J	—	—	11
K	—	—	12
     Inventory

     Inventory is stated at the lower of cost or market, and is valued on a first-in, first-out basis and includes allocations of labor and overhead. Inventory is reviewed periodically for slow-moving or obsolete issues based on sales activity, both projected and historical. As of December 31, 2005 and 2004, there had been no reserves or write-downs recorded against inventory.

     Property and Equipment

     Property and equipment is stated at cost. The Company provides for depreciation using the straight-line method based on the respective asset’s estimated useful life. Expenditures for maintenance and repairs are charged to operating expenses as incurred.

     Goodwill and Intangible Assets

     The Company follows Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS 142). The Company reviews costs of purchased businesses in excess of net assets acquired (goodwill) and indefinite-lived intangible assets for impairment at least annually, unless significant changes in circumstances indicate a potential impairment may have occurred sooner. The Company performs the annual impairment test as of the first date of its fourth quarter. The Company uses a fair value approach to test goodwill for impairment and recognizes an impairment charge for the amount, if any, by which the carrying amount of goodwill exceeds fair value. Fair values are estimated using discounted cash flows. As of December 31, 2005 and 2004, there was no impairment of goodwill.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

     Impairment of Long-Lived Assets

     The Company follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). Under SFAS 144, the Company reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded based upon various techniques to estimate fair value. As of December 31, 2005 and 2004, there was no impairment of long-lived assets.

     Revenue Recognition and Accounts Receivable

     The Company recognizes revenue from product sales and research grants from the United States government through the Small Business Innovation Research (SBIR) Program. Product sales consist of sales of brain computer interface equipment to universities and research hospitals involved in neurological research.

     Product sales are recognized in accordance with SEC Staff Accounting Bulletin (SAB) 104, Revenue Recognition, when persuasive evidence of an arrangement exists, fees are fixed or determinable, delivery has occurred and collection is reasonably assured. Revenue is not recognized until title and risk of loss have transferred to the customer, which occurs at the time of shipment. Terms for all customers are FOB shipping point. The product operates without any custom configuration or installation. Product sales do not contain multiple elements. Following shipment, there are no customer acceptance requirements or installation obligations or continuing service requirements incumbent on the Company. Terms of product sales contain no contractual rights of return. In practice, the Company has not experienced or granted rights of return.

     The Company recognizes revenues from research grants as reimbursable, eligible costs are incurred. Eligible costs typically include direct labor costs, other direct costs as outlined in the grant, such as lab materials and supplies and consulting costs, and an overhead allocation as specifically defined by the grant. In accordance with Emerging Issues Task Force (EITF) 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent , the Company records grant revenues on a gross basis as the Company is the primary obligor with respect to its research and development activities. The Company is subject to grant audits as required by the Department of Health and Human Services. Audits may result in adjustments to the amount of grant revenues recorded and funds received. Historically, the Company has not been required to make any adjustments to the amount of grant revenues recorded and funds received as a result of grant audits.

     Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible based upon historical experience and management’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off when identified. At December 31, 2005 and 2004, there were no allowances for doubtful accounts.

     Cost of Product Sales

     Cost of product sales primarily consists of purchased components, production materials, direct labor and manufacturing overhead consisting primarily of depreciation of machinery and equipment, rent and utilities related to the Company’s manufacturing facility and indirect labor.

     Research and Development Costs

     Costs incurred for research and development are expensed as incurred. Research and development expense primarily comprises salaries, salary-related expenses and costs of contractors, materials, amortization of intangible assets acquired from others (patents) and allocations of indirect costs related to research and development efforts.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

     Income Taxes

     The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes (SFAS No. 109). Under SFAS 109, the asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Stock-Based Compensation

     Awards under the Company’s stock option plans are accounted for using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations, in accounting for its employee stock options. Accordingly, no compensation expense is recorded for options awarded to employees with exercise prices equal to or in excess of the stock’s fair market value on the grant date. The Company accounts for stock-based awards issued to nonemployees in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123) and EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18), under which compensation expense is generally recognized over the vesting period of the award.

     The Company provides the disclosure requirements of SFAS No. 148, Accounting for Stock Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123 (SFAS 148). If compensation expense for the Company’s stock-based compensation plan had been determined based on the fair value at grant dates as calculated in accordance with SFAS 123, the Company’s net loss attributable to common stockholders and net loss per common share would approximate the pro forma amounts below:

	Year Ended December 31,
	2005	2004	2003
Net loss attributable to common stockholders as reported	$(9,325,865)	$(7,715,741)	$(4,177,228)
Add: Stock-based employee compensation expense included in reported net loss	585,747	42,054	36,991
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all employee awards	(867,199)	(73,222)	(44,035)
Pro forma net loss attributable to common stockholders	$(9,607,317)	$(7,746,909)	$(4,184,272)
Basic and diluted net loss per share as reported	$(0.51)	$(1.16)	$(1.03)
Pro forma basic and diluted net loss per share	$(0.52)	$(1.16)	$(1.03)

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

     The weighted-average fair value of options granted during 2005, 2004 and 2003 were $1.45, $1.37 and $0.12 per share, respectively. The fair value of each option grant was estimated as of the date of grant using the Black-Scholes option-pricing model. The following assumptions were made for grants in 2005, 2004 and 2003:

	2005	2004	2003
Expected volatility	100%	70%	70%
Expected dividend yield	0%	0%	0%
Expected lives of options (in years)	5	5	5
Risk-free interest rate	3.75%	2.33% - 3.94%	2.33% - 3.43%
     The expected volatility factor was based on public small capitalization stocks with significant risk (scientific or otherwise), which tend to have a relatively high volatility. For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options vesting period, which generally is four years.

     The effects on pro forma net loss of expensing the estimated fair value of stock options are not necessarily representative of the effects on reported net loss for future years, due to such things as the vesting period of the stock options, and the potential for issuance of additional stock options in future years.

     Net Loss Per Share

     The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share (SFAS 128), and related interpretations. Under the provisions of SFAS 128, basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares and dilutive common share equivalents then outstanding. Common share equivalents consist of the incremental common shares issuable upon the conversion of preferred stock, shares issuable upon the exercise of stock options and the conversion of preferred stock upon the exercise of warrants. The shares in escrow issued in connection with the Merger have been excluded from the calculation. See Note (3) below for an explanation of the shares held in escrow. The Company has excluded the impact of all convertible preferred stock, stock options and warrants from the calculation of historical diluted net loss per common share because all such securities are antidilutive for all periods presented. The Company has given retroactive effect to the Merger for purposes of its computation of net loss per share for all periods presented.

     The following potentially dilutive, common share equivalents were excluded from the calculation of diluted and pro forma net loss per common share because their effect was anti-dilutive for each of the periods presented:

	At December 31,
	2005	2004	2003
Options	3,239,967	3,102,750	2,836,283
Warrants	6,023,466	861,619	101,619
Convertible Preferred Stock	—	—	9,419,113
Total	9,263,433	3,964,369	12,357,015

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

     Segment Reporting

     The Company has adopted SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographical areas and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company has only one operating segment, the development and commercialization of advanced-stage neurological products.

     Recently Issued Accounting Standards

     In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4 (SFAS 151). SFAS 151, a product of the FASB’s efforts to achieve short-term convergence with the International Accounting Standards Board (IASB), clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2005. The Company does not believe the adoption of this standard will have a material impact on results of operations.

     In December 2004, the FASB issued SFAS No. 123 (revised 2005), Share-Based Payments (SFAS 123R), which is a revision of SFAS 123. SFAS 123R supersedes APB 25 and amends FASB Statement No. 95, Statement of Cash Flows . Generally, the approach in SFAS123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The Company is required to adopt the provisions of SFAS 123R in its financial statements for the first quarter of 2006.

     SFAS 123R permits public companies to adopt its requirements using one of two methods:

•
A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

•
A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

     The Company has decided it will use the modified prospective method to adopt the requirements of SFAS 123R.

     As permitted by SFAS 123, the Company currently accounts for share-based payments to employees using APB 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS 123R’s fair value method will have a significant impact on the Company’s result of operations, although it will have no impact on its overall financial position. Had the Company adopted SFAS 123R in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net loss attributable to common stockholders and net loss per share in the Stock-Based Compensation section above.

     In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (SFAS 154), a replacement for APB Opinion No. 20, Accounting Changes (APB 20), and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This statement changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires voluntary changes in accounting principles be recognized retrospectively to financial statements for prior periods, rather than recognition in the net income of the current period. Retrospective application requires restatements of prior period financial statements as if that accounting principle had always been used. This statement carries forward without change the guidance contained in APB 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. The Company is required to adopt the provisions of SFAS 154 for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005. At this time, the Company does not believe the adoption of this standard will have a material impact on our results of operations.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

3.	Merger
Effective October 7, 2004, pursuant to an Agreement and Plan of Merger, dated July 23, 2004, by and among privately held CKI, Trafalgar, and the Merger Sub, Merger Sub merged with and into CKI with CKI as the survivor for accounting purposes. Upon the consummation of the Merger, Trafalgar was renamed Cyberkinetics Neurotechnology Systems, Inc. and re-incorporated into the State of Delaware. The Merger was treated as a reverse merger of CKI. Accordingly, from a historical accounting perspective, the period from inception of the Company begins on May 2, 2001, the date of inception of CKI. The Company recorded the transaction as the issuance of stock for the net monetary assets of Trafalgar, accompanied by a recapitalization and consequently, no goodwill or intangible assets were recorded with respect to this transaction. All costs associated with the Merger were expensed as incurred. The financial statements of the Company presented reflect the historical results of CKI prior to the Merger, and of the combined entities following the Merger, and do not include the historical financial results of Trafalgar prior to the consummation of the Merger. Stockholders’ equity has been retroactively restated to reflect the number of shares received in the Merger after giving effect to the difference in par value, with the offset to additional paid-in capital.

     The following summarizes the structure of the Merger and matters completed in connection therewith:

     1. At the effective time of the Merger, the controlling stockholders of Trafalgar cancelled 1,500,000 shares of Trafalgar’s stock held by them (the “Cancellation”) and Trafalgar amended its Articles of Incorporation to effectuate a 1-for-2.1142857 reverse stock split (the “Reverse Stock Split”), resulting in a total of 1,050,000 Trafalgar shares outstanding.

     2. In conjunction with the Merger, the 9,419,113 shares of CKI redeemable convertible preferred stock outstanding prior to the Merger was converted to CKI common stock on a one-for-one basis.

     3. Further to the Merger, each share of CKI’s common stock (an aggregate of 12,589,481 shares) was converted into one share of Trafalgar’s common stock, an exchange ratio in the Merger of one-to-one.

     4. At the effective time of the Merger, all options to purchase CKI’s shares then outstanding under the 2002 Equity Incentive Plan and the 2002 Founders’ Option Plan (together, the “Option Plans”), and all stock options to purchase CKI’s shares then outstanding, which were not under the Option Plans, in each case whether vested or unvested (a total of 2,963,950 stock options), and the Option Plans themselves, along with warrants to purchase 101,619 shares of CKI’s common shares, were assumed by the Company.

     5. At the time of the Merger, Trafalgar issued an additional 1,300,000 shares of Common Stock into escrow (“the Escrow Shares”) to cover its indemnification obligations, if any to CKI, under the Merger Agreement. If a valid claim for indemnification is made against Trafalgar, all or a portion of the Escrow Shares (depending upon the amount of the claim or claims) would be issued on a pro rata basis to those parties who were CKI shareholders of record immediately prior to the Merger. Any release of Escrow Shares would result in the dilution of ownership of the Company for any shareholder not receiving Escrow Shares. To the extent that the Escrow Shares are not distributed to former shareholders of CKI stock as a result of indemnification claims made prior to the first anniversary of the Merger, those escrow shares shall be cancelled.

     6. The stockholders of CKI as of the closing date of the Merger owned approximately 92.3% of the Company’s common shares outstanding.

     7. The directors and officers of Trafalgar resigned and the directors and officers of CKI became the directors and officers of the Company.

     Upon completion of the Merger on October 7, 2004 and the conversion of the CKI redeemable convertible preferred stock to common stock on a one for one basis, there were approximately 13,639,000 shares of common stock outstanding.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

4.	Inventory

Inventory consists of the following at December 31:

	2005	2004
Raw materials	$122,008	$—
Work in process	94,055	12,030
Finished goods	19,257	110,580
Total	$235,320	$122,610

5.	Property and Equipment

Property and equipment consist of the following at December 31:

	2005	2004	Useful Life
Computer equipment	$226,065	$180,666	3 years
Software	98,254	92,771	3 years
Furniture and fixtures	59,633	51,087	3 years
Machinery and equipment	706,979	481,516	3 to 5 years
Leasehold improvements	56,604	—	Remaining lease term
	1,147,535	806,040
Less accumulated depreciation	(528,102)	(256,113)

Property and equipment, net	$619,433	$549,927

 Depreciation expense, which includes amortization of assets under capital leases, was $276,488, $189,520 and $56,644 for the years ended December 31, 2005, 2004 and 2003 respectively.

6.	Intangible Assets

 Patents and research grant contract intangibles, which were acquired as part of the Bionic acquisition, are being amortized on a straight-line basis over their respective useful lives. Pursuant to SFAS 142, goodwill is not amortized, but is evaluated annually for impairment.

     Intangible assets consist of the following at December 31:

	2005	2004	Useful Life
Patented technology	$191,000	$191,000	8 to 9 years
Research grant contracts	74,000	74,000	3 years
	265,000	265,000
Less accumulated amortization	(150,929)	(128,414)
Intangible assets, net	$114,071	$136,586

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

     As of December 31, 2005, research grant contracts were fully amortized. Amortization expense was $22,515, $38,516 and $67,516, for the years ended December 31, 2005, 2004 and 2003, respectively.

     The estimated remaining amortization expense related to intangible assets with finite lives for each of the five succeeding years and thereafter is as follows:

Year ending December 31:
2006	$22,516
2007	22,516
2008	22,516
2009	22,516
2010	22,516
Thereafter	1,491
$114,071

7.	Accrued Expenses

Accrued expenses consist of the following at December 31:

	2005	2004
Payroll and payroll-related	$82,818	$80,677
Accrued vacation	40,899	46,349
Accrued bonuses	251,838	174,660
Accrued professional services	245,340	193,201
Accrued research and development expenses	134,888	44,502
Accrued general and administrative expenses	145,754	65,252
Other	34,665	28,835
	$936,202	$633,476

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

8.	Commitments
     Operating Leases

     The Company leases office space in Foxborough, Massachusetts and office and laboratory space in Salt Lake City, Utah used for manufacturing and research and development. The Foxborough, Massachusetts lease expires on May 31, 2007, and the Company has an option to renew the lease at the end of the initial term for an additional three-year term. The Salt Lake City, Utah lease expires on November 30, 2009 and the Company has an option to renew the lease at the end of the initial lease term for an additional five-year term. Total rent expense under operating leases was $294,456 and $277,425 for the years ended December 31, 2005 and 2004, respectively. Future minimum lease payments required under noncancellable operating leases at December 31,
2005, are as follows:

Year ending December 31:
2006	$334,111
2007	253,505
2008	192,500
2009	181,500
Total minimum lease commitments	$961,616

     Capital Leases

     In October 2003, the Company entered into a loan and security agreement (the “Capital Lease Line”) with a lender that allows for the Company to borrow up to $1,000,000 to finance the purchase of equipment, hardware, leasehold improvements and software. All borrowings under the Capital Lease Line are collateralized by the assets financed. In January 2004 and May 2004, the Company received gross proceeds of $258,869 and $439,509, respectively, from financings completed under the Capital Lease Line. Both financings provided a lease term of 42 months, with a $1.00 buyout option, and the monthly payments ranging from approximately 2.7% to 2.8% of the total equipment cost. In connection with the Capital Lease Line, the Company issued to the lender 20,000 warrants to purchase Series A Preferred Stock. At the closing of the Merger, such warrant converted to a warrant to purchase 20,000 shares of common stock. The warrants, valued at $10,506 under the Black-Scholes model, are exercisable at the option of the holder at $1.00 per share, and expire ten years from the date of issuance. The fair value is being charged to interest expense over the 42-month term of the Capital Lease Line.

     On September 28, 2005, the Company completed an additional financing under its Capital Lease Line. The Company received gross proceeds of $265,080 to finance purchases of property and equipment. The lease term is 42 months and the monthly payments are equal to approximately 2.8% of the total cost of the equipment financed.

     At December 31, 2005 and 2004, the Company had capitalized lease equipment totaling $990,491 and $686,302 with related accumulated amortization of $460,819 and $208,237, respectively. Such amounts are included in the respective classifications of property and equipment in Note 5. The Company paid interest under the Capital Lease Line for the years ended December 31, 2005 and 2004 of $46,943 and $39,093, respectively.

     Future minimum cash payments under the Capital Lease Line at December 31, 2005 are as follows:

Year ending December 31:
2006	$321,185
2007	254,263
2008	89,572
2009	22,393
687,413
Less amount representing interest	(74,876)
Present value of minimum future payments	612,537
Less current portion of capital leases	(274,489)
Long-term portion of capital leases	$338,048

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

9.	Notes Payable
     On March 31, 2005, the Company entered into a one year revolving line-of-credit agreement (the “Line of Credit”) for up to $3,000,000 with a financial institution. Borrowings under the Line of Credit are available in amounts and at the time of the Company’s discretion. Borrowings are collateralized by the assets of the Company, excluding intellectual property. The Company agrees not to sell, transfer or otherwise dispose of its intellectual property rights outside the ordinary course of business, except with the prior consent of the financial institution. The Line of Credit provides for customary conditions to the Company’s ability to borrow, as well as customary covenants and default provisions; the Line of Credit contains certain acceleration clauses. Borrowings under the Line of Credit bear interest at prime rate plus 3 percent (10.25% at December 31, 2005). Interest is payable monthly and the principal is due on March 30, 2006. In connection with the execution of the Line of Credit, the Company issued to the financial institution a ten-year warrant to purchase 71,429 shares of common stock at an exercise price of $2.10 per share. The Company recorded the fair value of these warrants of $156,396 as a deferred financing cost which is being amortized as interest expense over the term of the Line of Credit. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield, and a 10-year term. The Company has recorded $117,297 of interest expense for the year ended December 31, 2005 related to the warrants. On May 4, 2005, the Company drew down $3,000,000 under the Line of Credit. In 2005, the Company paid interest of $165,875 related to borrowings under the Line of Credit. At December 31, 2005, there was $3,000,000 outstanding under the Line of Credit.

     On December 27, 2005, the Company entered into a Loan and Master Security Agreement (the “Loan”) with General Electric Capital Corporation (the “Lender”). The Agreement provides for borrowings in an amount up to $6,000,000, of which $4,000,000 is available immediately (“Tranche 1”) and the remaining $2,000,000 is available upon the achievement of certain milestones. As a condition to borrowing any funds under Tranche 1, the Company must first have paid all amounts outstanding and due under the Company’s existing Line of Credit and fully satisfied and discharged all liens, claims and encumbrances on our property and intellectual property arising from the Loan. Borrowings are collateralized by the assets of the Company, excluding intellectual property. The Loan provides for customary conditions to the Company’s ability to borrow, as well as customary covenants and default provisions; the Agreement also contains certain acceleration clauses. Borrowings under the agreement bear interest at the Federal Reserve’s Three (3) year Treasury Constant Matunties Rate plus 4.2 percent. The Company is required to make interest only payments on all draw-downs for the first six months and the remaining principal and interest will be repaid over 30 months. In connection with the Loan, the Company issued to the Lender a ten-year warrant to purchase 71,301 shares of common stock at an exercise price of $1.40 per share. The Company recorded the fair value of the warrants of $97,246 as deferred financing cost which is being amortized as interest expense over the term of the Loan. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield, and a 10-year term. There were no amounts outstanding under the Loan at December 31, 2005.

     On January 5, 2006, the Company paid in full the $3,000,000 outstanding under the Line of Credit. On January 10, 2006, the Company drew $4,000,000 under the Loan. See Note 17 for additional information on these transactions. Upon completion of these transactions, future minimum cash payments due under the Loan are as follows:

Year ending December 31:
2006	$849,765
2007	1,831,058
2008	1,831,058
2009	305,176
4,817,057
Less amount representing interest	(817,057)
Present value of minimum future payments	4,000,000
Less current portion of loan	(473,721)
Long-term portion of loan	$3,526,279

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

10.	Income Taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2005, 2004 and 2003, the Company has net operating loss carryforwards of approximately $16,547,365, $9,113,608 and $3,831,099 respectively, available to offset future federal and state taxable income to the extent permitted under the Internal Revenue Code (IRC), expiring in varying amounts through 2025. Under the IRC, certain substantial changes in the Company’s ownership may limit the amount of net operating loss and credits carryforwards that can be utilized in any one year to offset future taxable income.

     The Company has net deferred tax assets at December 31, 2005 and 2004 that consist of the following:

	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$6,238,861	$3,440,174
Stock-based compensation	1,142,450	582,272
Research credits carryforwards	626,157	392,415
Other	230,870	222,846
Total deferred tax assets	8,238,338	4,637,707
Valuation allowance	(8,156,619)	(4,553,834)
Total deferred tax assets	81,719	83,873
Deferred tax liabilities:
Net intangible assets	(81,719)	(83,873)
Net deferred tax asset	$—	$—

     The Company has provided a valuation allowance for the full amount of these net deferred tax assets, since it is more likely than not that these future benefits will not be realized. However, these deferred tax assets may be available to offset future income tax liabilities and expenses. The valuation allowance increased by $3,602,785 due primarily to net operating loss carryforward, stock based compensation, and the increase in research and development credits.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

11. Series A Redeemable Convertible Preferred Stock

     On October 7, 2004, in conjunction with the Merger discussed in Note 3, the 9,419,113 shares of Series A Preferred Stock outstanding prior to the Merger were converted to shares of common stock on a one-for-one basis.

     On August 13, 2002, the Company sold 5,000,000 shares of Series A Convertible Redeemable Preferred Stock (Series A Preferred Stock), at $1.00 per share, for gross proceeds of $5,000,000. Issuance costs totaled $312,976, and, prior to the conversion of Series A Preferred Stock to common stock, were accreted on a straight-line basis to the carrying value of the Series A Preferred Stock over the period to its redemption date.

     In connection with the issuance of the Series A Preferred Stock, the Company also issued 1,111,111 shares of common stock, at $0.0001 per share, to certain Series A Preferred Stock investors. The Company had attributed $4,525,601 and $161,401 of the total net proceeds received from the issuance to the Series A Preferred Stock and the common stock, respectively, based on their relative fair value. Prior to the conversion of Series A Preferred Stock to common stock, the fair value of the total proceeds attributed to the common stock was accreted, in the same manner as dividends, on a straight-line basis to the carrying value of the Series A Preferred Stock over the period to the stock’s earliest redemption date.

     In 2002, the Company issued 69,113 shares of Series A Preferred Stock upon the conversion of a note payable, plus all accrued and unpaid interest, at a conversion price of $1.00 per share.

     On June 30, 2003, the Company authorized an additional 1,969,113 shares and issued 4,350,000 shares of Series A Preferred Stock, at $1.00, for gross proceeds of $4,350,000. Issuance costs totaled $42,730, and, prior to the conversion of Series A Preferred Stock to common stock, were accreted on a straight-line basis to the carrying value of the Series A Preferred Stock over the period to the stock’s earliest redemption date.

     The rights and privileges of Series A Preferred Stock, if issued and outstanding, would be as follows:

     Dividends

     From and after the date of issuance of each share of Series A Preferred Stock, dividends will accrue, but not compound, on each share, whether or not the funds are legally available therefore, and whether or not declared by the Board of Directors, at the rate of 8% per annum of the Series A Preferred Base Liquidation Price, initially $1.00 per share. The Series A Preferred Stock dividends would occur prior and in preference to any declaration or payment of any distribution with respect to the common stock. At December 31, 2005 and 2004, there were no cumulative dividends accrued. Series A Preferred Stock would not participate in any dividends declared on the common stock.

     Voting

     Holders of Series A Preferred Stock would be entitled to the right to vote for each share of common stock into which the Series A Preferred Stock could then be converted as of the record date for determining stockholders entitled to vote on such matter.

     Liquidation

     In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the Series A Preferred Stock would carry a liquidation preference of $1.00 per share, subject to adjustment for certain dilutive events, plus all dividends accrued and/or declared but unpaid on such shares at the time of dilution. The holders of Series A Preferred Stock will be paid out of the Company’s assets available for distribution to its stockholders before any payments can be made to common stockholders. The holders of Series A Preferred Stock are also entitled to share in any remaining available funds on a pro-rata basis with the holders of common stock.

     Conversion

     Each share of Series A Preferred Stock will be convertible at any time at the option of the holder, subject to a conversion ratio. The conversion ratio is subject to adjustment for certain dilutive and antidilutive events. The Series A Preferred Stock would be automatically convertible to common stock upon the request of at least two-thirds of the then-outstanding shares of Series A Preferred Stock, at the then-effective Series A Conversion Price.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

 Redemption

     Unless the Series A Preferred Stock has been converted into common stock, or a qualified public offering has occurred on or prior to December 31, 2008 (or, for any other reason, no shares of Series A Preferred Stock are outstanding on such date), the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock may require the Company to redeem all, but not less than all, of the then-issued and outstanding shares of Series A Preferred Stock in three equal annual installments, beginning on March 1, 2009, by giving written notice to the Company. The Company will not be obligated to redeem any holder’s shares of Series A Preferred Stock if, on or prior to the applicable redemption date, such holder elects to convert such shares of Series A Preferred Stock into common stock. If the (i) Company has insufficient funds available for the redemption of the Series A Preferred Stock, (ii) redemption will result in the bankruptcy or insolvency of the Company or (iii) redemption will cause the Company to cease to be able to continue as a going concern, the Series A Preferred Stockholders will be entitled to share ratably in any funds available for the redemption of such shares, based on the amount each holder is entitled to, and the Company shall redeem the remaining shares as soon as practicable after the funds become available.

12. Stockholders’ Equity

     Common shares reserved for future issuance at December 31, 2005 consist of the following:

Stock options	3,239,967
Warrants	6,023,466
Total common shares reserved	9,263,433

     Private Placement

     On November 4, 2004, the Company completed a private placement (“2004 Private Placement”) whereby it sold 2,000,000 shares of its common stock and issued warrants to purchase another 660,000 shares of its common stock to accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended), resulting in net proceeds (assuming no exercise of the warrants) of approximately $5,600,000 The shares were issued at a purchase price of $3.00 per share pursuant to the terms of a Securities Purchase Agreement entered into by the Company and each of the investors. Each of the investors received a five (5)-year warrant to purchase up to thirty-three percent (33%) of the number of shares purchased by such investor in the closing of the 2004 Private Placement, at an exercise price per share of $6.00.

     In consideration of the investment in the 2004 Private Placement, the Company granted to each investor certain registration rights on a best efforts basis with respect to the shares and the warrants. Additionally, each investor shall have the right to participate in up to one hundred percent of subsequent financings completed by the Company during the twelve month period following the closing of the 2004 Private Placement.

     Pursuant to the terms of a letter agreement, dated as of October 28, 2004, between the Company and Rodman & Renshaw, LLC (“Rodman”), the Company issued Rodman warrants to purchase up to 100,000 shares of its common stock upon the closing of the 2004 Private Placement. The warrants were issued as partial consideration for Rodman’s services as the Company’s placement agent in the transaction described above.

     On September 26, 2005, the Company completed a private placement (“2005 Private Placement”) whereby it sold 9,536,000 shares of common stock and issued warrants to purchase another 4,768,000 shares of our common stock to accredited investors. The shares were issued at a purchase price of $1.20 per share pursuant to the terms of the Securities Purchase Agreement, resulting in net proceeds, assuming no exercise of warrants issued, of $10,661,206. Each of the investors received a five-year warrant to purchase up to fifty percent (50%) of the number of shares purchased by such investor in the 2005 Private Placement at an exercise price per share of $1.60.

     In consideration of the investment in the 2005 Private Placement, the Company granted to each investor certain registration rights on a best efforts basis with respect to the Shares and the Warrant Shares. The Shares and Warrant Shares were registered under a Form SB-2, which the Securities and Exchange Commission declared effective on October 31, 2005.

As partial consideration for the services rendered in connection with leading the 2005 Private Placement, the Company issued 300,000 shares of the Company’s common stock and warrants, identical to those described above, to purchase 284,384 shares of the Company’s common stock for services rendered in connection with the 2005 Private Placement. These warrants were valued at $358,548 calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield and a 5-year term.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

13. Stock Option Plans

     2002 Equity Incentive Plan

     On August 12, 2002, the Company’s Board of Directors and stockholders adopted the 2002 Equity Incentive Plan (the 2002 Equity Plan). The 2002 Equity Plan provides for the granting of up to 1,833,333 shares of common stock pursuant to incentive stock options, nonqualified option awards, stock grants and other restricted stock awards for officers, directors, employees, consultants and advisers. On April 30, 2004, Cyberkinetics’ Board of Directors and its stockholders amended the 2002 Equity Plan to increase the total number of shares available from 1,833,333 to 2,533,333. On June 23, 2005, Cyberkinetics’ Board of Directors and its stockholders amended the 2002 Equity Plan to increase the number of shares available from 2,533,333 to 3,500,000. At December 31, 2005, a total of 2,175,552 shares of common stock have been reserved for the exercise of stock options outstanding under the 2002 Equity Plan.

     Pursuant to the 2002 Equity Plan, the Board of Directors (or committees designated by the Board) may grant incentive and nonqualified stock options, restricted stock and other stock awards to the Company’s employees, directors and consultants. The options can be exercisable at various dates, as determined by the Company’s Board of Directors, and will expire no more than ten years from the date of grant. Options granted under the 2002 Equity Plan are restricted as to transfer. For holders of more than 10% of the Company’s voting stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company’s common stock at the date of grant, with an expiration date not to exceed five years. Options granted generally vest at a rate of 25% on the last of the month in which the first anniversary of the grant occurs and 6.25% of the shares at the end of each successive three-month period.

     2002 Founders’ Option Plan

     On August 12, 2002, the Company’s Board of Directors and stockholders adopted the 2002 Founders’ Option Plan (the 2002 Founders’ Plan). All options granted on or after October 15, 2005, the date the Company’s common stock began trading publicly, are valued using the closing sales price for the Company’s common stock as of the date of the grant. The 2002 Founders’ Plan provides for the granting of up to 1,430,915 shares of common stock pursuant to incentive stock options, nonqualified option awards, stock grants and other restricted stock awards for certain key employees and stockholders. On June 20, 2003, the Company’s Board of Directors and its stockholders amended the 2002 Founders’ Plan to reduce the total number of shares available from 1,430,915 to 1,230,915. At December 31, 2005, a total of 1,064,415 shares of common stock have been reserved for the exercise of stock options outstanding under the 2002 Founders’ Plan.

A summary of option activity for all plans for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005		2004		2003
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	3,102,750	$0.07	2,836,283	$0.07	30,868	$0.30
Granted	600,585	$1.91	592,075	$1.37	2,808,415	$0.07
Exercised	(174,203)	$0.12	(176,188)	0.22	—	$—
Forfeited	(289,165)	$1.20	(149,420)	$0.13	(3,000)	$0.10
Outstanding at end of year	3,239,967	$0.54	3,102,750	$0.32	2,836,283	$0.07
Exercisable at end of year	1,738,202	$0.21	1,140,694	$0.07	446,009	$0.11
Available for grant at end of year	1,092,127		436,880		179,535

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Exercise Price	Outstanding	Life (Yrs.)	Price	Exercisable	Price
$0.01	900,000	7.06	$0.01	618,750	$0.01
$0.10	1,503,940	7.61	$0.10	976,553	$0.10
$0.30 - $0.50	212,638	7.53	$0.49	63,000	$0.45
$1.21 - $1.79	286,589	9.69	$1.44	15,774	$1.27
$2.20 - $2.65	208,800	9.20	$2.25	37,125	$2.25
$4.50 - $4.89	128,000	8.95	$4.64	27,000	$4.72
	3,239,967			1,738,202

     Stock-Based Compensation

     During 2002, 48,430 common stock warrants were issued to Brown University Research Foundation (“BURF”) out of the 2002 Equity Plan. See Note 14 for additional information regarding these warrants.

     During 2003, all stock options were granted to employees at exercise prices deemed to be less than the fair value of the underlying common stock for accounting purposes. Aggregate deferred compensation of $174,725 was recorded in connection with the stock options granted in 2003, which is being amortized as compensation expense on a straight-line basis generally over four years. On January 1, 2005, the Company appointed John P. Donoghue, Ph.D. as its Chief Scientific Officer. Dr. Donoghue is a founder and director of the Company. Dr. Donoghue had previously worked for the Company under a consulting agreement. As a result of this change in employment status, the Company changed the accounting treatment for all of the options previously issued to Dr. Donoghue from the fair value method under SFAS 123 and EITF 96-18 to the intrinsic value method under APB 25. The Company recorded additional deferred compensation related to all of Dr. Donoghue’s unvested options as of January 1, 2005 of $1,185,021 in accordance with APB 25. The intrinsic value of these options will be amortized as compensation expense on a straight-line basis over the remaining vesting period of the options. During the years ended December 31, 2005 and 2004, the Company recorded stock-based compensation expense related to options issued to employees of $488,148 and $42,054, respectively.

     During 2003, stock options to purchase common stock were issued to consultants at exercise prices less than the fair value of the underlying common stock, with performance-based vesting. These options have been recorded at fair value using the Black-Scholes option-pricing model assumptions. These options are subject to variable plan accounting and are re-measured at each reporting period. During the years ended December 31, 2005 and 2004, the Company recorded stock-based compensation expense related to options issued to non-employees of $805,749 and $1,305,602, respectively.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

14. Licensing Arrangements

     In August 2002 (see Note 13), the Company issued warrants to purchase 48,430 fully paid and nonassessable warrants for shares of common stock to BURF, at a price of $0.10 per share, as partial consideration for an exclusive, royalty-bearing license, including the right to grant sublicenses, of Brown University’s and MIT’s collaborative licensed technology pertaining to neural signal decoding. These warrants expire in July 2007. Also in consideration, the Company issued 43,600 and 10,900 shares of common stock to BURF and to MIT, respectively. In addition, the Company will pay BURF royalties equal to 3% of the first $50,000,000 of aggregate net sales, and 1.5% of net sales over $50,000,000. The Company paid a fee of $50,000 upon execution, which was charged to research and development expense, and will commence paying $50,000 each year in maintenance fees beginning on the third anniversary date. The Company’s obligation to pay royalties will terminate on a country-by-country basis upon the date on which the last valid claim of infringement by the manufacture, use or sales of the licensed product would cease to be a valid claim. After such lapse, no further royalty payment will be due in each respective country, and the Company will hold a fully paid-up, perpetual, exclusive, irrevocable, royalty-free license. During 2005, the Company made its first $50,000 maintenance fee payment due under this license agreement. This amount was charged to research and development expense. The Company has the right to terminate the license agreement with BURF and MIT at any time by giving written notice. Termination will not release either party from any obligations that have matured by the effective termination date, and certain obligations survive the termination, including royalty payments on net sales of licensed products, as defined.

     The common stock issued to BURF and MIT was recorded using a fair value of $0.15 per share. In accordance with guidance in APB 29, Accounting for Non-Monetary Transactions (APB 29), the Company determined that using the market value of the common stock on the date the shares were issued was a better measure of the value of the transaction rather than using the value of the license agreement, which was not as readily determinable. The aggregate fair value of the common stock issued to BURF and MIT was $8,175, and was expensed to research and development in 2002. The warrants vest upon the occurrence of four certain vesting events. In accordance with FAS 123, as amended by FAS 148, and EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services , the Company has determined that the measurement date is the date at which vesting occurs. A significant disincentive for nonperformance does not exist and thus there is no performance commitment. A “vesting event” occurs when the Company elects to exercise its option to acquire an exclusive license to an Additional Invention, as defined in the license agreement, and such additional license is licensed to the Company in accordance with the license agreement. The warrant will vest 25% for the first vesting event, 25% for the second vesting event, 25% for the third vesting event, and 25% for the fourth vesting event. Based on this vesting schedule, the amount of shares that will eventually vest, if any, is uncertain at the time of grant. In accordance with guidance noted above, the Company will use the lowest aggregate amount within a range of potential values for measurement and recognition purposes. Such amount is currently zero. The Company performs a quarterly evaluation of whether Additional Inventions exist that it may be interested in acquiring an exclusive license. If strong evidence exists that the Company will elect to acquire an exclusive license to an Additional Invention, the Company will determine the fair value of the first 25% of the warrants, or more as appropriate, using the Black-Scholes option-pricing model. The Company will record the fair value of the warrants to research and development expense when the warrants vest. In September, 2005, the Company signed a collaborative research and licensing agreement with Brown University through which Cyberkinetics will allow specific researchers at Brown University access to certain human clinical data obtained through the Company’s research and development programs in exchange for the Company’s right to a range of options to exclusive worldwide licenses for any proprietary inventions derived from the work done by the researchers based upon Cyberkinetics’ data. In connection with executing the agreement, the Company agreed to fully vest the warrant. As a result, the Company charged $90,077, the fair value of the warrant, to research and development expense. The value of the warrant was calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield, and a 2-year term.

     In August 2002, the Company entered into an agreement with Emory University (“Emory”) for an exclusive, sublicenseable, royalty-bearing license for Emory’s technology pertaining to the control of external devices by nervous system signals. The Company paid fees of $40,000 related to the license, and issued 40,000 shares of common stock in partial consideration. The Company agreed to pay a 3% royalty

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

on the first $17 million in annual net licensed product sales, and 1% on net sales exceeding $17 million within the same year. These annual royalties payable may be reduced by 50% of royalties payable to third parties by the Company or its affiliates or sublicensees on the same net sales, provided that no less than 1% of net sales is paid to Emory in any given year. The royalties will terminate at the later of either the expiration of the last valid claim upon the patents or the tenth year anniversary of the Company’s first commercial shipment. Additionally, the Company is obligated to make milestone payments to Emory of $25,000 and $50,000 upon the occurrence of U.S. Investigational Device Exemption (“IDE”) approval and U.S. 510(k) approval, respectively. Commencing upon the fourth anniversary of the agreement’s effective date, the Company will make annual minimum royalty payments of $75,000 to Emory. These minimum royalties may net against the running royalties payable in the same period. The 40,000 shares of common stock issued was recorded using a fair value of $0.15 per share. In accordance with APB 29, the Company determined that using the market value of the common stock on the date the shares were issued was a better measure of the value of the transaction rather than using the value of the license agreement which was not as readily determinable. The aggregate fair value of the common stock issued to Emory was $6,000, and was expensed to research and development in 2003. The $30,000 reimbursement and $10,000 execution fees were charged to research and development expense in 2002. The $25,000 milestone payment for U.S. IDE approval was charged to research and development in 2004.

     In January 2003, the Company issued warrants to purchase 33,189 shares of common stock to the University of Utah Research Foundation (“UURF”), for an exercise price of $0.015 per share, in partial consideration for an exclusive, royalty-bearing license, including right to grant sublicenses for UURF’s proprietary technology pertaining to neural signal amplification and electrode arrays. These warrants expire in August 2007. The fair value of the warrants were determined using the Black-Scholes method based on contractual lives of the warrants of five years, a risk-free interest rate of 3.33%, volatility of 70% and no expected dividends. The market value of the common stock used in this fair value calculation was $0.15 per share. The fair value of the warrants was determined to be $4,554. The warrants were fully exercisable upon execution of the agreement and accordingly, the full fair value of $4,554 was recorded immediately to research and development expense. In addition to the warrants, the Company will also pay UURF royalties equal to 2.5% of net sales of licensed products. The Company will also pay UURF royalties equal to 40% of gross consideration, as defined in the license agreement, received from sublicensees through December 31, 2003, 30% through December 31, 2005 and 25% thereafter. The Company has paid $3,000 to UURF in each of the years ended December 31, 2005 and 2004, respectively. The Company has the right to terminate the license agreement at any time by giving written notice. Termination will not release either party from any obligation or liability accrued prior to the effective termination date. The Company will also be required to pay royalties to UURF on any licensed products held at termination, which are disposed of within 90 days of the effective termination date.

15. Related Party Transactions

     In connection with the acquisition of Bionic Technologies, LLC (“Bionic”) in 2002, the Company assumed three notes payable to two parties. The first note, in the amount of $59,157, was issued to Bionic’s founder, president and Chief Executive Officer (“CEO”). On April 30, 2004, the Company accepted the resignation of Bionic’s CEO. In exchange for a release of claims outlined in his agreement of resignation, the individual exercised his rights to (i) pay the exercise price of $0.10 per share for 112,500 vested shares under the Founders’ Option grant through the cancellation of $11,250 of the promissory note amount due him by the Company and (ii) pay the exercise price of $0.50 per share for 50,000 vested shares under an Additional Founder’s Option grant through the cancellation of $25,000 of the promissory note amount due him by the Company. There was $31,868 in principal and accrued interest outstanding on this note at December 31, 2004. This note was paid in full as of December 31, 2005. The second note, also issued to Bionic’s CEO in the amount of $30,000, was paid in full as of February 2003. The third note, in the amount of $59,054, was issued to a holder of membership units of Bionic. There was $69,447 in principal and accrued interest outstanding on the notes at December 31, 2004. This note was paid in full as of December 31, 2005.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements — (Continued)

     During 2005 and 2004, the Company recognized product sales of $4,013, and $144,249 to Brown University, respectively. The Company’s Chief Scientific Officer, who is also a member of the Company’s Board of Directors, is a professor and the Chairman of the Neuroscience Department at Brown University. Amounts due from Brown University at December 31, 2005 and 2004 totaled $0 and $119,775 respectively.

     The Company recognized product sales of $4,395 and $14,500 to the University of Chicago in 2005 and 2004, respectively. A member of the Company’s Board of Directors is an assistant professor at the University of Chicago. Amounts due from the University of Chicago at December 31, 2005 and 2004 totaled $0 and $5,525 respectively.

16. Employee Benefit Plan

     The Company sponsors a defined contribution 401(k) benefit plan for all employees over the age of 21. Employees may elect to defer up to 15% of their annual compensation, up to the statutory limits. The Company matches the contributions of employees at 50% of the first 4% of their contributions. The Company made contributions to the plan of $47,327 and $42,872 during 2005 and 2004, respectively.

17. Subsequent Events

     On January 5, 2006, the Company paid all amounts due and owing under the Line of Credit. On January 10, 2006, the Company borrowed $4,000,000 under the Loan Agreement. The borrowings bear interest at 10.72% annually and is payable as interest only for six months; thereafter, it is payable in thirty equal monthly payments of principal plus interest. If the Company fails to pay any obligation when due under the Borrowing, the Lender may declare that all Borrowings are immediately due and payable. In connection with the execution of the Borrowing, the Company issued to the Lender a ten-year warrant to purchase 55,944 shares of the common stock at an exercise price of $1.79 per share. The warrant was valued $77,918 under the Black Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield and a 10-year term. The fair value of the warrant will be charged to interest expense over the thirty-six month term of the loan.

     Subsequent to year end, the Company acquired Andara™ Life Science, Inc. (“Andara™”), an Indiana corporation, through the merger of a wholly owned subsidiary of Cyberkinetics with and into Andara™ (the “ Andara™ Merger”). Prior to its acquisition by the Company, Andara™ was a privately held company engaged in the development of a portfolio of programs related to the repair and regeneration of neural tissues, which were developed at the Center for Paralysis Research at Purdue University. Pursuant to an Agreement and Plan of Merger dated February 14, 2006 (the “Andara™ Merger Agreement”), among the Company, Andara™ and Andara™ Acquisition Corp., a wholly owned subsidy of the Company, (“Acquisition”), on the filing of a Certificate of Merger in the State of Delaware and Articles of Merger in the State of Indiana, Acquisition merged with and into Andara™ and all of the issued and outstanding capital stock of Andara™ was exchanged for an aggregate of 3,029,801 shares of common stock, $0.001 par value per share (“Common Stock”) of the Company, of which 993,377 shares of Common Stock were issued pursuant to a restricted stock award and subject to forfeiture (“Restricted Stock”). The Restricted Stock is subject to forfeiture if certain specific milestones are not achieved by the surviving corporation within thirty-six (36) months of the Merger. At the date of acquisition, Andara™ was a development stage enterprise engaged in the development of a portfolio of programs related to the repair and regeneration of neural tissues. Cyberkinetics purchased Andara™ for access to its in-process research and development programs and its core technology, the Andara™ Oscillating Field Stimulator. The Company has not yet determined how it will allocate the consideration paid but expects that it will allocate significant value to intangible assets.

Cyberkinetics Neurotechnology Systems, Inc.

Condensed Consolidated Balance Sheets

	As of
	September 30, 2006	December 31, 2005
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$5,057,792	$11,346,372
Accounts receivable	456,430	387,731
Inventory	582,870	235,320
Prepaid expenses and other current assets	371,668	427,987
Total current assets	6,468,760	12,397,410
Property and equipment, net	635,617	619,433
Intangible assets, net	1,868,548	114,071
Deposits and other assets	217,998	140,447
Goodwill	94,027	94,027
Total assets	$9,284,950	$13,365,388

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$480,823	$474,398
Accrued expenses	1,376,178	936,202
Current portion of capital lease obligations	309,375	274,489
Current portion of notes payable	1,499,690	473,721
Total current liabilities	3,666,066	2,158,810

Capital lease obligations, net of current portion	218,485	338,048
Notes payable, net of current portion	2,265,556	2,526,279
Total long-term liabilities	2,484,041	2,864,327
Commitments - Note 6
Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 authorized, 29,069,661 issued and outstanding at September 30, 2006 and 27,157,997 and 25,857,997 issued and outstanding at December 31, 2005, respectively	29,070	27,158
Additional paid-in capital	34,572,688	31,112,108
Common stock in escrow, 1,300,000 shares	—	(13,000)
Deferred compensation	—	(786,364)
Accumulated deficit	(31,466,915)	(21,997,651)
Total stockholders’ equity	3,134,843	8,342,251
Total liabilities and stockholders’ equity	$9,284,950	$13,365,388
The accompanying notes are an integral part of these condensed consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Revenues:
Product sales	$277,589	$119,281	$704,541	$495,948
Grant income	90,873	69,294	520,012	280,217
Total revenues	368,462	188,575	1,224,553	776,165
Operating expenses:
Cost of product sales	83,076	20,173	278,401	96,842
Research and development	1,804,006	1,445,984	4,804,769	4,283,589
Sales and marketing	279,615	77,675	608,970	245,858
General and administrative	1,063,311	918,109	3,219,931	2,994,879
Purchased in-process research and development	—	—	1,602,239	—
Total operating expenses	3,230,008	2,461,941	10,514,310	7,621,168
Operating loss	(2,861,546)	(2,273,366)	(9,289,757)	(6,845,003)
Other income (expense):
Interest income	76,573	28,222	280,622	61,503
Interest expense	(137,706)	(134,751)	(460,129)	(257,821)
Other expense, net	(61,133)	(106,529)	(179,507)	(196,318)
Net loss	(2,922,679)	(2,379,895)	(9,469,264)	(7,041,321)
Basic and diluted net loss per common share	$(0.10)	$(0.15)	$(0.34)	$(0.44)
Shares used in computing basic and diluted net loss per common share	27,916,186	16,228,603	27,567,879	15,887,463

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.
Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
(Unaudited)

	Series A Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in-	Shares Held in	Deferred Compen-	Accumulated	Total Stockholders' Equity
	Shares	Amount	Shares	Par Value	Capital	Escrow	sation	Deficit	(Deficit )
Balance at December 31, 2005	—	$—	27,157,997	$27,158	$31,112,108	$(13,000)	$(786,364)	$(21,997,651)	$8,342,251
Issuance of common stock in connection with acquisition of Andara Life Science, Inc.	—	—	3,029,801	3,030	2,909,056	—	—	—	2,912,086
Issuance of common stock to employees	—	—	100,000	100	—	—	—	—	100
Issuance of common stock from exercise of stock options	—	—	81,863	82	13,602	—	—	—	13,684
Cancellation of common stock held in escrow	—	—	(1,300,000)	(1,300)	(11,700)	13,000	—	—	—
Common stock warrants issued in connection with loan	—	—	—	—	77,918	—	—	—	77,918
Stock-based compensation related to issuance of common stock to consultants	—	—	—	—	91,125	—	—	—	91,125
Stock-based compensation related to issuance of options to consultants	—	—	—	—	493,678	—	—	—	493,678
Stock-based compensation related to issuance of options to employees	—	—	—	—	(113,099)	—	786,364	—	673,265
Net loss	—	—	—	—	—	—	—	(9,469,264)	(9,469,264)
Balance at September 30, 2006	—	$—	29,069,661	$29,070	$34,572,688	$—	$—	$(31,466,915)	$3,134,843

The accompanying notes are an integral part of these condensed consolidated financial statements

Cyberkinetics Neurotechnology Systems, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30, 2006	September 30, 2005
Operating activities
Net loss	$(9,469,264)	$(7,041,321)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	363,196	213,764
Stock-based compensation	1,258,068	1,323,026
In-process research and development	1,602,239	—
Non-cash interest on line of credit and notes payable	80,580	81,886
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(68,699)	171,199
Prepaid expenses and other current assets	41,926	141,050
Inventory	(347,550)	10,752
Deposits and other assets	(65,720)	(13,748)
Accounts payable	(253,167)	774
Accrued expenses	271,316	304,046
Deferred revenue	—	(60,432)
Net cash used in operating activities	(6,587,075)	(4,869,004)
Investment activities
Purchase of property and equipment	(209,159)	(324,899)
Acquisition of Andara Life Science, Inc.	(186,598)	—
Net cash used in investing activities	(395,757)	(324,899)
Financing activities
Proceeds from note payable	4,000,000	—
Payment on note payable	(234,754)	—
Net proceeds from line of credit	—	3,000,000
Proceeds from capital lease line	139,613	265,080
Payments on capital lease line	(224,290)	(147,776)
Payments on line of credit	(3,000,000)	—
Proceeds from issuance of common stock	13,683	10,685,140
Net cash provided by financing activities	694,252	13,802,444
Net (decrease) increase in cash and cash equivalents	(6,288,580)	8,608,541
Cash and cash equivalents at beginning of period	11,346,372	5,232,641
Cash and cash equivalents at end of period	$5,057,792	$13,841,182
Supplemental disclosure of non-cash investing and financing activities
Common stock warrants issued in connection with line-of-credit agreement	$—	$156,396
Common stock warrants issued in connection with notes payable	$77,918	$—
Acquisition of Andara Life Science, Inc.
Fair value of assets acquired	3,526,937	—
Assumed liabilities	(425,000)	—
Acquisition costs incurred	(189,850)	—
Fair value of common stock issued	$2,912,087	$—
The accompanying notes are an integral part of these condensed consolidated financial statements

Cyberkinetics Neurotechnology Systems, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

1. Nature of Business and Basis of Presentation

Cyberkinetics Neurotechnology Systems Inc. (“Cyberkinetics” or the “Company”) is engaged in the research, development, manufacture, sale and distribution of neurological products. Cyberkinetics is developing the Andara™ Oscillating Field Stimulator (“Andara OFS Device”) which is intended to restore function by regenerating nerve tissue damaged in spinal cord injury. The Company is also developing clinical products for human use which are designed to detect and interpret brain activity in real time. Cyberkinetics operates in one business segment, which is the development and marketing of neurological products. Since its inception on May 2, 2001, the Company has devoted its efforts principally to research and development, licensing of intellectual property, business development activities and raising capital.

In February 2006, the Company acquired Andara Life Science, Inc. (“Andara”), an Indiana corporation, through the merger of a wholly-owned subsidiary of Cyberkinetics with and into Andara. Prior to its acquisition, Andara was a privately-held company engaged in the development of a portfolio of programs related to the repair and regeneration of neural tissues, which were developed at the Center for Paralysis Research at Purdue University. The acquisition enables Cyberkinetics to continue the development of the Andara™ OFS Device and the Andara™ OFS PLUS system, which includes the use of neurotrophic growth factor which is being developed to potentially treat long-term (chronic) injuries (Note 10).

The Company’s future capital requirements will depend upon many factors, including progress with marketing its technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the necessity of, and time and costs involved in, obtaining regulatory approvals, competing technological and market developments, and its ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements. Management expects that the Company will continue to incur negative cash flows and net losses for the foreseeable future. Based upon management’s current plans and expectations, management believes that the Company’s existing capital resources, plus the proceeds from the private placement completed in October 2006 (see Note 12), will be sufficient to meet the Company’s operating expenses and capital requirements through at least December 2007. However, changes in management’s business strategy, technology development, marketing plans or other events affecting the Company’s operating plans and expenses, may result in the expenditure of existing cash before that time. If this occurs, the Company’s ability to meet its cash obligations as they become due and payable will depend on the Company’s ability to sell securities, borrow funds or some combination thereof. The Company may not be successful in raising the necessary funds on acceptable terms, or at all. If the Company were to lack sufficient funds, the Company may be required to delay, scale back or eliminate some of its research and development activities or delay the launch of its product candidates.

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States applicable to interim periods. These statements, however, are condensed and do not include all disclosures required by accounting principles generally accepted in the United States for complete financial statements and should be read in conjunction with the Company’s consolidated financial statements and related footnotes for the fiscal year ended December 31, 2005, which are included in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2006.

In the opinion of management, the unaudited financial statements contain all adjustments (all of which were considered normal and recurring) necessary to present fairly the Company’s financial position at September 30, 2006, the results of operations for the three months and nine months ended September 30, 2006, and September 30, 2005, and cash flows for the nine months ended September 30, 2006, and September 30, 2005. The preparation of the Company’s condensed consolidated financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts and disclosure of certain assets and liabilities at the balance sheet date.

The results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year or any other interim period.

Cyberkinetics Neurotechnology Systems, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

2. Stock-Based Compensation

Prior to January 1, 2006, the Company accounted for stock-based awards issued to employees under its stock-based compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations. Accordingly, no compensation expense was recorded for options awarded to employees with exercise prices equal to or in excess of the stock’s fair market value on the grant date. The Company elected to adopt, for periods prior to January 1, 2006, the disclosure-only requirements of FASB Statement No. 123, Accounting for Stock-Based Compensation , as amended by FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (collectively, SFAS 123) which used a fair value based method of accounting for share-based awards. Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payments (SFAS 123R) using the modified prospective transition method. In conjunction with the adoption of SFAS 123R, the Company applied the principles of Staff Accounting Bulletin No. 107 (SAB 107), which provides guidance on the implementation of SFAS 123R.

SFAS 123R requires companies to record compensation expense for stock options measured at fair value, on the date of grant, using an option-pricing model. The Company elected to determine the fair value of stock options using the Black-Scholes valuation model, which is consistent with the Company’s valuation techniques previously utilized under SFAS 123.

In accordance with the provisions of the modified prospective transition method under SFAS 123R, the Company has not restated prior period amounts. Under this transition method, compensation expense for the three months and nine months ended September 30, 2006 includes compensation expense for all stock-based awards granted prior to, but not yet vested as of, January 1, 2006 based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Stock-based compensation expense for all stock-based awards granted after January 1, 2006 is based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. Stock-based compensation expense includes an estimate for forfeitures and is recognized over the vesting period of the award on a straight-line basis. The Company adjusts this estimate to reflect actual forfeitures at the end of each reporting period. The Company evaluated the need to record a cumulative effect adjustment relating to estimated forfeitures for unvested previously issued awards, and the impact was not deemed to be material.

As a result of adopting SFAS 123R, the Company recorded stock-based compensation of $231,522, or $0.008 per share, and $673,265, or $0.02 per share, for the three months and nine months ended September 30, 2006, respectively, for stock-based awards granted to employees. These amounts represent an incremental charge of $111,380, or $0.004 per share, and $312,839, or $0.01 per share, for the three months and nine months ended September 30, 2006, respectively, as compared to the Company’s previous method of accounting for stock-based awards to employees under APB 25. The Company has not capitalized any employee stock-based compensation in its balance sheets and the adoption of SFAS 123R had no impact on its cash flow from operations or financing activities.

The Company accounts for stock-based awards issued to non-employees in accordance with the provisions of SFAS 123R and EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18), under which compensation expense is generally computed and recognized as awards vest.
The following table presents the Company’s pro forma net loss attributable to common stockholders and net loss per common share for the three months and nine months ended September 30, 2005 had compensation expense for the Company’s stock-based compensation plans been determined based on the fair value at grant dates as calculated in accordance with SFAS 123.

	Three Months Ended September 30,	Nine Months Ended September 30,
	2005	2005
Net loss as reported	$(2,379,895)	$(7,041,321)
Add: Stock-based employee compensation expense included in reported net loss	121,320	368,007
Deduct: Stock-based employee compensation expense determined under fair value-based method for all employee awards	(224,870)	(579,072)
Pro forma net loss	$(2,483,445)	$(7,252,386)
Basic and diluted net loss per share as reported	$(0.15)	$(0.44)
Pro forma basic and diluted net loss per share	$(0.15)	$(0.46)

Cyberkinetics Neurotechnology Systems, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

2. Stock-Based Compensation (continued)

The fair value of each option grant was estimated as of the date of grant using the Black-Scholes option-pricing model. The weighted-average fair values of options granted during the three months ended September 30, 2006 and 2005 were $1.27 and $1.28 per share, respectively. The weighted-average fair values of options granted during the nine months ended September 30, 2006 and 2005 were $1.13 and $1.46 per share, respectively. As required by SFAS 123R, the Company records stock-based compensation expense only for those awards that are expected to vest. The following assumptions were made for options granted during the nine months ended September 30, 2006 and 2005:

	2006	2005
Expected volatility (1)	100%	100%
Expected dividend yield (2)	0%	0%
Expected lives of options (in years) (3)	5	5
Risk-free interest rate (4)	4.78%	3.75%

(1)
The Company’s common stock is approved for quotation on the Over-the-Counter Bulletin Board and began trading on October 15, 2004. Based on this short trading history, the Company determined the expected volatility based on public small capitalization stocks with significant risk (scientific or otherwise), which tend to have a relatively high volatility. The Company will re-evaluate this method as additional historical stock price data is obtained.

(2)	No cash dividends have been declared on the Company’s common stock since the Company’s inception and the Company does not anticipate paying cash dividends over the expected term of the option.

(3)	The expected term represents the weighted average period the option is expected to be outstanding and is based on the historical exercise behavior of employees.

(4)	The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with maturity dates equivalent to the expected term of the option.

As of September 30, 2006, there was $2,061,576 of total unrecognized compensation cost related to non-vested options granted to employees under all equity compensation plans. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. The Company expects to recognize that cost over a weighted-average period of 2.08 years.

Stock Option Plans

2002 Equity Incentive Plan

On August 12, 2002, the Company’s Board of Directors and stockholders adopted the 2002 Equity Incentive Plan (the 2002 Equity Plan). The 2002 Equity Plan provides for the granting of shares of common stock pursuant to incentive stock options, nonqualified option awards, stock grants and other restricted stock awards for officers, directors, employees, consultants and advisers. On June 7, 2006, Cyberkinetics’ Board of Directors and its stockholders amended the 2002 Equity Plan to increase the total number of shares available from 3,500,000 to 4,400,000. At September 30, 2006, a total of 3,087,579 shares of common stock have been reserved for the exercise of stock options outstanding under the 2002 Equity Plan.

Pursuant to the 2002 Equity Plan, the Board of Directors (or committees designated by the Board) may grant incentive and nonqualified stock options, restricted stock and other stock awards to the Company’s officers, directors, employees, consultants and advisers. The options can be exercisable at various dates, as determined by the Company’s Board of Directors, and will expire no more than ten years from the date of grant. Options granted under the 2002 Equity Plan are restricted as to transfer. All options granted on or after October 15, 2004, the date the Company’s common stock began trading publicly, are valued using the closing sales price for the Company’s common stock as of the date of the grant. For holders of more than 10% of the Company’s voting stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company’s common stock at the date of grant, with an expiration date not to exceed five years. Options granted to new employees generally vest at a rate of 25% on the first anniversary of the grant and thereafter at the rate of 6.25% of the initial grant at the end of each successive three-month period. Annual option grants to existing employees generally vest at a rate of 6.25% of the initial grant at the end of each successive three-month period beginning from the date of grant.

Cyberkinetics Neurotechnology Systems, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited) (Continued)

2. Stock-Based Compensation (continued)

2002 Founders’ Option Plan

On August 12, 2002, the Company’s Board of Directors and stockholders adopted the 2002 Founders’ Option Plan (the 2002 Founders’ Plan). The 2002 Founders’ Plan provides for the granting of shares of common stock pursuant to incentive stock options, nonqualified option awards, stock grants and other restricted stock awards for certain key employees and stockholders. Options granted under the 2002 Founders’ Plan will expire no more than ten years from the date of grant and generally vest monthly over a four-year period beginning from the date of grant. The total number of shares available under the 2002 Founders’ Plan is 1,230,915. At September 30, 2006, a total of 1,064,415 shares of common stock have been reserved for the exercise of stock options outstanding under the 2002 Founders’ Plan.

A summary of option activity for all plans for the nine months ended September 30, 2006 is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Yrs.)	Aggregate Intrinsic Value
Outstanding at December 31, 2005	3,239,967	$0.54
Granted	1,150,253	$1.45
Exercised	(81,863)	$0.17
Forfeited	(156,363)	$1.66
Outstanding at September 30, 2006	4,151,994	$0.75	8.20	$3,954,187
Exercisable at September 30, 2006	2,263,701	$0.32	8.13	$3,086,993

The aggregate intrinsic value included in the table above represents the difference between the exercise price of the options and the market price of the Company’s common stock for the options that had exercise prices that were lower than the $1.60 market price of the Company’s common stock at September 30, 2006. The total intrinsic value of stock options exercised during the nine months ended September 30, 2006 and 2005 was $111,348 and $125,077, respectively, determined on the date of exercise. During the nine months ended September 30, 2006 and 2005, the Company received proceeds of $13,683 and $9,772, respectively, from the exercise of stock options.

3. Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share (SFAS 128), and related interpretations. Under the provisions of SFAS 128, basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares and dilutive common share equivalents then outstanding. Common share equivalents consist of the incremental common shares issuable upon the exercise of stock options and warrants. The Company has excluded the impact of all stock options and warrants from the calculation of historical diluted net loss per common share because all such securities are antidilutive for all periods presented. During the nine months ended September 30, 2006, the Company issued 81,863 shares of common stock in conjunction with the exercise of stock options. As part of the Andara acquisition which closed during the first quarter of 2006, the Company issued 3,029,801 shares of common stock, of which 993,377 shares of common stock were issued pursuant to a restricted award and are subject to forfeiture. The shares subject to forfeiture have been excluded from the calculation of net loss per share.

Cyberkinetics Neurotechnology Systems, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited) (Continued)

3. Net Loss Per Share (continued)

The following potentially dilutive, common share equivalents were excluded from the calculation of diluted and pro forma net loss per common share because their effect was anti-dilutive for each of the periods presented:

	As of
	September 30,	September 30,
	2006	2005
Options	4,151,994	3,326,022
Warrants	6,023,466	5,952,165
Total	10,175,460	9,278,187

4. Inventory

Inventory consists of the following:

	September 30, 2006	December 31, 2005
Raw materials	$160,430	$122,008
Work in process	216,009	94,055
Finished goods	206,431	19,257
Total	$582,870	$235,320

5. Property and Equipment

Property and equipment consist of the following:

	September 30	December 31,
	2006	2005	Useful Life
Computer equipment	$252,911	$226,065	3 years
Software	193,807	98,254	3 years
Furniture and fixtures	61,445	59,633	3 years
Machinery and equipment	790,647	706,979	3 to 5 years
Leasehold improvements	59,896	56,604	Remaining lease term
	1,358,706	1,147,535
Less accumulated depreciation	(723,089)	(528,102)
Property and equipment, net	$635,617	$619,433

Depreciation expense, which includes amortization of assets under capital leases, was $62,347 and $73,191 for the three months ended September 30, 2006 and September 30, 2005, respectively, and $194,987 and $196,878 for the nine months ended September 30, 2006 and September 30, 2005, respectively.

Cyberkinetics Neurotechnology Systems, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited) (Continued)

6. Commitments

Operating Leases

The Company leases office space in Foxborough, Massachusetts and office and laboratory space in Salt Lake City, Utah used for manufacturing and research and development. The Foxborough, Massachusetts lease expires on May 31, 2007 and includes an option to renew the lease at the end of the initial term for an additional three-year term. The Salt Lake City, Utah lease expires on November 30, 2009 and includes an option to renew the lease at the end of the initial lease term for an additional five-year term. The future minimum lease payments required under noncancellable operating leases were as follows as of September 30, 2006:

Period ending December 31:
2006	$83,903
2007	253,505
2008	192,500
2009	181,500
Total minimum lease commitments	$711,408

Capital Leases

In October 2003, the Company entered into a loan and security agreement (the “Capital Lease Line”) with a lender that allows the Company to borrow funds to finance the purchase of equipment, hardware, leasehold improvements and software. The Company may borrow up to $1,300,000 under this Capital Lease Line. All borrowings under the Capital Lease Line are collateralized by the assets financed. In connection with the Capital Lease Line, the Company issued to the lender a warrant to purchase up to 20,000 shares of the Company’s Series A Preferred Stock. At the closing of the Merger, such warrant converted to a warrant to purchase up to 20,000 shares of the Company’s common stock. The warrants, valued at $10,506 under the Black-Scholes model, are exercisable at the option of the holder at $1.00 per share, and expire ten years from the date of issuance. The fair value is being charged to interest expense over the 42-month term of the Capital Lease Line.

In January 2004 and May 2004, the Company received gross proceeds of $258,869 and $439,509, respectively, from financings completed under the Capital Lease Line. On September 28, 2005 and March 30, 2006, the Company received gross proceeds of $265,080 and $139,613, respectively, from financings completed under its Capital Lease Line. The proceeds were used to finance purchases of property and equipment. All financings under the Capital Lease Line have a term of 42 months, a $1.00 buyout option and monthly payments ranging from approximately 2.7% to 2.9% of the total cost of the equipment financed.
Future minimum cash payments under the Capital Lease Line at September 30, 2006 are as follows:

Period ending December 31:
2006	$88,254
2007	302,012
2008	137,321
2009	58,205
585,792
Less amount representing interest	(57,932)
Present value of minimum future payments	527,860
Less current portion of capital leases	(309,375)
Long-term portion of capital leases	$218,485

Cyberkinetics Neurotechnology Systems, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

7. Notes Payable

On March 31, 2005, the Company entered into a one year revolving line-of-credit agreement (the “Line of Credit”) for up to $3,000,000 with a financial institution. Borrowings under the Line of Credit were available in amounts and at the time of the Company’s discretion. Borrowings were collateralized by the assets of the Company, excluding intellectual property. The Company agreed not to sell, transfer or otherwise dispose of its intellectual property rights outside the ordinary course of business, except with the prior consent of the financial institution. The Line of Credit provided for customary conditions to the Company’s ability to borrow, as well as customary covenants and default provisions. The Line of Credit also contained certain acceleration clauses. Borrowings under the Line of Credit bore interest at prime rate plus 3 percent (10.25% at December 31, 2005). Interest was payable monthly and the principal was due on March 30, 2006. In connection with the execution of the Line of Credit, the Company issued to the financial institution a ten-year warrant to purchase up to 71,429 shares of common stock at an exercise price of $2.10 per share. The Company recorded the fair value of this warrant of $156,396 as a deferred financing cost which was amortized as interest expense over the term of the Line of Credit. The fair value of the warrant was calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield, and a 10-year term. The Company recorded $117,297 of interest expense for the year ended December 31, 2005 related to the warrant. On May 4, 2005, the Company drew down $3,000,000 under the Line of Credit. In 2005, the Company paid interest of $165,875 related to borrowings under the Line of Credit. On January 5, 2006, the Company paid all amounts due and owing under the Line of Credit.

On December 27, 2005, the Company entered into a Loan and Master Security Agreement (the “Loan Agreement”) with General Electric Capital Corporation (the “Lender”). The Loan Agreement provides for borrowings in an amount up to $6,000,000, of which $4,000,000 became available immediately (“Tranche 1”) and the remaining $2,000,000 is available upon the achievement of certain milestones. As a condition to borrowing any funds under Tranche 1, the Company was required to pay all amounts outstanding and due under the Company’s existing Line of Credit and fully satisfy and discharge all related liens, claims and encumbrances on our property and intellectual property. Borrowings are collateralized by the assets of the Company, excluding intellectual property. The Loan Agreement provides for customary conditions to the Company’s ability to borrow, as well as customary covenants and default provisions. The Loan Agreement also contains certain acceleration clauses. Borrowings under the agreement bear interest at the Federal Reserve’s Three (3) year Treasury Constant Maturities Rate plus 4.2 percent. The Company is required to make interest only payments on all draw-downs for the first six months and the remaining principal and interest will be repaid over 30 months. In connection with the execution of the Loan Agreement, the Company issued to the Lender a ten-year warrant to purchase up to 71,301 shares of common stock at an exercise price of $1.40 per share. The Company recorded the fair value of the warrant of $97,246 as deferred financing cost which amount is being amortized as interest expense over the term of the Loan. The fair value of the warrant was calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield, and a 10-year term.

On January 10, 2006, the Company borrowed $4,000,000 under the Loan (the “Initial Borrowing”). The Initial Borrowing bears interest at 10.72% annually and interest only is payable for six months; thereafter, the Initial Borrowing will be payable in thirty equal monthly payments of principal plus interest of $152,588. If the Company fails to pay any amounts borrowed when due, the Lender may declare that all amounts borrowed pursuant to the Loan Agreement are immediately due and payable. In connection with the Initial Borrowing, the Company issued to the Lender a ten-year warrant to purchase up to 55,944 shares of the Company’s common stock at an exercise price of $1.79 per share. The warrant was valued at $77,918 under the Black Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield and a 10-year term. The fair value of the warrant is being charged to interest expense over the thirty-six month term of the loan. Upon completion of these transactions, future minimum cash payments with respect to the Initial Borrowing are as follows as of September 30, 2006:

Cyberkinetics Neurotechnology Systems, Inc .
Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

7. Notes Payable (continued)

Period ending December 31:
2006	$305,176
2007	1,831,058
2008	1,831,058
2009	305,176
4,272,468
Less amount representing interest	(507,222)
Present value of minimum future payments	3,765,246
Less current portion of loan	(1,499,690)
Long-term portion of loan	$2,265,556

8. Preferred Stock
As of September 30, 2006 and December 31, 2005, the Company had 50,000,000 shares of preferred stock authorized and no shares issued and outstanding.

9. Related Party Transactions

The Company’s Chief Scientific Officer, who is also a member of the Company’s Board of Directors, is a professor and the Director of the Brain Science Program at Brown University. During the three months ended September 30, 2006 and September 30, 2005, the Company recognized product sales of $3,750 and $0 to Brown University, respectively. During the nine months ended September 30, 2006 and September 30, 2005, the Company recognized products sales of $11,900 and $4,013, respectively. Amounts due from Brown University at September 30, 2006 and December 31, 2005 totaled $3,764 and $0, respectively.

A member of the Company’s Board of Directors is an assistant professor at the University of Chicago. During the three months ended September 30, 2006 and September 30, 2005 the Company recognized no product sales to the University of Chicago. During the nine months ended September 30, 2006 and September 30, 2005, the Company recognized product sales of $20,000 and $4,395, respectively. There were no amounts due from the University of Chicago at September 30, 2006 and December 31, 2005.

10. Acquisition of Andara Life Science, Inc.

Pursuant to an Agreement and Plan of Merger dated February 14, 2006 (the “Andara Merger Agreement”), among Cyberkinetics, Andara and Andara Acquisition Corp., a wholly-owned subsidiary of the Company, (“Acquisition”), on the filing of a Certificate of Merger in the State of Delaware and Articles of Merger in the State of Indiana, Acquisition merged with and into Andara and all of the issued and outstanding capital stock of Andara was exchanged for an aggregate of 3,029,801 shares of common stock, $0.001 par value per share (“Common Stock”) of the Company, of which 993,377 shares of Common Stock were issued pursuant to a restricted stock award and subject to forfeiture (“Restricted Stock”). The Restricted Stock is subject to forfeiture if certain specific milestones are not achieved by the surviving corporation within thirty-six (36) months of the Merger. Andara was the surviving corporation in the Merger and became a wholly-owned subsidiary of Cyberkinetics. As the restricted stock is considered contingent consideration, only the 2,036,424 shares of unrestricted common stock (3,029,801 issued less 993,377 restricted shares) has been included as part of the aggregate purchase price calculation. In accordance with to SFAS No. 141 Business Combinations (SFAS No. 141) and EITF Issue No 98-3 Determining whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business , the Company determined that this transaction does not constitute a business combination and accordingly, has accounted for it as an asset purchase. The accounting for the transaction is similar to purchase accounting under SFAS No. 141, except that goodwill is not recorded.

Cyberkinetics Neurotechnology Systems, Inc .
Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

10. Acquisition of Andara Life Science, Inc. (continued)

The total consideration of $3,102,000 consisted of $2,912,000 of unrestricted Cyberkinetics common stock and approximately $190,000 in transaction costs which primarily consisted of fees paid for legal and accounting services. The Company determined the value of the common stock issued to acquire Andara based on the fair market value of the common stock on the closing date of acquisition in accordance with EITF 99-12.  The amount of consideration paid by Cyberkinetics was determined through arms-length negotiation between Cyberkinetics and Andara. There was no material pre-existing relationship between Andara or its stockholders and Cyberkinetics or any of its affiliates, directors or officers, or any associate of a director or officer of Cyberkinetics.

The fair value of the tangible and intangible assets acquired and liabilities assumed were recorded as follows:

Property and Equipment	$2,012
Intangible assets
Non-competition agreements (estimated useful lives of 3 years)	213,632
Developed technology (estimated useful lives of 10 years)	1,709,054
Acquired in process research and development	1,602,239
Current Liabilities	(425,000)
Net assets acquired	$3,101,937

The fair market value of the intangible assets acquired was based on a valuation determined using an income approach for the developed technology and a discounted cash flow analysis for the non-competition agreements and In Process Research and Development (“IPR&D”). The discount rate used in determining the net present value of the cash flows was 36% and is consistent with the overall risks of developing the projects. In determining the value of the IPR&D, the Company considered the clinical development timeline and costs, market size and nature of the industry. The value of the acquired IPR&D reflects the relative value and contribution of the acquired research and development. The IPR&D was written off immediately upon the consummation of the transaction and is presented as a separate line on the Company’s Statement of Operations. The non-competition agreements and developed technology are being amortized over their estimated useful life of three and ten years, respectively.

The Company’s Statement of Operations includes the results of operations of Andara since the date of the acquisition. For the quarter ended September 30, 2006, and for the nine months ended September 30, 2006, respectively, the Company recorded $60,529 and $151,323 of amortization expense related to the non-competition agreements and developed technology of which the entire amount was included in research and development.

The following unaudited pro forma consolidated information gives effect to the acquisition of Andara as if the acquisition occurred on January 1, 2005.

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Total revenue	$393,265	$188,575	$1,249,356	$776,165
Net loss	(2,922,679)	(2,730,688)	(8,084,765)	(7,884,069)
Net loss per share	$(0.10)	$(0.15)	$(0.29)	$(0.44)

The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisition been in effect for the periods presented, nor do they purport to be indicative of the results that may be obtained in the future.

11. License Agreements

In connection with the acquisition of Andara, Cyberkinetics became the licensee of an exclusive, sublicenseable, royalty bearing license with Purdue Research Foundation for the development and commercialization of the PRF technology pertaining to the Andara™ OFS Device and the Andara™ OFS Device Plus, and a series of neurotrophic and other drugs to be utilized with the Andara OFS Device or on their own. The Company agreed to pay milestones and royalties to PRF based upon gross receipts generated from the various licensed products. The Company has not yet generated any gross receipts related to the PRF technology. There are no milestone obligations for the Andara™ OFS Device and Andara™ OFS Device Plus as of September 30, 2006. The Company agreed to pay a 3% royalty on product sales of the Andara™ OFS Device and Andara™ OFS Device Plus. The Company may reduce, by up to 50%, the royalties due to PRF by the royalties paid to third parties provided the reductions do not exceed 50% during any given annual reporting period. For the remaining licensed products, the Company is obligated to make four milestone payments to PRF; three for the completion of each clinical trial phase I, II and III, respectively and the fourth payment at the time of the product launch. The milestone payments range from $30,000 to $1,500,000 for a successfully launched product. The Company is obligated to make annual maintenance payments to PRF of $100,000 beginning in 2009, $250,000 in 2010 through 2012 and $500,000 in 2013 and beyond. These maintenance payments may be credited against any royalties or other payments due to PRF during the same annual period. This license agreement will terminate at the later of either the expiration of the last valid claim upon the patents or the tenth-year anniversary of the first commercial shipment of a licensed product.

Cyberkinetics Neurotechnology Systems, Inc .
Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

11. License Agreements (continued)

Also in connection with the acquisition of Andara, Cyberkinetics became the licensee of an exclusive sublicenseable license with IURT for the development and commercialization of the IURT technology pertaining to the OFS Device and OFS device with a series of neurotrophic and other drugs to be utilized with the OFS Device or on their own.

12. Subsequent Event

On October 18, 2006, the Company completed a private placement whereby it sold 8,336,668 shares of its common stock (the “Shares”) and issued warrants to purchase up to 4,168,338 shares of its common stock (the “Warrant Shares”) to accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended), resulting in gross proceeds (assuming no exercise of the warrants) of approximately $10,004,000 (the transaction is referred to herein as the “Private Placement”).

C.E. Unterberg, Towbin, LLC and WBB Securities, LLC served as placement agents for the Private Placement and, for services rendered, received aggregate cash consideration of approximately $630,280. For their services, C.E. Unterberg, Towbin, LLC also received a warrant to purchase up to 337,650 shares of common stock on the same terms as the investor warrants.

The Shares were issued at a purchase price of $1.20 per share pursuant to the terms of a Securities Purchase Agreement entered into by the Company and each of the investors. Each of the investors received a five (5)-year warrant to purchase up to fifty percent (50%) of the number of Shares purchased by such investor in the Private Placement, at an exercise price per share of $1.40.

In consideration of the investment in the Private Placement, the Company granted to each investor certain registration rights on a best efforts basis with respect to the Shares and the Warrant Shares. The Company filed a Registration Statement with the Securities and Exchange Commission on December 1, 2006 to register the Shares and Warrant Shares.